As filed with the Securities and Exchange Commission on January 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CERTUSHOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6021	80-0536552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1170 Peachtree Street, NW / Suite 2300

Atlanta, Georgia 30309

Telephone: (678) 293-1045

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Milton H. Jones Jr., Chief Executive Officer and President

CertusHoldings, Inc.

1170 Peachtree Street, NW / Suite 2300

Atlanta, Georgia 30309

Telephone: (678) 293-1045

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

J. Brennan Ryan

Neil E. Grayson

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW / Suite 1700

Atlanta, Georgia 30363

Telephone: (404) 322-6218

Facsimile: (404) 322-6050

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Smaller Reporting company ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Accelerated filer ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common Stock, par value $0.001 per share	$109,358,900	$25,622.00
Class B Common Stock, par value $0.001 per share	$114,218,280

(1)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.  The registrant’s common stock is not listed on an exchange or quoted on any over-the-counter service.  Thus, there is currently no public trading market of the registrant’s common stock, and private trading of the registrant’s common stock has been limited.  Therefore, the proposed maximum aggregate offering price is based on the sales price of the registrant’s common stock in private placement transactions that were consummated with the selling stockholders hereunder on May 27, 2010 and May 10, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change.  This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission.  The selling stockholders cannot sell these securities under that registration statement until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 13, 2012

PROSPECTUS

CERTUSHOLDINGS, INC.

5,467,945 Shares of Class A Common Stock

5,710,914 Shares of Class B Common Stock

This prospectus covers the offer and resale of up to 5,467,945 shares of our Class A Common Stock and up to 5,710,914 shares of our Class B Common Stock by the selling stockholders identified in this prospectus.  All shares are being offered by those stockholders who received shares of our common stock in connection with private placement transactions that were consummated on May 27, 2010 and May 20, 2011.  We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders.  The shares of our Class A Common Stock and Class B Common Stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker dealers or agents.  The shares of our Class A Common Stock and Class B Common Stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices.  Please read “Plan of Distribution.”

The shares of our Class A Common Stock and Class B Common Stock are not listed on an exchange or quoted on any over-the-counter service. Thus, there is currently no public trading market of our Class A Common Stock and Class B Common Stock, and private trading of our stock has been limited.

Investing in our Class A Common Stock and Class B Common Stock involves risks.  You should read the section entitled “Risk Factors” beginning on page 10 for a discussion of certain risk factors that you should consider before investing in our Class A Common Stock and Class B Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Shares of our Class A Common Stock and Class B Common Stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is            , 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock and Class B Common Stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications.  Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus was prepared on our or our affiliates’ behalf or at our expense.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus.  This is only a summary and does not contain all of the information that you should consider before investing in our Class A Common Stock and Class B Common Stock.  You should read this entire prospectus, including the “Risk Factors” section beginning on page [•] and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our Class A Common Stock and Class B Common Stock.

In this prospectus, unless the context suggests otherwise, references to “CertusHoldings, Inc.,” “the Company,” “we,” “us,” and “our” mean the combined business of CertusHoldings, Inc. and its subsidiary bank, CertusBank, N.A. (the “Bank”).

References to our “Class A Common Stock” refer to our Class A voting common stock, par value $0.001 per share; references to our “Class B Common Stock” refer to our Class B non-voting common stock, par value $0.001 per share; and references to our “common stock” include our Class A Common Stock and our Class B Common Stock.

Background

We are a bank holding company headquartered in Atlanta, Georgia that is led by a management team of seasoned bankers with extensive experience managing commercial financial institutions.  We were formed in November 2009 with the goal of creating a leading regional retail and commercial banking franchise in the southeastern United States, initially through the acquisition of multiple failed bank asset and liability pools from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver.  In 2010, our investors committed to invest up to $500 million in the Company for the purpose of supporting acquisitions, including failed banks.  In May 2010, we exercised our first commitment with our investors, and we were capitalized with approximately $50.1 million.  On January 21, 2011, our subsidiary bank, CertusBank, N.A., was granted a charter to form a new national bank and the newly formed bank acquired the assets and assumed the liabilities, including substantially all of the deposits, of CommunitySouth Bank and Trust (“CommunitySouth Bank”) from the FDIC, as receiver.  Since receiving its charter in January 2011, the Bank, headquartered in Greenville, South Carolina, has bid on, and acquired, three different failed bank asset and liability pools, including CommunitySouth Bank. To support our second and third acquisitions, we drew down an additional $168.0 million in capital from our investors.

As a result of our three successful FDIC-assisted acquisitions, we have built a consumer and commercial bank with $1.8 billion in assets as of September 30, 2011, with 30 branches located in key markets in upstate South Carolina, Georgia and northern Florida.  We are the largest bank headquartered in the Greenville and Spartanburg, South Carolina metropolitan statistical area and the 14th largest bank in the State of Georgia by deposit share as of June 30, 2011.  Through our branches, we offer our customers a broad array of products including: consumer and business checking and savings accounts, on-line banking and bill pay, telephone banking, electronic statements, consumer and business debit and credit card services, ATMs, retirement planning and investment services.  In addition, we offer mortgage loans, home equity loans and lines of credit, consumer and construction loans, property management loans, commercial loans, business term loans and lines of credit, small business loans, mergers and acquisitions advisory services, loan syndications, risk management (hedging) treasury management and securitizations.

Our FDIC-Assisted Acquisitions

Our banking operations commenced on January 21, 2011, when we assumed approximately $319.5 million of deposits and acquired approximately $358.6 million of the assets of the failed CommunitySouth Bank, Easley, South Carolina, including $219.3 million in loans, net of unearned income, and $11.2 million of other real estate with a discount of $35.1 million and $1.7 million of fair value adjustments, respectively, from the FDIC, as receiver.  In connection with the acquisition, we entered into a commercial loss share agreement with the FDIC that covers approximately $211.0 million of the acquired assets and 91% of all acquired loans, including 100% of the acquired construction, commercial real estate and commercial and industrial loans, other commercial asset loans and other real estate owned.  With the acquisition of CommunitySouth Bank, we acquired six branch locations located in upstate South Carolina.

Subsequently, on May 20, 2011, we assumed approximately $572.4 million of deposits and acquired approximately $646.4 million of the assets of the failed Atlantic Southern Bank, Macon, Georgia, including $482.4 million in loans, net of unearned income, and $77.2 million of other real estate with a discount of $140.3 million and $28.1 million of fair value adjustments, respectively, from the FDIC, as receiver.  In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $585.1 million of Atlantic Southern Bank’s assets, including 100% of the acquired loans (except consumer loans) and other real estate owned.  With the acquisition of Atlantic Southern Bank, we acquired 16 branch locations located in central, southern and coastal Georgia, and one branch located in Jacksonville, Florida.

Also on May 20, 2011, we assumed approximately $654.6 million of deposits and acquired approximately $606.5 million of the assets of the failed First Georgia Banking Company, Franklin, Georgia, including $405.5 million in loans, net of unearned income, and $39.7 million of other real estate with a discount of $72.5 million and $12.5 million of fair value adjustments, respectively, from the FDIC, as receiver.  In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $452.1 million of First Georgia Banking Company’s assets, including 100% of the acquired loans (except consumer loans) and other real estate owned.  With the acquisition of First Georgia Banking Company, we acquired 12 branch locations located in the Atlanta, Sandy Springs and Marietta, Georgia metropolitan statistical area.

In this prospectus, we refer to our three completed FDIC-assisted acquisitions collectively as the “acquisitions” and refer to CommunitySouth Bank, Atlantic Southern Bank and First Georgia Banking Company collectively as the “Acquired Banks.”  In addition, we refer to loans subject to loss share agreements with the FDIC as “covered loans” and loans that are not subject to loss share agreements with the FDIC as “non-covered loans.” All of the loans and other real estate covered under the loss share agreements with the FDIC are referred to as “covered assets.”

Acquisition of Sage Southeastern Securities, Inc.

On September 25, 2011, we closed on the acquisition of Sage Southeastern Securities, Inc. (“Sage”), an Atlanta, Georgia based registered broker-dealer.  Sage provides financial advisory services and products, including investment advice, to private accounts of individual and institutional investors.  Our new business focus for Sage will be directed towards providing wealth management services to our high-net worth/premier customers.

Pending Transaction

On November 1, 2011, we agreed to purchase more than $200 million in assets and assume more than $200 million of deposits from First Guaranty Bank and Trust Company of Jacksonville, Florida, including seven branch locations and the trust division.  The transaction includes approximately $96 million in loans that were reviewed and selected by our Special Assets Group.  We did not acquire any of First Guaranty Bank and Trust Company’s non-performing or other criticized loans and the average loan-to-value ratio on the acquired loans is approximately 46%.  The acquisition is subject to regulatory approval and other customary closing conditions.  This transaction will expand our market presence in the Jacksonville, Florida market.

Executive Management Team

We have assembled a deeply talented and experienced executive management team with substantial experience in our market areas with a passion for providing superior customer service and innovative solutions to our customers.  Each member of our management team has spent a considerable amount of time heading up risk management and revenue generating businesses and also has a significant amount of experience in the acquisition and integration of banks.  Our executive management team, which consists of the following individuals, has over 100 years of combined experience at the highest levels of both large and small financial institutions:

Milton H. Jones Jr., our Chairman, Chief Executive Officer and President, is a 32-year veteran of Bank of America and its predecessor companies, most recently serving as the Georgia Market President of Bank of America, which had more than $12 billion in retail deposits, 155 branches and 7,000 associates.  Prior to that, Mr. Jones was the Global Quality and Productivity Executive for Bank of America and President of the Mid-South Region of Bank

of America.  Mr. Jones was also the former Global Finance Services Group Executive at Bank of America, President of Dealer Financial Services, Chief Technology Infrastructure Officer and held senior executive roles in the finance organization, supporting the services company and general bank.

Walter L. Davis, our Vice Chairman and Chief Credit Officer, has over 23 years of experience in loan originations, syndications and default management and is the former Executive Vice President of Retail Credit and Direct Lending of Wachovia Corporation, where he was responsible for leading Wachovia’s nationwide originations, servicing, settlement services and default management organizations for the bank’s $70 billion consumer credit portfolio.  Prior to his tenure at Wachovia, Mr. Davis was at Bank of America where he was a Principal in the Real Estate Syndicated Capital Markets Group.

Charles M. Williams, our Vice Chairman and Chief Operating Officer, has over 29 years of consumer, commercial and investment banking experience, most recently as the Managing Director and Chief Administrative Officer of the Global Corporate and Investment Bank of Bank of America.  In this role, he managed the investment bank’s global infrastructure, including strategic investments, central funding, operational risk, capital management and reporting, information research, operations, off-shoring, financial reporting and business risk controls.  Mr. Williams was a member of the Board of Managers of Banc of America Securities, LLC and a senior member of the Global Market Risk Committee and also the former Chairman and President of Bank of America Overseas Corporation and Bank of America International Finance Corporation.

K. Angela Webb, our Senior Executive Vice President and Chief Administrative Officer, served more than 20 years at Wachovia Bank and its predecessors and is the former Human Resources Executive and Senior Manager of Wachovia Bank’s General Bank’s Mortgage and Retail Credit Division.  Ms. Webb was responsible for managing a team of human resource professionals that provided strategic and consultative leadership and tactical execution to a client group of more than 15,000 employees in 40 states.  Ms. Webb also served as a business consultant and collaborated with the General Bank senior managers to build and/or expand centralized underwriting centers across the east coast to support its branch network.

R. Hampton Painter III, our Senior Executive Vice President and Chief Financial Officer, has over 29 years of experience in financial management and reporting and is the former Chief Financial Officer, Treasurer and Secondary Marketing Manager of Plantation Financial Corporation where his duties ranged from accounting and treasury operations to secondary marketing, pricing and interest rate risk management.  Prior to that, Mr. Painter co-founded First Trust Mortgage Corporation of the South, a multi-state mortgage banking company headquartered in Greenville, South Carolina and served as its Chief Financial Officer and Secretary/Treasurer from 1996 until its sale in 2002.

Corporate Governance

Our Board of Directors is tasked with ensuring that we have adequate policies and controls and comply with all rules and regulatory requirements.  All but one of our independent board members also serve on the board of directors of major companies, such as Aflac, Southwest Airlines and AutoNation.

Market Areas

We view our market as the southeastern region of the United States (i.e. Virginia, North Carolina, South Carolina, Georgia, Tennessee and northern Florida), with a particular emphasis on the Carolinas, Georgia and northern Florida.  We believe that these markets have highly attractive demographic, economic and competitive dynamics that are consistent with our objectives and favorable to executing our acquisition and organic growth strategy.

Our three acquisitions have established an initial footprint in upstate South Carolina, Georgia and northern Florida.  We established the Bank’s headquarters in Greenville, South Carolina, which is located along the I-85 corridor between Charlotte, North Carolina and Atlanta, Georgia, because we believe it offers both a favorable centralized location within our market area as well as a strong economic base with a wide diversity of economic activity.  Greenville County serves as the U.S. headquarters for Bausch and Lomb, Michelin Tires and BMW.  In

addition, there are more than 100 suppliers that support these companies located throughout Anderson, Greenville, Greer and Spartanburg, South Carolina.

The following table shows key demographic information about our current market areas:

(dollars in thousands, except for Household Income, which is in actual dollars)

CertusBank		Total Market Area
Market	June 30, 2011	Total Deposits in Market	Four- Year Deposit	2010	2010-2015 Projected Population	2010 Median Household	2010-2015 Projected Growth in Household
Area	Deposits	Area(1)	CAGR(2)	Population(3)	Growth(3)	Income(3)	Income(3)

South Carolina
Greenville-Mauldin- Easley	$227,948	$12,908,126	2.6%	644,096	7.4%	$50,114	11.4%
Spartanburg	48,077	4,211,351	5.2%	289,999	7.7%	48,476	10.1%
Anderson	21,405	2,321,671	0.3%	188,227	7.0%	45,807	12.7%

Georgia
Macon	254,365	3,234,706	(3.2)%	233,606	1.2%	45,757	14.5%
Atlanta-Sandy Springs-Marietta	215,348	115,537,726	1.0%	5,611,180	10.1%	68,106	14.9%
Columbus	117,861	7,314,600	8.8%	294,464	1.9%	42,819	16.0%
Warner Robbins	87,951	1,279,679	(2.2)%	139,553	8.4%	55,574	11.8%
Savannah	65,413	5,224,363	(0.3)%	346,746	7.6%	49,609	16.3%
Brunswick	61,153	1,959,026	0.1%	106,631	5.7%	44,291	17.6%
Dalton	57,639	1,937,593	0.1%	137,874	2.5%	46,179	14.3%
Cornelia	56,080	817,341	(4.1)%	44,830	7.0%	42,733	12.3%
Athens-Clarke	35,250	2,977,921	1.7%	196,366	7.2%	41,946	20.1%
Valdosta	21,334	2,134,794	2.0%	135,484	5.2%	39,110	16.2%
Fort Valley	21,063	161,936	(6.9)%	26,953	5.6%	40,488	13.0%

Florida
Jacksonville(4)	$44,158	$46,808,280	12.4%	1,389,042	7.1%	$54,392	11.9%
Total	$1,335,045

Source:  SNL Financial, except where otherwise noted.

(1)       Deposit data is for banks and thrifts only and does not include credit unions.

(2)       Compound Annual Growth Rate from June 30, 2007 through June 30, 2011.

(3)       Source: ESRI, as provided by SNL Financial.  Demographic data is provided by ESRI based primarily on US Census data.  For non-census year data, ESRI uses samples and projections to estimate the demographic data.

(4)       Deposit data is not provided on a pro forma basis to reflect the pending acquisition of First Guaranty Bank and Trust Company.

Our Business Strategy

Our business strategy is to build a leading regional retail and commercial bank in the southeastern United States, and we believe our current capital base, geographic footprint and infrastructure provide us with a strong platform to build from.  We have created a robust integration process, a brand name that is growing in recognition and have assembled a highly talented team capable of managing our growth.

Based on our analysis and in-market experience, we believe that a number of banks in the Carolinas and Georgia will be taken into receivership by the FDIC.  We also expect that a number of banks in our target markets will continue as operating banks, but with deficient capital levels and little or no ability to grow.  We believe this distress in our markets provides us with an opportunity to increase our market share in what we believe are very attractive markets in the southeastern United States.  We expect that our acquisition activity will be the primary driver of our growth over the next few years, including additional FDIC-assisted acquisitions and conservatively structured open bank transactions located in our target markets.

We believe that our focus on our target markets will also provide long-term opportunities for organic growth.  Our key organic growth strategies are:

•                  Expand Our Target Customer Base.  We believe our geographic footprint provides us with a rich opportunity to increase our “share of wallet” by improving service levels and product offerings for our existing and new mass market, mass affluent, affluent, micro-business, community development, small business and commercial customers.

•                  Offer an Array of Products. We offer a product set that is comprehensive which will allow us to broaden overall customer relationships profitably, is complementary to core products and services, is sticky (i.e. has high switching costs) and supports our expanded target customer base.

•                  Innovation.  We have and will continue to invest in cost-effective innovation technologies that provide our customers with electronic access to our products and services.

•                  Product Cross-Sell.  We have developed unique product bundles that are attractively priced to promote adoption of use.

•                  Customer Education.  Customer education enhances overall satisfaction and generates opportunities to promote adoption of new products/services, enhances cross-selling opportunities, and is a welcomed reinvestment in the communities we serve.

•                  Customer Service. Unparalleled customer service is a critical component of our culture. We place a great amount of emphasis on providing customers with distinctive, unparalleled service. Teammates are rewarded for demonstrating exemplary customer service, identifying customer needs, services and sales effectiveness.

•                  Optimize Use of Channels. We have established a continuous process for rationalizing customer delivery channels (e.g. branch, ATM, on-line, telephone, mobile). Our analytical approach includes a combination of historical trends and customer behavioral data to optimize our delivery channels.

Risk Management

Our risk management framework and culture starts with the tone at the top that has been established by the Board of Directors.  We have developed comprehensive risk management policies and procedures, and every member of the executive management team is responsible for monitoring activities across the Bank through risk assessments, training programs, exception reports, incentive score cards, and emphasizing the importance of risk and compliance in regular periodic team meetings. Various risk and control committees independently assess the day-to-day risks impacting the Bank. We believe that our core competency is balancing risks and rewards in order to grow a well-controlled and consistently profitable financial institution.  Our culture recognizes teammates that demonstrate strong risk management and compliance performance. Ultimately, it is our view that the risk management commitment, culture and programs that we established serve as the foundation for our current and long term success.

Our Competitive Strengths

•                  Disciplined Management Team with Execution Capabilities.  We have a disciplined, thorough and patient management team with a proven track record of acquiring failed or failing financial institutions, and integrating them into a strong and profitable franchise. We believe our disciplined and balanced approach coupled with strong analytics will allow us to grow properly and profitably.

•                  Products and Services.  Our suite of products is evolving as we tailor them to meet the needs of our customers.  We intend to combine innovation with unparalleled customer service to enhance and create products that customers truly want and not what is simply available.  We value “customer listening” and have designed processes to capture customer feedback in order to continuously improve products, pricing and delivery channels.

We have designed a broad set of product and service offerings that better meets the needs of customers’ financial goals because it is targeted to specific customer segments.  Our mass market customer products and services include, among other things, self-directed brokerage, mutual funds, personal trust, credit life and disability insurance, online and mobile banking in addition to basic banking services.  Our mass affluent and affluent customer products and services are typically more sophisticated, such as asset management, foreign exchange, full service brokerage, tax planning and retirement planning.  Our small business and commercial banking teams work together with our advisory services and process improvement teams to develop unique and innovative solutions to companies of every size and in every industry in our geographic footprint.

•                  Talent Acquisition.  Our approach to business development and relationship management emphasizes a team approach in order to deliver comprehensive solutions and expanded services to our entire customer base regardless of size or complexity.  We have invested in, and have been successful in attracting, a talented team with years of experience and significant relationships in our target markets.

Risk Factors

For a discussion of certain risk factors you should consider before making an investment, see “Risk Factors” beginning on page [•].

Company Information

Our principal executive offices are located at 1170 Peachtree Street, NW, Suite 2300, Atlanta, Georgia 30309, and our telephone number is (678) 293-1045.  Our website address is www.bhc.us.com.com.  The information and other content contained on our website are not part of this prospectus.

The Offering

We issued and sold 5,420,470 shares of our Class A Common Stock, 5,484,525 shares of our Class B Common Stock, and warrants to purchase 273,864 shares of Class B Common Stock in private placement transactions to the selling stockholders that closed on May 27, 2010 and May 20, 2011.  Prior to the May 2011 closing, certain lead investors converted 47,475 shares of Class B common stock to Class A common stock to comply with regulatory requirements.  This prospectus covers the resale by the selling stockholders of such shares of Class A Common Stock and Class B Common Stock, as described below:

Common stock offered by selling stockholders(1)	5,467,945 shares of Class A Common Stock and 5,710,914 shares of Class B Common Stock.

Common stock outstanding	5,941,620 shares of Class A Common Stock and 5,437,050 shares of Class B Common Stock as of December 31, 2011.

Dividend policy

We have never paid cash dividends to holders of our common stock. We do not anticipate paying cash dividends on shares of our common stock for the foreseeable future. Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. In addition, our operating agreement with the Office of the Comptroller of the Currency, or the OCC (the “OCC Agreement”) (which was entered into in connection with the acquisition of CommunitySouth Bank), prohibits the Bank from paying a dividend to us prior to January 21, 2014, without prior written approval of the OCC and assuming certain other conditions are met. See “Dividend Policy” and “Supervision and Regulation—Dividends.”

Use of proceeds	All proceeds of this offering will be received by the selling stockholders for their own accounts. See “Use of Proceeds” on page [•].

Market for our common stock

Our common stock is not listed on an exchange or any over-the-counter service. Thus, there is currently no public trading market of our common stock, and private trading of our common stock has been limited.

Risk Factors	You should read the “Risk Factors” beginning on page [•], as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)             See “Selling Stockholders” for more information on the selling stockholders.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data.  You should read this information in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.  The summary historical consolidated financial information set forth below as of and for the nine months ended September 30, 2011 is derived from our unaudited financial statements included elsewhere in this prospectus.  Our historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance. The notes to this table are on the following page.

(dollars in thousands, except per share data)	Nine Months Ended September 30, 2011
(unaudited)
Summary Results of Operations Data
Interest income	$32,764
Interest expense	5,382
Net interest income	27,382
Provision for loan losses	2,118
Net interest income after provision for loan losses	25,264
Non-interest income	110,093
Non-interest expenses	37,240
Income before income tax expense	98,117
Income tax expense	34,336
Net income	$63,781
Per Share Data
Earnings
Basic and diluted, Class A	$9.08
Basic and diluted, Class B	$9.08
Tangible book value	$22.32
Weighted average shares outstanding
Basic and diluted, Class A	3,573
Basic and diluted, Class B	3,025
Performance Ratios
Return on average assets(1)	7.99%
Return on average equity(2)	58.82%
Net interest margin	4.03%
Interest rate spread	3.99%
Efficiency ratio(3)	27.09%
Average interest-earning assets to average interest-bearing liabilities	94.71%
Average loans receivable to average deposits	63.26%
Cost of interest-bearing liabilities	0.84%
Asset Quality
Non-performing loans to loans receivable (4)	2.12%
Covered under loss sharing agreements with the FDIC	2.08%
Not covered under loss sharing agreements with the FDIC	0.04%
Non-performing assets to total assets	5.67%
Covered under loss sharing agreements with the FDIC	5.65%
Not covered under loss sharing agreements with the FDIC	0.02%
Allowance for loan and lease losses (ALLL) to non-performing loans	12.69%
Capital Ratios
Average equity to average total assets	13.59%
Tier 1 leverage ratio	13.87%
Tier 1 risk-based capital ratio	43.70%
Total risk-based capital ratio	44.07%

(1)          Annualized net income divided by average total assets.

(2)          Annualized net income divided by average equity.

(3)          Noninterest expenses divided by sum of net interest income and noninterest income.

(4)          Non-performing loans include nonaccrual loans and loans excluded from ASC Topic 310-30 which are past due 90 days or more and still accruing interest.

(dollars in thousands)	September 30, 2011
(unaudited)
Summary Balance Sheet Data
Cash and cash equivalents	$528,052
Investment securities	230,390
Loans receivable
Not covered under FDIC loss sharing agreements	31,194
Covered under FDIC loss sharing agreements	755,893
Allowance for loan and lease losses	(2,118)
Net loans	784,969
Loans held for sale	736
Other real estate owned
Not covered under FDIC loss sharing agreements	63
Covered under FDIC loss sharing agreements	86,554
FDIC indemnification asset	178,244
Goodwill and other intangible assets, net	6,342
Other assets	6,574
Total assets	$1,821,924
Deposits	1,481,032
Advances from Federal Home Loan Bank (FHLB)	16,034
Other liabilities	64,787
Total liabilities	1,561,853
Stockholders’ equity	260,071
Total liabilities and stockholders’ equity	$1,821,924

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information in this prospectus including our consolidated financial statements and the related notes thereto, before deciding whether to invest in our common stock.  If any of the following risks actually occurs, our business, prospects, financial condition, results of operations and cash flow could be materially adversely affected.  In such an event, the value of our common stock could decline and you could lose all or part of your investment.

You should not place undue reliance on any forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

Risks Related to Our Business

We have recently completed three FDIC-assisted acquisitions and have a limited operating history from which investors can evaluate our profitability and prospects.

The Company was organized in November 2009 and acquired certain of the assets and assumed certain of the liabilities of three failed banks from the FDIC, as receiver, in 2011.  We have completed the process of integrating one of the acquired banking platforms and we are in the process of integrating the remaining acquired banking platforms.  Because our banking operations began in 2011, we do not have a meaningful operating history upon which investors can evaluate our operational performance or compare our recent performance to historical performance.  Although we acquired certain assets and assumed certain liabilities of three failed financial institutions which had operated for longer periods of time than we have, their business models and experiences are not reflective of our plans. Moreover, given that most of the loans and other real estate owned we acquired in our acquisitions are covered by loss sharing agreements with the FDIC, the historical financial results of the acquired failed banks are immaterial to an understanding of our future operations.  In addition, our business since January 21, 2011 and for the immediate future relies heavily on our acquisition activities, on our loss share resolution business and on the remediation and disposal of assets we acquired from the FDIC and is fundamentally different from the business of the acquired failed banks. Certain other factors may also make it difficult to predict our future financial and operating performance including, among others:

•                  our current asset mix (which is comprised primarily of cash, investment securities and the legacy loan portfolios that were acquired from the FDIC), loan quality and allowance for loan and lease losses are not representative of our anticipated future asset mix, loan quality and allowance for loan and lease losses, which may change materially as we commence meaningful organic loan origination and banking activities and grow through future acquisitions;

•                  our significant cash reserves and short term investment portfolio, which result in large part from the proceeds of our 2010 and 2011 private placement financings and cash payments from the FDIC in connection with our FDIC-assisted failed bank acquisitions are not necessarily representative of our future cash position; and

•                  our cost structure and capital expenditure requirements during the transitional periods for which financial information is available are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform.

Recent negative developments in the financial industry and the current economic environment pose significant challenges for our industry and us and could adversely affect our business, financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Recent negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets in general, and the economy has continued to be weak in 2011, both nationally and in our Georgia, upstate South Carolina and north Florida markets.  As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances have deteriorated at many institutions, and the competition for deposits and quality loans has increased significantly.  Global securities markets, and bank and bank holding company stock prices in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets.

Financial institutions like us have been, and may continue to be, affected by sharp declines in the real estate market, including falling home prices and increasing delinquencies, foreclosures and increased unemployment.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  Those concerns have lead to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity.  We do not expect these difficult conditions to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects on us.

As a result, we may face the following risks:

•                   economic conditions that negatively affect housing prices and the job market may cause the credit quality of our loan portfolios to deteriorate;

•                   market developments that affect consumer confidence may cause adverse changes in payment patterns by our customers, causing increases in delinquencies and default rates on loans and other credit facilities;

•                   the processes that we use to estimate our allowance for loan and lease losses and reserves may no longer be reliable because they rely on judgments, such as forecasts of economic conditions, that may no longer be capable of accurate estimation;

•                   the value of our securities portfolio may decline; and

•                   we face increased regulation of our industry, and the costs of compliance with such regulation may increase.

These conditions or similar ones may continue to persist or worsen, causing us to experience continuing or increased adverse effects on our business, financial condition, results of operations and the price of our common stock.

If, over the next two to three years, we are unable to replace the revenue we expect to derive from the continued realization of accretable discounts on our acquired loans and the FDIC indemnification asset with new loans and other earning assets, our financial condition and earnings may be adversely affected.

As a result of the three FDIC-assisted acquisitions we have made over the past 12 months and the negative purchase price associated with each acquisition, we anticipate that a significant portion of our income over the next two to three years will be derived from the continued realization of accretable discounts on the loans that we purchased in our FDIC-assisted acquisitions and from the FDIC indemnification asset.  For the period ended September 30, 2011, we recognized $25.0 million of income, or 76.3% of our total interest income for the period, from the realization of accretable discounts on our acquired loans.  The accretable discount on the acquired loans will be recognized into interest income over the estimated life of the covered loan portfolio.  Furthermore, the discount recorded on the FDIC indemnification asset will be accreted into non-interest income using the level yield method over the estimated life of the FDIC indemnification asset.  During the period, if we are unable to replace our acquired loans and the related accretion with new performing loans and other earning assets due to a decline in loan demand, competition from other financial institutions in our markets or if current economic conditions continue or further deteriorate, our financial condition and earnings may be adversely affected.

We may decide to make future acquisitions, which could expose us to additional risks.

We periodically evaluate opportunities to acquire additional financial institutions, including additional purchases from the FDIC.  As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity.

Our acquisition activities could be material and could require us to use a substantial amount of cash, other liquid assets, and/or incur debt.  In addition, if goodwill recorded in connection with our potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized.

Our acquisition activities could involve a number of additional risks, including the risks of:

•                   incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•                   using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•                   incurring time and expense required to integrate the operations and personnel of the combined businesses, creating an adverse short-term effect on results of operations; and

•                   losing key employees and customers as a result of an acquisition that is poorly received.

We may be exposed to difficulties in combining the operations of acquired institutions, including the three banks we acquired from the FDIC, into our own operations, which may prevent us from achieving the expected benefits from our acquisition activities.

We may not be able to fully achieve the strategic objectives and operating efficiencies that we anticipate in our acquisition activities, including our recent acquisition of the three separate banks we acquired from the FDIC, as receiver.  Inherent uncertainties exist in integrating the operations of an acquired institution.  In addition, the markets in which we and our potential acquisition targets operate are highly competitive.  We may lose customers or the customers of an acquired institution as a result of an acquisition.  We also may lose key personnel from the acquired institution as a result of an acquisition.  We may not discover all known and unknown factors when examining an institution for acquisition during the due diligence period.  These factors could produce unintended and unexpected consequences.  Undiscovered factors as a result of an acquisition could bring civil, criminal and financial liabilities against us, our management and the management of the institutions we acquire.  These factors could contribute to our not achieving the expected benefits from our acquisitions within desired time frames, if at all.

Our business is subject to interest rate risk, and fluctuations in interest rates may adversely affect our earnings and capital levels and overall results.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates.  Changes in interest rates may affect our net interest income as well as the valuation of our assets and liabilities.  Our earnings depend significantly on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings.  We expect to periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa.  In either event, if market interest rates move contrary to our position, this “gap” may work against us, and our earnings may be adversely affected.

An increase in the general level of interest rates may also, among other things, adversely affect the demand for loans and our ability to originate loans.  Conversely, a decrease in the general level of interest rates, among other things, may lead to prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.  Accordingly, changes in the general level of market interest rates may adversely affect our net yield on interest-earning assets, loan origination volume and our overall results.

Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in the general level of market interest rates, those rates are affected by many factors outside of our control, including inflation, recession, unemployment, money supply, international disorder and instability in domestic and foreign financial markets.  We may not be able to accurately predict the likelihood, nature and magnitude of those changes or how and to what extent they may affect our business.  We also may not be able to adequately prepare for or compensate for the consequences of such changes.  Any failure to predict and prepare for changes in interest rates or adjust for the consequences of these changes may adversely affect our earnings and capital levels and overall results.

We depend on our management team, and the loss of our senior executive officers or other key employees could impair our relationship with customers and adversely affect our business and financial results.

Our success largely depends on the continued service and skills of our existing management team, including Milton H. Jones Jr., our Chairman, Chief Executive Officer and President, Charles M. Williams, our Vice Chairman and Chief Operating Officer, Walter L. Davis, our Vice Chairman and Chief Credit Officer, K. Angela Webb, our Chief Administrative Officer and Senior Executive Vice President and R. Hampton Painter III, our Senior Executive Vice President and Chief Financial Officer, as well as other key employees with long-term customer relationships.  Our growth strategy is built primarily on our ability to retain employees with experience and business relationships within their respective segments.  The loss of one or more of these key personnel could have an adverse effect on our business because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel.

FDIC-assisted acquisition opportunities may not become available to us, and increased competition may make it more difficult for us to bid on failed bank transactions on terms we consider to be acceptable.

Our near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership.  The FDIC may not place banks that meet our strategic objectives into receivership.  Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the non-deposit liabilities that we assume.  In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction.  The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.

If we fail to effectively manage credit risk, our business and financial condition will suffer.

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral.  The substantial majority of our loans were acquired in our three FDIC-assisted transactions and are covered by loss share agreements with the FDIC.  In addition, a primary component of our strategy is to grow our small business and retail lending activity.  There is no assurance that our credit risk monitoring and loan approval procedures are or will be adequate or will reduce the inherent risks associated with lending.  Our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of our loan portfolio.  Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We expect to depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities.  Our future growth will largely depend on our ability to retain and grow a strong deposit base.  Because a majority of our existing deposit base consists of higher than average cost time deposits that were acquired from failed banks, it may prove harder to maintain and grow our deposit base than would otherwise be the case.  We are also working to transition certain of our customers to lower cost traditional banking deposit services as higher cost funding sources, such as high interest certificates of deposit, mature. Many banks in our markets are struggling to maintain depositors in light of the recent financial crisis, and there may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest margins.  There is no assurance customers will transition to lower yielding savings and investment products or continue their business with the Bank, which could adversely affect our operations.  Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into investments (or similar deposit products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income.  Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal agencies, including the OCC, the Federal Reserve and the FDIC.  Our compliance with these regulations is costly and restricts our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices.  Our failure to comply with these requirements can lead to, among other remedies, administrative enforcement actions, termination or suspension of our licenses, rights of rescission for borrowers, and class action lawsuits.  Many of these regulations are intended to protect depositors, the public and the FDIC rather than our stockholders.  The laws and regulations applicable to the banking industry are changing rapidly to reflect the government’s concerns about the economy and the banking system, and these changes may adversely affect our business and profitability.  Changes to statutes, regulations or regulatory policies, and the interpretation and implementation of new statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products.

In addition, following the effective date of our registration statement, we will become subject to the requirements of the Sarbanes-Oxley Act of 2002.  Failure to have in place adequate programs and procedures could cause us to have weakness in our internal control environment, putting us and our stockholders at risk of loss.

These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.

We are subject to substantial regulatory limitations that limit the way in which we may operate our business.

The Bank is subject to specific requirements pursuant to the OCC Agreement it entered into with the OCC in connection with our acquisition of CommunitySouth Bank. The OCC Agreement requires, among other things, that the Bank maintain various financial and capital ratios and provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer of the Bank.

The Bank (and, with respect to certain provisions, the Company) is also subject to a separate Order of the FDIC, dated January 21, 2011 (the “FDIC Order”) issued in connection with the FDIC’s approval of the Bank’s application for deposit insurance. The FDIC Order requires, among other things, that during the first three years following our acquisition of CommunitySouth Bank, the Bank must obtain the FDIC’s approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those plans to the FDIC and comply with the applicable requirements of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions.  Additionally, the FDIC Order requires the Bank to maintain a ratio of tier 1 common equity to total assets equal to at least 10% during such three-year period and to remain “well capitalized” thereafter.

A failure by us or the Bank to comply with the requirements of the OCC Agreement or the FDIC Order, or the objection by the OCC or the FDIC to any materials or information submitted pursuant to the OCC Agreement or the FDIC Order, could prevent us from executing our business strategy and materially and adversely affect us.

Regulatory reform of the U.S. banking system may adversely affect us.

On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which, among other things, changes the oversight and supervision of financial institutions, introduces minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices.

Other recent developments include:

•                   the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations; and

•                   proposals to limit a lender’s ability to foreclose on mortgages or make those foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home.

These initiatives may increase our expenses or decrease our income.  Further, the overall effects of these and other legislative and regulatory efforts on the financial markets remain uncertain, and they may not have the intended results.  These efforts may even have unintended harmful consequences on the U.S. financial system and our business.  Should these or other legislative or regulatory initiatives have unintended effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, we may need to modify our strategies and business operations in response to these changes.  We may also incur increased capital requirements and constraints or additional costs to satisfy new regulatory requirements.  Given the volatile nature of the current market and the uncertainties underlying efforts to mitigate or reverse disruptions, we may not timely anticipate or manage existing, new or additional risks, contingencies or developments in the current or future environment.  Our failure to do so could materially and adversely affect our business, financial condition, results of operations and prospects.

The recent downgrade of the U.S. government’s sovereign credit rating by Standard & Poor’s Ratings Services, and any future rating agency action with respect to the U.S. government’s sovereign credit rating, could have a material adverse effect on us. Further, the current debt crisis in Europe, and the risk that certain countries may default on their sovereign debt, and the resulting impact on the financial markets, could have a material adverse effect on our business, results of operations and financial condition.

On August 2, 2011, Moody’s confirmed the U.S. government’s existing sovereign rating, but stated that the rating outlook is negative, and also on August 2, 2011, Fitch affirmed its existing sovereign rating of the U.S. government, but stated that the U.S. government’s rating is under review.  On August 5, 2011, Standard & Poor’s downgraded the United States long-term debt rating from its AAA rating to AA+.  On August 8, 2011, Standard & Poor’s downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt.  These downgrades, any future downgrades, as well as the perceived creditworthiness of U.S. government-related obligations, could impact our ability to obtain, and the pricing with respect to, funding that is collateralized by affected instruments and obtained through the secured and unsecured markets. We cannot predict how this or any further downgrades to the U.S. government’s sovereign credit rating, or its perceived creditworthiness, will impact economic or capital markets conditions generally. It is possible that any such impact could have a material adverse effect on our business, results of operation, and financial position.

In addition, the current crisis in Europe has created uncertainty with respect to the ability of certain European Union countries to continue to service their sovereign debt obligations. These conditions have adversely impacted financial markets and have created substantial volatility and uncertainty, and will likely continue to do so. Risks related to this have had, and are likely to continue to have, a negative impact on global economic activity and the financial markets. As these conditions persist, our business, results of operation, and financial condition could be materially adversely affected.

We will incur increased costs as a result of being a public company.

As a privately held company, we were not responsible for the corporate governance and financial reporting practices and policies required of a publicly traded company.  Following the effective date of this registration statement, we will be a public company.  As a public company, we will incur significant legal, accounting and other expenses that we did not incur in the past and are not reflected in our historical financial statements.  In addition, the Sarbanes-Oxley Act, as well as new rules implemented by the SEC under the Dodd-Frank Act, will require changes in corporate governance practices.  We expect that these rules and regulations will increase our legal and financial compliance costs.

If our allowance for loan and lease losses is not sufficient to cover actual loan losses, our earnings will be adversely affected.

Like other financial institutions, we are exposed to the risk that our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral.  As a result, we may experience significant loan losses that may have a material adverse effect on our operating results and financial condition.

We maintain an allowance for loan and lease losses in an attempt to cover loan losses inherent in our loan portfolio.  In addition, as we increase our loan origination, the percentage of our loan portfolio not covered by FDIC loss share agreements will increase. As such, the long-term success of our business will be largely attributable to the quality of our assets, particularly newly-originated loans.  In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions.  We also make various assumptions and judgments about the collectibility of our loan portfolio, including the diversification in our loan portfolio, the effect of changes in the economy on real estate and other collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period and the amount of non-performing loans and related collateral security.  If our assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio.  Material additions to the allowance for loan and lease losses would materially decrease our net income and adversely affect our financial condition generally.

In addition, federal regulators periodically review our allowance for loan and lease losses and may require us to increase our allowance for loan and lease losses or recognize further loan charge-offs, based on judgments different than our management.  Any increase in our allowance for loan and lease losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

We are exposed to higher credit risk by construction and development, commercial real estate, and commercial and industrial lending.

Construction and development, commercial real estate, and commercial and industrial lending usually involve higher credit risks than single-family residential lending.  As of September 30, 2011, the following loan types accounted for the stated percentages of our total loan portfolio: real estate construction and development and land — 26.8%, commercial real estate — 32.3%, and commercial and industrial — 7.0%.  As of September 30, 2011, of these loans, 98.9% are covered by loss share agreements with the FDIC.  However, over time, we expect that the number of non-covered loans in these categories will increase.  These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers.  These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Risk of loss on a construction and development loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest), the availability of permanent take-out financing and the builder’s ability to ultimately sell the property.  During the construction phase, a number of factors can result in delays and cost overruns.  If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses.  These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself.  In addition, the assets securing the loans have the following characteristics: (a) they depreciate over time, (b) they are difficult to appraise and liquidate, and (c) they fluctuate in value based on the success of the business.

Construction and development loans, commercial real estate loans, and commercial and industrial loans are more susceptible to a risk of loss during a downturn in the business cycle.  Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of September 30, 2011, our outstanding commercial real estate loans were equal to 97.8% of our total capital.  The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Changes in local economic conditions where we operate could have a negative effect.

Our success depends significantly on growth in population, income levels, deposits and housing starts in our markets in Georgia, South Carolina and north Florida.  The local economic conditions in these areas have a significant effect on our loans, the ability of borrowers to repay our loans, and the value of the collateral securing our loans.  Adverse changes in, and further deterioration of, the economic conditions of the Southeastern United States in general or any one or more of our local markets could negatively affect our financial condition, results of operations and our profitability.  A continuing deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business:

•                   loan delinquencies may increase;

•                   problem assets and foreclosures may increase;

•                   demand for our products and services may decline; and

•                   collateral for loans that we make, especially real estate, may decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer.  Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation.  We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions.  We also compete with local community banks in our market.  We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability.  In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

Future growth or operating results may require us to raise additional capital, but that capital may not be available or may be dilutive.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations.  We may at some point need to raise additional capital to support our operations and any future growth.

Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control and largely do not depend on our financial performance.  Accordingly, we may be unable to raise capital when needed or on favorable terms.  If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and business.  These restrictions could negatively affect our ability to operate or further expand our operations through loan growth, acquisitions or the establishment of additional branches.  These restrictions may also result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as the Bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system.  An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Recent market developments and bank failures significantly depleted the FDIC’s Deposit Insurance Fund, and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, banks are now assessed deposit insurance premiums based on the bank’s average consolidated total assets, and the FDIC has modified certain risk-based adjustments which increase or decrease a bank’s overall assessment rate.  This has resulted in increases to the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions.  If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance.  If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels.  Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities, or otherwise negatively impact our operations.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes.  Our critical accounting policies, which are included in this registration statement, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures.  As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

Our financial results are significantly based on loss share accounting, which is subject to assumptions and judgments made by us, our accountants and the regulatory agencies to whom we report such information.  Loss share accounting is a complex accounting methodology.  Many of the decisions management makes regarding the application of this accounting methodology are subject to question or revision by our accountants and the various regulatory agencies to whom we report.  As such, any financial information generated through the use of loss share accounting is subject to modification or change.  Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results.

Our financial information reflects the application of purchase accounting.  Any change in the assumptions used in such methodology could have a material adverse effect on our results of operations.

We have acquired a significant majority of our assets and assumed a significant majority of our liabilities in our three FDIC-assisted acquisitions and our financial results are heavily influenced by the application of purchase accounting.  Purchase accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value.  If these assumptions are incorrect or our accountants or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition or results of operations or our previously reported results.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

We will have to respond to future technological changes.  Specifically, if our competitors introduce new banking products and services embodying new technologies, or if new banking industry standards and practices emerge, then our existing product and service offerings, technology and systems may be impaired or become obsolete.  Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, then we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations.  The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies.  These changes may be more difficult or expensive than we anticipate.

Risks Related to the Acquisition of the Acquired Banks

We are subject to risks related to FDIC-assisted transactions.

The ultimate success of our past FDIC-assisted transactions, and any FDIC-assisted transactions in which we may participate in the future, will depend on a number of factors, including our ability:

•                   to fully integrate, and to integrate successfully, the branches acquired into the Bank’s operations;

•                   to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•                   to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•                   to effectively compete in new markets in which we did not previously have a presence;

•                   to deploy the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•                   to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•                   to retain and attract the appropriate personnel to staff the acquired branches;

•                   to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches; and

•                   to reasonably estimate cash flows for acquired loans to mitigate exposure greater than estimated losses at the time of acquisition.

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences to our new customers or potentially increase the effectiveness of competing financial institutions in attracting our customers.  We anticipate challenges and opportunities because of the unique nature of each acquisition.  Integration efforts will also likely divert our management’s attention and resources.  We may be unable to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions.  We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially.  Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage effectively any growth resulting from FDIC-assisted transactions.

Our willingness and ability to grow acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain the key personnel whom we hire or transfer in connection with FDIC-assisted transactions.  Our failure to retain these employees could adversely affect the success of FDIC-assisted transactions and our future growth.

Our ability to continue to receive the benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.

We are the beneficiary of loss share agreements with the FDIC that call for the FDIC to fund a portion of our losses on a majority of the assets we acquired in connection with our recent FDIC-assisted transactions.  To recover a portion of our losses and retain the loss share protection, we must comply with certain requirements imposed by the agreements.  The requirements of the agreements relate primarily to our administration of the assets covered by the agreements, as well as our obtaining the consent of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits.  For example, any merger or consolidation of the Company or the Bank with or into another company, if the stockholders of the Company or the Bank will own less than 66 2/3% of the consolidated entity, requires the consent of the FDIC.

When the consent of the FDIC is required under the loss share agreements, the FDIC may withhold its consent or may condition its consent on terms that we do not find acceptable.  If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, we may be unable to engage in a corporate transaction that might otherwise benefit our stockholders or we may elect to pursue such a transaction without obtaining the FDIC’s consent, which could result in termination of our loss share agreements with the FDIC which could have a material adverse effect on our financial condition, results of operations and cash flows.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with the acquisition of the Acquired Banks and the loss sharing agreement with the FDIC may not cover all of those charge-offs.

In connection with the acquisition of the Acquired Banks, we acquired a significant portfolio of loans.  Although we have marked down the loan portfolios we have acquired, the non-impaired loans we acquired may become impaired or may further deteriorate in value, resulting in additional charge-offs to the loan portfolio.  The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio and consequently reduce our capital.  These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Our loss sharing arrangements with the FDIC will not cover all of our losses on loans we acquired through the acquisition of the Acquired Banks.

Although we have entered into loss share agreements with the FDIC that provide that the FDIC will bear a significant portion of losses related to specified loan portfolios that we acquired through the Acquired Banks, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios.  Additionally, the loss sharing agreements have limited terms (ten years for losses on single-family residential real estate loans, five years for losses on non-residential real estate loans and eight years with respect to recoveries on non-residential real estate loans).  Therefore, the FDIC will not reimburse us for any charge-off or related losses that we experience after the term of the loss share agreements, and any such charge-offs would negatively impact our net income.

Moreover, the loss share provisions in the loss share agreement may be administered improperly, or the FDIC may interpret those provisions in a way different than we do.  In any of those events, our losses could increase.

The FDIC requires that we make a “true-up” payment to the FDIC if our realized losses are less than expected.

The loss share agreements between the Bank and the FDIC with respect to the acquisition of the Acquired Banks each contain a provision that obligates us to make a “true-up” payment to the FDIC if the realized losses of each of these acquired banks are less than expected.  The “true-up” calculation is scheduled to be made as of the 45th day following the last day of the calendar month of the eighth anniversary of the closing of the acquisition of CommunitySouth Bank and the tenth anniversary of the closing of the acquisitions of Atlantic Southern Bank and First Georgia Banking Company.  Any such “true-up” payment could have a negative effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

Shares of our common stock are subject to dilution.

As of December 31, 2011, we had approximately 5,941,620 shares of Class A Common Stock issued and outstanding, 5,437,050 shares of Class B Common Stock issued and outstanding, warrants outstanding to purchase 273,864 shares of our Class B Common Stock, and options to purchase 1,100,030 shares of Class A Common Stock.  Our outstanding shares of Class A Common Stock include 473,675 shares of restricted stock.  If we issue additional shares of common stock in the future and do not issue those shares to all then-existing common stockholders proportionately to their interests, then the issuance will result in dilution to each stockholder by reducing the stockholder’s percentage ownership of the total outstanding shares of our common stock.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common stockholders.

Our authorized capital stock includes 50,000,000 shares of preferred stock of which no preferred shares are issued and outstanding.  Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.  Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

•                  the designation of, and the number of, shares constituting each series of preferred stock;

•                  the dividend rate for each series;

•                  the terms and conditions of any voting, conversion and exchange rights for each series;

•                  the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

•                  the provisions of any sinking fund for the redemption or purchase of shares of any series; and

•                  the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

Because there is no public trading market for our common stock, investors that purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock is not listed on any exchange or quoted on any over-the-counter service.  Thus, there is currently no public trading market of our common stock and the market price of our common stock may be difficult to ascertain.  As a result, investors in our common stock may not be able to resell their shares at or above the purchase price paid by them or may not be able to resell them at all.

Certain provisions of our loss sharing agreements may have anti-takeover effects and could limit our ability and the ability of our stockholders to engage in certain transactions.

The loss share agreements we entered into with the FDIC in connection with our three FDIC-assisted acquisitions require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions, including those that would otherwise be in their best interests. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement with us.

Among other things, prior FDIC consent is required for (1) a merger or consolidation of us with or into another company if our stockholders will own less than 66.66% of the combined company, or of our bank subsidiary with or into another company, if we will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of our bank subsidiary, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act of 1978, as amended  (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share arrangement with us, we could be materially and adversely affected.

Stockholders may be deemed to be acting in concert or otherwise in control of us and our bank subsidiary, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Any entity (including a “group” composed of natural persons) owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended. In addition, (1) any bank holding company or foreign bank with a U.S. presence is required to obtain the approval of the Federal Reserve under the Bank Holding Company Act to acquire or retain 5% or more of a class of our outstanding shares of voting stock, and (2) any person other than a bank holding company may be required to obtain prior regulatory approval under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding shares of voting stock.  Any stockholder that is deemed to “control” the Company for bank regulatory purposes would become subject to prior approval requirements and ongoing regulation and supervision.  Such a holder may be required to divest amounts equal to or exceeding 5% of the voting shares of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities. Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company.  Each stockholder obtaining control that is a “company” would be required to register as a bank holding company.  “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement.  The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty.  Many factors can lead to a finding of acting in concert, including where: (i) the stockholders are commonly controlled or managed; (ii) the stockholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; (iii) the stockholders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or (iv) both a stockholder and a controlling stockholder, partner, trustee or management official of such stockholder own equity in the bank or bank holding company.

We and certain of our stockholders are required to comply with the applicable provisions of the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions, including a prohibition on sales or transfers of our securities by each such stockholder until three years from such stockholder’s acquisition of shares of common stock (except in the case of certain mutual fund holders) without prior FDIC approval.

As the agency responsible for resolving the failure of banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution.  The FDIC adopted the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions in August 2009 and issued related guidance in January and April 2010. The FDIC Policy Statement imposes restrictions and requirements on certain institutions—including us and our bank subsidiary—and their investors. Unless we, together with a group of investors holding an aggregate of at least 30% of our common stock, along with all investors holding more than 5% of our total voting power, are then in compliance with the FDIC Policy Statement, the FDIC may not permit us to bid on failed institutions.

The FDIC Policy Statement imposes the following restrictions and requirements, among others. First, our bank subsidiary is required to maintain a ratio of tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors covered by the FDIC Policy Statement (“covered investors”).  This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, covered investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, our bank subsidiary is prohibited from extending credit to our covered investors and to affiliates of our covered investors. Fourth, covered investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions (which the FDIC has interpreted to apply to a wide range of non-U.S. jurisdictions). Fifth, covered investors are prohibited from selling or otherwise transferring shares of our common stock that they own for a three-year period following the time of certain acquisitions of failed institutions by us without FDIC approval. The transfer restrictions in the FDIC Policy Statement do not apply to open-ended investment companies that are registered under the Investment Company Act of 1940, as amended, issue redeemable securities and allow investors to redeem on demand.  Sixth, covered investors may not employ complex and functionally opaque ownership structures to own a beneficial interest in our bank subsidiary. Seventh, covered investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models.

The FDIC Policy Statement applies to any of our stockholders who hold more than 5% of our total voting power.

Our ability to pay dividends is subject to regulatory limitations and the Bank’s ability to pay dividends to us is also subject to regulatory limitations and we do not anticipate declaring dividends in the foreseeable future.

Prior to this offering, we have never paid cash dividends to holders of our common stock and we do not intend to pay dividends in the foreseeable future.  Our ability to declare and pay dividends depends both on the ability of the Bank to pay dividends to us and on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. Because we are a separate legal entity from the Bank and we do not have significant operations of our own, any dividends paid by us to our common stockholders would have to be paid from funds at the holding company level that are legally available therefor.  However, as a bank holding company, we are subject to general regulatory restrictions on the payment of cash dividends.  Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business, which depending on the financial condition and liquidity of the holding company at the time, could include the payment of dividends.

Additionally, various federal and state statutory provisions limit the amount of dividends that the Bank can pay to us as its holding company without regulatory approval.  The Bank is currently prohibited by the OCC Agreement from paying dividends to us until January 2014.  Finally, holders of our common stock are only entitled to receive such dividends as our board of directors may, in its unilateral discretion, declare out of funds legally available for such purpose based on a variety of considerations, including, without limitation, our historical and projected financial condition, liquidity and results of operations, capital levels, tax considerations, statutory and regulatory prohibitions and other limitations, general economic conditions and other factors deemed relevant by our board of directors.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of the Bank, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements included in this prospectus that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934.  The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements.  These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including anticipated internal growth and plans to establish or acquire banks or the assets of failed banks.

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements.  Potential risks and uncertainties include those described under “Risk Factors” and the following:

•                  general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

•                  the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results;

•                  our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•                  we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate;

•                  costs or difficulties related to the integration of the banks we acquired from the FDIC as receiver may be greater than expected;

•                  restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•                  legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

•                  competitive pressures among depository and other financial institutions may increase significantly;

•                  changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

•                  other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

•                  our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•                  adverse changes may occur in the bond and equity markets;

•                  war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and

•                  economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate.

You are therefore cautioned not to place undue reliance on the forward-looking statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus.  In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Class B Common Stock covered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders” on page [•].  We will not receive any proceeds from these sales of shares of our Class A Common Stock or Class B Common Stock.

The selling stockholders will pay any transfer taxes, brokers’ or underwriting discounts and commissions incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our accountants, our counsel and a single counsel selected by a majority of the registrable shares held by the selling stockholders and acceptable to us.

MARKET FOR OUR COMMON STOCK

As of December 31, 2011, we had 5,941,620 shares of Class A Common Stock issued and outstanding and held by approximately 98 stockholders of record and 5,437,050 shares of Class B Common Stock issued and outstanding and held by approximately 28 stockholders of record.  Our outstanding shares of Class A Common Stock includes 473,675 shares of restricted stock.  In addition, we have issued warrants to purchase 273,864 shares of our Class B common stock and options to purchase 1,100,030 shares of Class A Common Stock.  No established public market exists for our common stock.  We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.  We intend to retain any earnings to help fund our growth.  We anticipate continuing the policy of retaining earnings to fund growth for the foreseeable future.

We are a bank holding company and accordingly, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of our subsidiary depository institution to make distributions or pay dividends to us.  Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation.  Currently, CertusBank, our bank subsidiary, is prohibited by the OCC Agreement from paying dividends to us until January 2014 and, therefore, any dividends to our common stockholders would have to be paid from funds legally available thereof at the holding company level.  Banking regulators have authority to impose additional limits on dividends and distributions by us and our subsidiaries.  Certain restrictive covenants in future debt instruments, if any, may also limit our ability to pay dividends or our subsidiary depository institution ability to make distributions or pay dividends to us.  Any determination to pay cash dividends in the future will be at the unilateral discretion of our board of directors and will depend on a variety of considerations, including, without limitation, our historical and projected financial condition, liquidity and results of operations, capital levels, tax considerations, statutory and regulatory prohibitions and other limitations, general economic conditions and other factors deemed relevant by our board of directors.  See “Supervision and Regulation.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011 on an actual basis.  You should read this table in conjunction with our historical financial statements and the related notes included elsewhere in this prospectus.

(dollars in thousands)	As of September 30, 2011
(unaudited)

Cash and cash equivalents	$528,052
Total borrowings	16,034
Stockholders’ equity:
Preferred Stock, par value $0.001 per share; 50,000,000 shares of Preferred Stock authorized, 0 shares issued and outstanding	—
Common stock, par value $0.001 per share; 200,000,000 shares of Class A Common Stock authorized and 200,000,000 shares of Class B Common Stock authorized; 5,932,500 shares of Class A Common Stock issued and outstanding and 5,437,050 shares of Class B Common Stock issued and outstanding	11
Additional paid-in capital	199,290
Retained earnings	58,479
Accumulated other comprehensive income, net of tax	2,291

Total stockholders’ equity	260,071

Total capitalization	$804,157

SELECTED FINANCAL DATA

The following table sets forth our selected historical consolidated financial data.  You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.  The selected historical consolidated financial information set forth below as of and for the nine months ended September 30, 2011 is derived from our unaudited financial statements included elsewhere in this prospectus.  Our historical results shown below and elsewhere in this prospectus are not necessarily indicative of our future performance.

On January 21, 2011, we purchased certain assets and assumed certain liabilities, including substantially all of the deposits of CommunitySouth Bank from the FDIC, as receiver.  On May 20, 2011, we consummated the acquisition of certain assets and assumed certain liabilities, including substantially all of the deposits of Atlantic Southern Bank and First Georgia Banking Company from the FDIC, as receiver.  Although we were formed on November 3, 2009, before our initial acquisition on January 21, 2011, our principal activities related solely to organizational, capital raising and related activities, including identifying and analyzing potential acquisition candidates.  We did not engage in any substantive operations (including banking operations) prior to our initial acquisition and, therefore, we have not presented below any financial data for such period.

The summary selected historical consolidated financial information in the following tables as of and for the nine months ended September 30, 2011, includes the results of the Company, including CommunitySouth Bank subsequent to January 21, 2011 and Atlantic Southern Bank and First Georgia Banking Company subsequent to May 20, 2011.

(dollars in thousands, except per share data)	Nine Months Ended September 30, 2011
(unaudited)
Summary Results of Operations Data
Interest income	$32,764
Interest expense	5,382
Net interest income	27,382
Provision for loan losses	2,118
Net interest income after provision for loan losses	25,264
Non-interest income	110,093
Non-interest expenses	37,240
Income before income tax expense	98,117
Income tax expense	34,336
Net income	$63,781
Per Share Data
Earnings
Basic and diluted, Class A	$9.08
Basic and diluted, Class B	$9.08
Tangible book value	$22.32
Weighted average shares outstanding
Basic and diluted, Class A	3,573
Basic and diluted, Class B	3,025
Performance Ratios
Return on average assets (1)	7.99%
Return on average equity(2)	58.82%
Net interest margin	4.03%
Interest rate spread	3.99%
Efficiency ratio(3)	27.09%
Average interest-earning assets to average interest-bearing liabilities	94.71%
Average loans receivable to average deposits	63.26%
Cost of interest-bearing liabilities	0.84%
Asset Quality
Non-performing loans to loans receivable (4)	2.12%
Covered under loss sharing agreements with the FDIC	2.08%
Not covered under loss sharing agreements with the FDIC	0.04%
Non-performing assets to total assets	5.67%
Covered under loss sharing agreements with the FDIC	5.65%
Not covered under loss sharing agreements with the FDIC	0.02%
Allowance for loan and lease losses (ALLL) to non-performing loans	12.69%
Capital Ratios
Average equity to average total assets	13.59%
Tier 1 leverage ratio	13.87%
Tier 1 risk-based capital ratio	43.70%
Total risk-based capital ratio	44.07%

(1)          Annualized net income divided by average total assets.

(2)         Annualized net income divided by average equity.

(3)         Noninterest expenses divided by sum of net interest income and noninterest income.

(4)         Non-performing loans include nonaccrual loans and loans excluded from ASC Topic 310-30 which are past due 90 days or more and still accruing interest.

(dollars in thousands)	September 30, 2011
(unaudited)

Summary Balance Sheet Data
Cash and cash equivalents	$528,052
Investment securities	230,390
Loans receivable
Not covered under FDIC loss sharing agreements	31,194
Covered under FDIC loss sharing agreements	755,893
Allowance for loan and lease losses	(2,118)
Net loans	784,969
Loans held for sale	736
Other real estate owned
Not covered under FDIC loss sharing agreements	63
Covered under FDIC loss sharing agreements	86,554
FDIC indemnification asset	178,244
Goodwill and other intangible assets, net	6,342
Other assets	6,574
Total assets	$1,821,924
Deposits	$1,481,032
Advances from Federal Home Loan Bank (FHLB)	16,034
Other liabilities	64,787
Total liabilities	1,561,853
Stockholders’ equity	260,071
Total liabilities and stockholders’ equity	$1,821,924

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Information” and our financial statements and related notes thereto included elsewhere in this prospectus.  Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.

We have made, and will continue to make, various forward-looking statements with respect to financial and business matters.  Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties.  Actual results may differ materially from those contained in these forward-looking statements.  For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus.

Overview

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern United States, initially through the acquisition of multiple failed bank asset and liability pools from the FDIC, as receiver.  In May 2010 and May 2011, we raised approximately $218.1 million in gross proceeds from investors through private placements of our common stock to make acquisitions.  Since receiving its national bank charter in January 2011, the Bank has acquired certain of the assets and assumed certain of the liabilities of three failed banks from the FDIC.  As of September 30, 2011, we operated 30 branches throughout Georgia, as well as upstate South Carolina and northern Florida.  Through our branches we offer a competitive set of financial services that includes commercial and consumer banking products.

Before our initial acquisition on January 21, 2011, our principal activities related to the organization of the Company and the Bank, including the filing of an application with the OCC to obtain a shelf charter and contemporaneous applications with the FDIC for deposit insurance and the Federal Reserve for bank holding company approval, performing due diligence on potential failed bank acquisition targets and conducting our initial private placement.  We did not engage in any operational activities during the period from our inception in November 2009 through December 31, 2009.  As such, we have not presented any financial statements for this period.  In addition, the organizational costs incurred during the period from January 1, 2010 through December 31, 2010 related primarily to legal and consulting fees and totaled $3.3 million.  During 2010, neither the Company nor the Bank had any other substantive operations.  On January 21, 2011, the Bank completed its initial acquisition of certain assets and assumption of certain liabilities of CommunitySouth Bank from the FDIC, as receiver.  In connection with that acquisition, the OCC granted the Bank final approval of its national bank charter, the FDIC approved the Bank’s ability to provide deposit insurance and the Federal Reserve approved our bank holding company status to complete the acquisition. Because we did not commence banking operations until after our initial acquisition in 2011, a comparison of the period from inception through the year ended December 31, 2010 with the period ended September 30, 2011 would not be meaningful and, therefore, is not presented.

As of September 30, 2011, our total assets were approximately $1.8 billion, our net loans receivable were approximately $785.7 million, our total deposits were approximately $1.5 billion and our total stockholders’ equity was approximately $260.1 million.

FDIC-Assisted Acquisitions

CommunitySouth Bank

On January 21, 2011, CommunitySouth Bank was closed by the South Carolina Board of Financial Institutions, which appointed the FDIC, as receiver.  That same day, under the terms of the Bank’s purchase and assumption agreement with the FDIC, the Bank assumed approximately $319.5 million of deposits and acquired approximately $358.6 million of the assets of CommunitySouth Bank.  The Bank also entered into a commercial loss-share agreement with the FDIC for CommunitySouth Bank that covers approximately $211.0 million of the acquired assets and 91.6% of all acquired loans, including 100% of the acquired construction, commercial real estate and commercial and industrial loans, other commercial asset loans and other real estate owned.  Under the loss share agreement, the FDIC agreed to assume 69% of losses and share 69% of loss recoveries on such loans and other real estate owned.  At the time of acquisition, the Bank recorded an $18.1 million indemnification asset from the FDIC as part of the loss share agreement, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of the acquisition date.

Accounting standards prohibit carrying over an allowance for loan and lease losses for loans purchased in the acquisition of CommunitySouth Bank.  On the January 21, 2011 acquisition date, the preliminary estimate on the acquisition date of the contractually required payments receivable for the loans acquired in the acquisition of CommunitySouth Bank was $268.9 million, and the estimated fair value of the loans was $184.2 million.  At the acquisition date, we established a credit risk discount (nonaccretable difference) of $57.7 million on the loans, representing amounts not expected to be collected from the customer nor from liquidation of collateral.  In our estimate of cash flows for the loans of CommunitySouth Bank, we also recorded an accretable discount of $23.7 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

As a result of the loss share agreement with the FDIC, the risks associated with the covered loans and foreclosed real estate of CommunitySouth Bank have been completely altered, making historical financial information of CommunitySouth Bank immaterial to an understanding of our present and planned future operations.  In addition, our business since January 21, 2011 and for the immediate future relies heavily on our loss share resolution business and on the income generated from the remediation and disposal of the assets we acquired from the FDIC and is fundamentally different from the business of CommunitySouth Bank.  In light of the foregoing, we have determined that CommunitySouth Bank is not the predecessor entity of the Company because we did not succeed to substantially all of the business of CommunitySouth Bank in the acquisition, and we have therefore omitted historical financial statements of CommunitySouth Bank in this prospectus and our unaudited consolidated financial statements.

Atlantic Southern Bank

On May 20, 2011, Atlantic Southern Bank was closed by the Georgia Department of Banking and Finance, which appointed the FDIC, as receiver.  That same day, under the terms of the Bank’s purchase and assumption agreement with the FDIC with respect to Atlantic Southern Bank, the Bank assumed approximately $572.4 million of deposits and acquired approximately $646.4 million of the assets of Atlantic Southern Bank.  The Bank entered into two loss-share agreements with the FDIC on approximately $585.1 million of Atlantic Southern Bank’s assets, including 100% of the acquired loans (except consumer loans) and other real estate.  Under the loss share agreements, the FDIC agreed to assume 78% of losses and share 78% of loss recoveries on the first $157.7 million of losses on the acquired loans and other real estate owned, to assume 30% of losses and share 30% of loss recoveries on losses exceeding $157.7 million and up to $241.2 million, and to assume 78% of losses and share 78% of loss recoveries on losses exceeding $241.2 million.  At the time of acquisition, the Bank recorded a $111.3 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of the acquisition date.

Accounting standards prohibit carrying over an allowance for loan and lease losses for loans purchased in the acquisition of Atlantic Southern Bank.  On the May 20, 2011 acquisition date, the preliminary estimate on the acquisition date of the contractually required payments receivable for the loans acquired in the acquisition of Atlantic Southern Bank was $566.9 million, and the estimated fair value of the loans was $342.1 million.  At the acquisition date, we established a credit risk discount (nonaccretable difference) of $141.3 million on the loans, representing amounts not expected to be collected from the customer nor from liquidation of collateral.  In our estimate of cash flows for the loans of Atlantic Southern Bank, we also recorded an accretable discount of $83.5 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

First Georgia Banking Company

Also on May 20, 2011, First Georgia Banking Company was closed by the Georgia Department of Banking and Finance, which appointed the FDIC, as receiver.  That same day, under the terms of the Bank’s purchase and assumption agreement with the FDIC with respect to First Georgia Banking Company, the Bank assumed approximately $654.6 million of deposits and acquired approximately $606.5 million of the assets of First Georgia Banking Company.  The Bank entered into two loss-share agreements with the FDIC on approximately $452.1 million of First Georgia Banking Company’s assets, including 100% of the acquired loans (except consumer loans) and other real estate.  Under the loss share agreements, the FDIC agreed to assume 78% of losses and share 78% of loss recoveries on the first $99.0 million of losses on the acquired loans and other real estate owned, to assume 0% of losses and share 0% of loss recoveries on losses exceeding $99.0 million and up to $137.3 million and to assume 78% of losses and share 78% of loss recoveries on losses exceeding $137.3 million.  At the time of acquisition, the Bank recorded a $54.2 million indemnification asset from the FDIC as part of the loss share agreements, which represented the estimated fair value of the FDIC’s portion of the losses that we expected to be incurred and reimbursed to us as of the acquisition date.

Accounting standards prohibit carrying over an allowance for loan and lease losses for loans purchased in the acquisition of First Georgia Banking Company.  On the May 20, 2011 acquisition date, the preliminary estimate on the acquisition date of the contractually required payments receivable for the loans acquired in the acquisition of First Georgia Banking Company was $526.6 million, and the estimated fair value of the loans was $333.0 million.  At the acquisition date, we established a credit risk discount (nonaccretable difference) of $102.8 million on the loans, representing amounts not expected to be collected from the customer nor from liquidation of collateral.  In our estimate of cash flows for the loans of First Georgia Banking Company, we also recorded an accretable discount of $90.8 million relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income on a method that approximates level yield over the estimated life of the related loans.

We have omitted certain financial information of Atlantic Southern Bank and First Georgia Banking Company required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 under certain circumstances, such as the acquisitions of Atlantic Southern Bank and First Georgia Banking Company, where a registrant acquires a “troubled financial institution” (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant’s future operations.

Summary of Acquisition and Loss Share Accounting

We determined current fair value accounting estimates of the acquired assets and liabilities for the acquisitions in accordance with accounting requirements for fair value measurement and acquisition transactions as promulgated in FASB Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, (AICPA SOP 03-3), FASB ASC Topic No. 805, Business Combinations, and FASB ASC Topic 820, Fair Value Measurements and Disclosures.  We recorded identifiable intangible assets, including core deposit intangible assets, at fair value.  Because the fair value of assets acquired and intangible assets created as a result of each of our acquisitions exceeded the fair value of liabilities assumed in the acquisitions, we recorded a gain in our consolidated statements of operations.

We expect to have sufficient non-accretable differences (discounts representing amounts that are not expected to be collected from the customer and liquidation of collateral) to cover our estimated losses on the covered assets.  Furthermore, we expect to have accretable discounts (discounts representing the excess of a loan’s cash flows expected to be collected over the initial investment in the loan) to provide for market yields on the covered loans.  We recorded both the purchased assets and the liabilities assumed at their respective acquisition date fair values.

The loss share agreements and the purchase accounting impact from our failed bank acquisitions will have a material effect on our cash flows and operating results in both the short term and the long term.  In the short term, we believe it is likely that a significant amount of the covered loans will become delinquent and the proceeds from the liquidation of collateral will be inadequate to repay the loans.  Management believes that it has established sufficient non-accretable differences on covered assets representing the expected losses compared to their acquired contractual payment amounts.  As a result, our operating results would only be adversely affected by losses on covered assets to the extent that those losses exceed the expected losses reflected in the fair value of the covered assets at the acquisition date.

The effects of the loss share agreements on cash flows and operating results in the long term will be similar to the short-term effects described above.  The long-term effects will depend primarily on the ability of borrowers to make required payments over time.  As the loss share agreements cover up to a 10-year period (five years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC.  Management believes that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC as part of the loss share indemnification asset may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and with general practices within the banking industry in the preparation of our financial statements.  We describe our significant accounting policies in the notes to our unaudited consolidated financial statements as of September 30, 2011.

Some of the accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of our assets and liabilities.  The most significant of these estimates relates to the fair value determination of assets acquired and liabilities assumed in business combinations and the application of acquisition accounting, the accounting for acquired loans and the related FDIC indemnification assets and the determination of the allowance for loan and lease losses.  We consider these accounting policies to be critical accounting policies.  Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates and could materially affect the carrying values of our assets and liabilities and our results of operations.

The following is a summary of the more judgmental estimates and complex accounting principles.

Acquisition Accounting Application and the Valuation of Assets Acquired and Liabilities Assumed

We account for business combinations under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations.  Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including any identifiable intangible assets.  The initial fair values are determined in accordance with the guidance provided in ASC Topic 820, Fair Value Measurements and Disclosures.  If the fair value of net assets acquired exceeds the fair value of consideration paid, a bargain purchase gain is recognized at the date of acquisition.  Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date.  The determination of fair value requires the use of estimates, and significant judgment is required.  Under current accounting principles, within a given measurement period not to exceed one year, we may adjust our fair value estimates based on new information we obtain about facts and circumstances that existed as of the acquisition date that, if known, would have affected our fair values estimates. This measurement period ends on the earlier of one year after the acquisition or the date we receive the information about the facts and circumstances that existed on each acquisition date.  Any change in the acquisition date fair value of assets acquired and liabilities assumed may materially affect our financial position, results of operations and liquidity.

Accounting for Acquired Loans and the Related FDIC Indemnification Asset

The loan portfolio is segregated into covered loans, which consist of loans acquired in the FDIC assisted transactions that are covered by FDIC loss share agreements, and non-covered loans, which consist of originated and acquired loans that are not covered by loss share agreements.  The loan portfolio is segregated into these two categories due to their significantly different risk characteristics and due to the financial statement implications, which are summarized below.  When necessary, we further segregate our loan portfolio into loans that are accounted for under ASC Topic 310-30, and those that are excluded from this accounting guidance.

The estimated fair values of acquired loans were based on a discounted cash flow methodology that considered various factors, including the type of loan or pool of loans with similar characteristics, and related collateral, classification status, fixed or variable interest rate, maturity and any prepayment terms of loan, whether or not the loan was amortizing, and a discount rate reflecting our assessment of risk inherent in the cash flow estimates. The determination of the fair value of loans, including covered loans, takes into account credit quality deterioration and probability of loss, and as a result, the related allowance for loan and lease losses is not carried forward.

Certain loans that were acquired with deteriorated credit quality at the time of acquisition are accounted for in accordance with ASC Topic 310-30.  These loans are grouped based on purpose and/or type of loan, which takes into account the sources of repayment and collateral, and are treated as pools.  When loans exhibit evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all principal and interest payments in accordance with the terms of the loan agreement, the expected shortfall in the expected future cash flows, as compared to the contractual amount due, is recognized as a non-accretable difference.  Any excess of the expected future cash flows over the acquisition date fair value is known as the accretable discount, or accretable yield, and through accretion, is recognized as interest income over the remaining life of each pool.  Loans that meet the criteria for non-accrual of interest at the time of acquisition may be considered performing upon and subsequent to acquisition, regardless of whether the customer is contractually delinquent, if the timing and expected cash flows on such loans can be reasonably estimated and if collection of the new carrying value of such loans is expected.

The expected future cash flows over the acquisition date fair value are periodically re-estimated utilizing the same cash flow methodology used at the time of acquisition and subsequent decreases to the expected future cash flows will generally result in a provision for loan losses charge to our consolidated statements of operations. Conversely, subsequent increases in the expected future cash flows result first in a recapture of any prior provision book, and then, in a transfer from the non-accretable difference to the accretable yield, which is then accreted as a yield adjustment over the remaining life of the pool. These cash flow estimations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

Certain loans which, at acquisition, did not meet the specific criteria of ASC Topic 310-30, but which had a discount attributable at least in part to credit quality and had cash flows which were estimable are accounted for under ASC Topic 310-30. Those loans that, at acquisition, did not meet the specific criteria of ASC Topic 310-30 and for which cash flows could not be reasonably estimated (primarily those with revolving privileges) are accounted for under ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Credits.  Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining life of the loan as an adjustment to the related loan’s yield. Similar to originated loans, the accrual of interest income on the acquired loans not accounted for under ASC Topic 310-30 is discontinued when the collection of principal or interest, in whole or in part, is doubtful.  Interest is not accrued on loans 90 days or more past due unless they are well secured and in the process of collection.

The fair value of covered loans and OREO does not include the estimated fair value of the expected reimbursement of cash flows from the FDIC for the losses on the covered loans and OREO, as those cash flows are measured and recorded separately in the FDIC indemnification asset, which represents the estimated fair value of expected reimbursements from the FDIC for expected losses on covered assets, subject to the loss thresholds and any contractual limitations in the loss share agreements.  Fair value is estimated using the net present value of projected cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages.  These cash flows are discounted to reflect the uncertainty of the timing of the loss share reimbursement from the FDIC, and the discount is accreted to income in connection with the expected speed of reimbursements.  This accretion is included in FDIC loss share income in the consolidated statement of operations. The expected indemnification asset cash flows are re-estimated in conjunction with the periodic re-estimation of cash flows on covered loans and covered OREO.  Improvements in cash flow expectations on covered loans and covered OREO generally result in a related decline in the expected indemnification cash flows and are reflected prospectively as a yield adjustment on the indemnification asset.  Declines in cash flow expectations on covered loans and covered OREO generally result in an increase in the net present value of the expected indemnification cash flows and are reflected as both FDIC loss share income and an increase to the indemnification asset.  As indemnified assets are resolved, the indemnification asset is reduced by the amount owed by the FDIC and a corresponding claim receivable is recorded until cash is received from the FDIC.

Allowance for Loan and Lease Losses (ALLL)

The determination of ALLL, which represents management’s estimate of probable losses inherent in our loan portfolio at the balance sheet date, including acquired and covered loans to the extent necessary, involves a high degree of judgment and complexity. The determination of the ALLL takes into consideration, among other matters, the estimated fair value of the underlying collateral, economic conditions, particularly as such conditions relate to the market areas in which we operate and other factors that warrant recognition.  Any change in these factors, or the rise of any other factors that we, or our regulators, may deem necessary to consider when estimating the ALLL, may materially affect the ALLL and provisions for loan losses.  For further discussion of the ALLL, see “Financial Condition—Allowance for Loan and Lease Losses” sections of this analysis and Note 4 to our unaudited consolidated financial statements.

Share-based Compensation

We utilize a Black-Scholes option pricing model to measure the expense associated with stock option awards and a Monte Carlo simulation model to measure the expense associated with market-vesting portions of restricted shares.  These models require inputs of highly subjective assumptions with regard to expected stock price volatility, forfeiture and dividend rates and expected term.  These subjective input assumptions materially affect the fair value estimates and the associated share-based compensation expense.  See Note 13 to our unaudited consolidated financial statements for more information on share-based compensation.

Results of Operations

General

We reported net income of $63.8 million for the period ended September 30, 2011.  Earnings per share on a diluted basis were $9.08 for the period ended September 30, 2011.  The accretion of fair value discounts on covered loans under our loss share agreements with the FDIC has significantly affected our earnings for the period ended September 30, 2011.  Additionally, as of September 30, 2011, we recorded bargain purchase gains of $104.2 million related to our acquisitions.

We expect that over the next two to three years, as we manage the disposition of our covered loans and other real estate assets acquired from the FDIC, a significant portion of our earnings will result from the accretion of fair value discounts on our covered loan portfolio.  We recorded the covered loans at fair value on the date of each acquisition.  In our estimate of cash flows for the acquired loans, we recorded an accretable discount relating to the loans, which represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  This accretable discount is accreted into interest income.  During this period, as we dispose of our covered loans, we also plan to grow our balance sheet by replacing our covered loans and the related accretion on the accretable discount with new performing loans and related interest income.

As part of our acquisitions, we also established an FDIC indemnification asset for loss share agreements, which represents the present value of the estimated losses on covered loans and other real estate assets to be reimbursed by the FDIC.  We based the estimated losses on the same cash flow estimates we used to determine the fair value of the covered loans.  The FDIC indemnification asset will be reduced as losses are recognized on covered loans and other real estate assets and loss share payments are received from the FDIC.  We record the accretion of the discount on the FDIC indemnification asset into noninterest income.

We report covered assets under loss share agreements with the FDIC exclusive of the FDIC indemnification asset.  The covered loans acquired in our acquisitions are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans.  As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made on the acquisition date, we will record the decrease in the present value of expected cash flows as a provision for covered loan losses charged to earnings and will establish an allowance for covered loan losses.  We will recognize a related credit to income and an increase in the FDIC indemnification asset at the same time, based on the applicable loss share percentage.

Net Interest Income

Our earnings depend to a large extent on net interest income, which is the excess of the interest income recognized on interest earning assets (such as loans, securities sold under agreements to resell and investment securities), as well as any accretion of fair value discounts on our acquired assets, over the interest expense incurred on interest bearing liabilities such as deposits and borrowings.  Net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned and paid on them.  The significance of net interest income is a function of our balances of interest-earning assets and interest-bearing liabilities and the effect of market rates of interest as influenced by the Federal Reserve’s monetary policy.  Following our acquisitions, the accretion of fair value discounts on covered loans under our loss share agreements with the FDIC has significantly affected our net interest income, and we expect that to continue for the immediate future.

Our net interest income was $27.4 million for the nine months ended September 30, 2011.  Our net interest rate spread, which is the tax-equivalent yield on interest earning assets, including the accretion of the fair value discount on our covered assets, minus the cost of interest bearing liabilities, was 3.99% for the nine months ended September 30, 2011, while our net interest margin, which is net interest income divided by average interest earnings assets, was 4.03%.  Excluding the accretion of the fair value discount on our covered assets, our net interest rate spread for the nine months ended September 30, 2011 would have been 0.30% and our net interest margin would have been 0.35%.

Average Balances, Income and Expenses, and Rates

The following table presents, for the period indicated, information about (i) average balances, the total dollar amount of interest income (including accretion of fair value discounts) from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Nonaccrual and restructured loans are included in the average balances presented in this table; however, interest income foregone on nonaccrual loans is not included. Yields have been calculated on a pre-tax basis.

	For the Nine Months Ended
	September 30, 2011
	Average		Average
(in thousands)	Balance (1)	Interest	Yield/Rate (2)
Interest-earning assets:
Loans (3)	$527,632	$29,513	7.48%
Investment securities (4)	130,299	3,014	3.08%
Interest-bearing deposits and other	249,535	243	0.13%
Total interest-earning assets	907,466	32,770	4.83%
Other	159,600
Total assets	$1,067,066
Interest-bearing liabilities:
Savings deposits and interest-bearing checking	215,849	1,079	0.67%
Time deposits	618,284	4,898	1.06%
Borrowings (5)	25,287	(595)	-3.15%
Total interest-bearing liabilities	859,420	5,382	0.84%
Other	62,659
Total liabilities	922,079
Stockholders’ equity	144,987
Total liabilities and stockholders’ equity	$1,067,066
Net interest income		$27,388
Interest rate spread			3.99%
Net interest earning assets	$48,046
Net interest margin			4.03%
Ratio of average interest-bearing liabilities to average interest-earning assets	94.71%

(1)          During 2011, we integrated accounting records that were kept on different platforms. In the process, certain data related to average balances were not carried over. As a result, management believes that the determination of average balances on a daily basis for the nine month period ended September 30, 2011 is impractical and consequently certain average balances are presented as the simple average of the monthly balances.

(2)          Annualized for the applicable period.

(3)          Includes nonaccruing loans.

(4)          Reflects taxable equivalent adjustments using the statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis.  The taxable equivalent adjustments included above amounts to $6,000 for the period ended September 30, 2011.

(5)          Interest expense on borrowings includes accelerated amortization of premiums upon prepayment of debt.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. Due to 2011 being the first year of banking operations, all interest income and expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively. Therefore, we have omitted the table analyzing changes in net interest income as it would not be meaningful.

Provision for Loan Losses

The provision for loan losses represents the amount of expense that is necessary to bring the ALLL to a level that management deems appropriate to absorb probable losses inherent in the loan portfolio as of the balance sheet date.  The determination of the ALLL, and the resultant provision for loan losses, is subjective and involves estimates and assumptions.  Please see the discussion below under “Balance Sheet Review — Allowance for Loan and Lease Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

Losses incurred on covered loans are reimbursable at the applicable loss-share percentages in accordance with the loss share agreements with the FDIC.  Accordingly, any provisions made that relate to covered loans are partially offset by a corresponding increase to the FDIC indemnification asset and FDIC loss sharing income in non-interest income.  For the period ended September 30, 2011, our provision for loan losses was $2.1 million, all of which related to covered assets.

Non-interest Income

Our non-interest income totaled $110.1 million for the nine months ended September 30, 2011.  The primary contributor to non-interest income was the $104.2 million in bargain purchase gains resulting from our three FDIC-assisted acquisitions.  We recognize bargain purchase gains when the fair value of assets acquired in a transaction (including proceeds received from or paid to the FDIC) exceed the amount of liabilities assumed.  FDIC loss sharing income was $3.6 million and comprised 3.2% of our noninterest income for the period.  FDIC loss sharing income represents the income recognized in connection with the changes in the FDIC indemnification asset and the clawback liability, in addition to the actual reimbursement of costs of resolution of covered assets from the FDIC.  The primary driver of the FDIC loss sharing income for the period ended September 30, 2011 was the FDIC reimbursement of the costs of resolving covered assets. Service charges and fees on deposits of $1.8 million comprised 1.6% of our noninterest income for the period.

Non-interest Expense

The following table presents the components of our non-interest expense for the period ended September 30, 2011:

(in thousands)

Salaries and employee benefits	$13,452
Acquisition related costs	4,514
Other real estate and loan resolution related expenses	4,164
Occupancy and equipment	3,922
Legal and professional	2,673
Data processing and telecommunications	1,628
Federal Home Loan Bank prepayment penalty	1,030
FDIC deposit insurance assessment	873
Core deposit intangible amortization	644
Other	4,340
Total noninterest expense	$37,240

Salaries and employee benefits represent the single largest component of recurring non-interest expense. For the period ended September 30, 2011, salaries and employee benefits amounted to approximately $13.5 million.

Acquisition related costs totaled $4.5 million, or 12.1% of noninterest expense for the nine months ended September 30, 2011, and consisted of $2.7 million of consulting fees, $1.3 million of legal and accounting fees, and $0.5 million of travel and miscellaneous expenses.  Legal and professional fees were $2.7 million, or 7.2% of non-interest expense for the nine months ended September 30, 2011, including consulting fees related to the implementation of purchase accounting processes and procedures.  Our resolution efforts with respect to our covered assets have contributed to our legal and professional expenses.  Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.  As a result, we anticipate we will incur legal, accounting and other expenses that we did not incur in the past and, therefore, are not reflected in our historical financial statements.

Other real estate owned (OREO) and loan resolution related expenses relate to the expenses of holding and maintaining OREO properties for sale, such as real estate taxes and insurance, legal fees and other foreclosure expenses and other expenses associated with the sale or resolution of covered assets. These expenses are eligible for reimbursement under our loss share agreements with the FDIC to the extent that a loss or charge-off has occurred. As of September 30, 2011, substantially all loans and OREO properties were covered by loss share agreements with the FDIC and the loss share administration expenses are substantially offset by noninterest income related to the FDIC loss share indemnification asset.

We lease each of the acquired branch locations from our 2011 acquisitions from either the FDIC or outside parties.  As a result, our occupancy and equipment expenses include very little depreciation expense but a significant amount of leasing expense.  We expect the settlement with the FDIC on our 2011 acquisitions will occur in 2012, at which point we will purchase certain of the acquired branch locations and we will begin depreciating the acquired assets.

During the nine months ended September 30, 2011, we elected to prepay $25.0 million of Federal Home Loan Bank advances with a carrying value of $25.9 million.  We accelerated amortization of the corresponding fair value adjustment (included in interest expense) and recognized a prepayment penalty of $1.0 million in connection with the prepayment.

Financial Condition

Balance Sheet Review

General

At September 30, 2011, we had total assets of $1.8 billion, consisting principally of $785.7 million in loans net of deferred fees and costs and the allowance for loan and lease losses, $230.4 million in investment securities, $178.2 million in the FDIC indemnification asset, $86.6 million in other real estate owned and $528.1 million in cash and cash equivalents.  Our liabilities at September 30, 2011 totaled $1.6 billion, consisting principally of $1.5 billion in deposits.  At September 30, 2011, our stockholders’ equity was $260.1 million.

Loans

We acquired the vast majority of our loans in our three FDIC-assisted transactions.  The current concentrations in our loan portfolio may not be indicative of concentrations in our loan portfolio in the future.  We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

Our covered loans will decrease as they are collected or charged-off or the underlying collateral is foreclosed on and sold.  Our covered loans may increase in the future if we acquire more failed banks from the FDIC in transactions that include loss share agreements.  Our non-covered loans will increase as we originate and purchase well-underwritten loans.  Due to the current economic environment, covered loans may continue to decrease faster than non-covered loans increase, thereby resulting in a net decrease in loans receivable.

The following tables summarize the composition of our loan portfolio for the period presented:

	September 30, 2011
	Covered	Non-covered
(in thousands)	Loans (1)	Loans (1)	Total loans
Residential real estate	$180,154	$5,134	$185,288
HELOCs and lines of credit	28,477	9,649	38,126
Multifamily	27,688	—	27,688
Commercial real estate	251,882	2,508	254,390
Construction and land	210,289	973	211,262
Commercial and industrial	53,111	2,299	55,410
Consumer and other	4,292	10,631	14,923
Total	$755,893	$31,194	$787,087

(1)                Acquired loans are presented net of discounts.

Loan Portfolio Maturities and Interest Rate Sensitivity

The following summarizes the loan maturity distribution by type and related interest rate characteristics for the period ended September 30, 2011.

		After one
	One year	but within	After five
(in thousands)	or less	five years	years	Total
Residential real estate	$85,918	$86,040	$13,328	$185,286
HELOCs and lines of credit	9,096	11,829	17,201	38,126
Multifamily	10,738	16,950	—	27,688
Commercial real estate	119,145	117,250	17,995	254,390
Construction and land	154,575	52,556	4,131	211,262
Commercial and industrial	30,458	22,489	2,465	55,412
Consumer and other	6,149	8,375	399	14,923
Total	$416,079	$315,489	$55,519	$787,087

Interest rate characteristic:
Fixed interest rates	$174,850	$194,656	$24,673	$394,179
Floating or adjustable interest rates	241,229	120,833	30,846	392,908
Total	$416,079	$315,489	$55,519	$787,087

Impaired Loans and Non-performing Assets

Non-performing assets consist of covered and non-covered non-accrual loans, accruing loans 90 days or more past due and excluded from ASC Topic 310-30, troubled debt restructurings, OREO and other repossessed assets.  Loans accounted for under ASC Topic 310-30 that are modified and accounted for as part of a pool are not reported as troubled debt restructurings.  Impaired loans include non-performing loans as well as loans accounted for under ASC Topic 310-30 for which expected cash flows have been revised downward since acquisition.  Because the amount and timing of the cash flows associated with loans accounted for under ASC Topic 310-30 can be reasonably estimated, accretion of the discount on such loans is continued and, therefore, these loans have not been classified as nonaccrual loans and we do not consider them to be non-performing assets. Our non-performing assets include $12.3 million of covered loans are excluded from ASC Topic 310-30 and $86.6 million of covered OREO at September 30, 2011.  In addition to being covered by loss share agreements, these assets were marked to fair value at the time of acquisition, mitigating much of our loss potential on these non-performing assets.  As a result, the levels of our non-performing assets are not fully comparable to those of our peers or to industry benchmarks.

As of September 30, 2011, the majority of loans acquired and accounted for under ASC Topic 310-30 were covered by loss share agreements with the FDIC. These loans were recorded at a fair value based on cash flow projections that considered the deteriorated credit quality and expected losses.  These loans are accounted for on a pool basis and any non-payment of contractual principal or interest is considered in our periodic re-estimation of the expected future cash flows.  To the extent that we decrease our cash flow projections on a pool of loans, we record an immediate impairment expense through the provision for loan losses.  We recognize any increases to our cash flow projections on a prospective basis through an increase to a pool’s yield over its remaining life.  As a result of this accounting treatment, these pools may be considered to be performing, even though some or all of the individual loans within the pools may be contractually past due.  Loans accounted for under ASC Topic 310-30 were classified as performing assets at September 30, 2011, as the carrying value of the respective loan or pool of loans cash flows were considered estimable and probable of collection.  Therefore, interest income, through accretion of the difference between the carrying value of the loans in the pool and the pool’s expected future cash flows, is being recognized on all acquired loans being accounted for under ASC Topic 310-30.

The following table sets forth our non-performing assets for the period ended September 30, 2011.

	Covered	Non-Covered
(in thousands)	Assets	Assets	Total
Nonaccrual loans:
Residential real estate	$556	$—	$556
HELOCs and lines of credit	1,476	219	1,695
Multifamily	102	—	102
Commercial real estate	71	—	71
Construction and land	7,784	—	7,784
Commercial and industrial	2,026	—	2,026
Consumer and other	325	31	356
Total nonaccrual loans	12,340	250	12,590
Accruing loans 90 days or more past due:
Residential real estate	1,481	—	1,481
HELOCs and lines of credit	816	—	816
Multifamily	—	—	—
Commercial real estate	738	—	738
Construction and land	527	—	527
Commercial and industrial	447	—	447
Consumer and other	22	66	88
Total accruing loans 90 days or more past due	4,031	66	4,097
Total non-performing loans	16,371	316	16,687
Other real estate owned	86,554	63	86,617
Total non-performing assets	$102,925	$379	$103,304
Non-performing loans to total loans	2.08%	0.04%	2.12%
Non-performing assets to total assets	5.65%	0.02%	5.67%

Interest income that would have been reported on the nonaccrual loans for the nine months ended September 30, 2011 was approximately $339,000.  Interest income recognized on non-covered impaired loans for the nine months ended September 30, 2011 was approximately $66,000.

At September 30, 2011, we had approximately $27.3 million in potential problem loans, based on our internal rating system.  Potential problem loans are those loans where management has a concern about the financial health of a borrower that causes management to have serious doubts as to the ability of the borrower to comply with the present loan terms.  At September 30, 2011, substantially all of our potential problem loans were covered loans.

Past Due Loans

Past due status is monitored as an indicator of credit deterioration.  Covered and non-covered loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement remains unpaid after the due date of the scheduled payment.  Loans that are 90 days or more past due and are not accounted for under ASC Topic 310-30 are put on non-accrual status unless the loan is well secured and in the process of collection.  Loans accounted for under ASC Topic 310-30 that are 90 days or more past due and still accreting are included in loans 90 days or more past due and still accruing interest.

The table below shows the past due status of covered and non-covered loans, based on contractual terms of the loans as of September 30, 2011.

(in thousands)	Covered	Non-Covered	Total
Loans 30-89 days past due and still accruing interest	$52,963	$673	$53,636
Loans 90 days or more past due and still accruing interest	144,217	3,194	147,411
Nonaccrual loans	12,340	250	12,590
Total past due and nonaccrual loans	$209,520	$4,117	$213,637
Total past due and nonaccrual loans to total loans	26.62%	0.52%	27.14%
Total nonaccrual loans to total loans	1.57%	0.03%	1.60%
% of total past due and nonaccrual loans that are covered by FDIC loss share agreements			98.07%

Allowance for Loan and Lease Losses (ALLL)

The ALLL represents the amount that management believes is necessary to absorb probable losses inherent in the loan portfolio at the balance sheet date and involves a high degree of judgment and complexity.  Determination of the ALLL is based on an evaluation of the collectability of loans, the realizable value of underlying collateral and, to the extent applicable, prior loss experience.  The ALLL is critical to the portrayal and understanding of our financial condition, liquidity and results of operations.  The determination and application of the ALLL accounting policy involves judgments, estimates and uncertainties that are subject to change.  Changes in these assumptions, estimates or the conditions surrounding them may have a material impact on our financial condition, liquidity and results of operations.

In accordance with the applicable guidance for business combinations, acquired loans were recorded at their acquisition date fair values, which were based on expected future cash flows and included an estimate for future loan losses, therefore no loan loss reserves were recorded as of the acquisition date.  Any estimated losses on acquired loans that arise after the acquisition date are reflected in a charge to the provision for loan losses.  Losses incurred on covered loans are reimbursable at the applicable loss-share percentages in accordance with the loss share agreements with the FDIC.  Accordingly, any provision for loan losses relating to covered loans is partially offset by a corresponding increase to the FDIC indemnification asset and FDIC loss-sharing income in non-interest income.

Loans acquired with evidence of credit quality deterioration at the acquisition date are accounted for under the accounting guidance provided in ASC Topic 310-30.  In accordance with this guidance, loans have been grouped into pools based on the predominant risk characteristics of purpose and/or type of loan.  The timing and receipt of expected principal, interest and any other cash flows of these loans are periodically re-estimated and the expected future cash flows of the collective pools are compared to the carrying value of the pools.  To the extent that the expected future cash flows of each pool decreases, an allowance for loan and lease losses will be established through a charge to the provision for loan losses and, for loans covered by loss share agreements with the FDIC, a related adjustment to the FDIC indemnification asset for the portion of the loss that is covered by the loss share agreements.  If the re-estimated expected future cash flows are greater than the book value of the pools, then the improvement in the expected future cash flows will be accreted into interest income over the remaining expected life of the loan pool.  As of September 30, 2011, the expected future cash flows on two pools of loans acquired with evidence of credit quality deterioration were less than the carrying value of those pools.  As such, we recorded a provision for loan losses of $1.4 million applicable to covered loans accounted for under ASC Topic 310-30 for the nine months ended September 30, 2011.

For all loans excluded from ASC Topic 310-30, the determination of the ALLL follows an established process to determine the appropriate level of ALLL that is designed to account for credit deterioration as it occurs.

This process provides an ALLL consisting of a specific allowance component based on certain individually evaluated loans and a general allowance component based on estimates of reserves needed for all other loans, segmented based on similar risk characteristics.

Impaired loans less than $250,000 are included in the general allowance population.  Impaired loans over $250,000 are subject to individual evaluation on a regular basis to determine the need, if any, to allocate a specific reserve to the impaired loan.  Typically, these loans consist of commercial, commercial real estate and agriculture loans and exclude homogenous loans such as residential real estate and consumer loans.  Specific allowances are determined by collectively analyzing:

•                  the borrower’s resources, ability, and willingness to repay in accordance with the terms of the loan agreement;

•                  the likelihood of receiving financial support from any guarantors;

•                  the adequacy and present value of future cash flows, less disposal costs, of any collateral; and

•                  the impact current economic conditions may have on the borrower’s financial condition and liquidity or the value of the collateral.

There were no impaired loans accounted for outside of ASC Topic 310-30 with specific reserves at September 30, 2011.

In evaluating the loan portfolio for an appropriate ALLL level, unimpaired loans are grouped into segments based on broad characteristics such as primary use and underlying collateral.  Within the segments, the portfolio is further disaggregated into classes of loans with similar attributes and risk characteristics for purposes of applying loss ratios and determining applicable subjective adjustments to the ALLL.  The application of subjective adjustments is based upon qualitative risk factors, including:

•                  the adequacy and present value of future cash flows, less disposal costs, of any collateral;

•                  the impact current economic conditions may have on the borrower’s financial condition and liquidity or the value of the collateral;

•                  economic trends and conditions;

•                  industry conditions;

•                  asset quality;

•                  lending management;

•                  portfolio growth; and

•                  loan review/internal audit results.

Our actual historical loss data is limited due to our relatively recent inception date.  The ALLL percentage for loan classes with no relevant history was initially established through the process of evaluating the subjective factors listed above.  Portions of the ALLL may be allocated for specific loans or specific loan classes; however, the entire ALLL is available for any loan that, in management’s judgment, should be charged-off.  During the nine months ended September 30, 2011, we recorded a $0.7 million provision for loan losses for covered loans excluded from ASC Topic 310-30.

After considering the abovementioned factors, we believe that the ALLL of $2.1 million was adequate to cover probable losses inherent in the loan portfolio at September 30, 2011.  However, it is likely that future adjustments to the ALLL will be necessary and any changes to the assumptions, circumstances or estimates used in determining the ALLL could adversely affect our results of operations, liquidity or financial condition.

The following table summarizes the activity related to our allowance for loan and lease losses related to our covered and non-covered loans for the period ended September 30, 2011.

(in thousands)

Balance at beginning of period	$—
Provision for loan losses on covered loans accounted for under ASC Topic 310-30	1,438
Provision for loan losses on covered loans excluded from ASC Topic 310-30	680
Balance, end of period	$2,118

Allocation of Allowance for Loan and Lease Losses

The following tables present the allocation of the allowance for loan and lease losses and the percentage of the total amount of loans in each loan category listed as of the date indicated.

	September 30, 2011
		% of loans in
		each category
(in thousands)	Amount	to total loans
Residential real estate	$28	23.6%
HELOCs and lines of credit	329	4.8%
Multifamily	822	3.5%
Commercial real estate	55	32.3%
Construction and land	171	26.9%
Commercial and industrial	704	7.0%
Consumer and other	9	1.9%
Total allowance for covered loans	2,118
Total allowance for non-covered loans	—
Total allowance for loan and lease losses	$2,118

FDIC Indemnification Asset

As of September 30, 2011, 96.0% of our outstanding principal balance of loans and 95.9% of our other real estate assets were covered under loss share agreements with the FDIC.  We estimated the FDIC reimbursement that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receivable from the FDIC.  The FDIC indemnification asset for loss share agreements was approximately $178.2 million as of September 30, 2011.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC indemnification asset.  Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced.  The discount on the FDIC indemnification asset is accreted into noninterest income using the level yield method over the estimated life of the receivable, including estimates of the timing of cash flow receipts and the disposition of non-performing assets.

Investments

Our investment portfolio serves as a source of liquidity and earnings and is also used to manage interest rate risk.  At September 30, 2011, the $223.3 million in our available-for-sale investment securities portfolio represented approximately 12.3% of our total assets. U.S. government agency mortgage-backed securities are the main components of the portfolio, comprising 93.9% of the total at September 30, 2011.

Available-for-sale securities are carried at fair value, and the balance reported at September 30, 2011 reflected unrealized gains of $4.1 million and unrealized losses of $0.5 million.  The unrealized losses were related mainly to mortgage-backed securities and represented less than 2% of the total amortized cost of the underlying securities. No value impairment was evaluated as other than temporary at September 30, 2011.

Following is a summary of our available for sale investment portfolio for the period ended September 30, 2011.

	Amortized	Estimated	Percent of
(dollars in thousands)	Cost	fair value	Portfolio

U.S. Government Agencies	$5,920	$6,082	2.72%
State and political subdivisions	2,336	2,445	1.09
Residential mortgage-backed securities - agency	206,324	209,710	93.91
Corporate bonds	5,088	5,067	2.27
Total	$219,668	$223,304	100.00%

The following table shows contractual maturities and yields on our investments at September 30, 2011.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	U.S.				Residential
	government		State and political		mortgage-backed		Corporate
	agencies		subdivisions		securities - agency		Bonds		Total
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Maturity:
One year or less	$2,510	2.55%	$—	—%	$1,510	2.00%	$—	—%	$4,020	2.34%
After one year through five years	—	—	760	3.63	85,317	2.65	5,088	2.72	91,165	2.66
After five years through 10 years	3,410	3.61	1,083	5.02	117,253	2.97	—	—	121,746	3.01
After 10 years	—	—	493	4.21	2,244	3.97	—	—	2,737	4.01
Total	$5,920	3.16%	$2,336	4.40%	$206,324	2.84%	$5,088	2.72%	$219,668	2.86%

Deposits

Deposits are our primary funding source. Since our initial acquisition in January 2011, we have taken steps to optimize our deposit mix and lower our cost of deposits by reducing rate sensitive time deposits as well as re-pricing certain deposit products that were at above market rates at the date of each of our acquisitions.  Excluding the impact of amortization from fair value adjustments due to acquisition accounting, the average rate paid on deposits for the period ended September 30, 2011 was 1.31%.

The following table shows the average balance amounts and the average rates paid on deposit held by us for the period ended September 30, 2011.

(in thousands)	Amount	Rate

Noninterest bearing demand deposits	$62,659	—%
Interest bearing demand deposits	52,121	0.65%
Savings and money market accounts	163,728	0.68%
Time deposits less than $100,000	386,380	1.24%
Time deposits greater than $100,000	231,904	0.77%
Total deposits	$896,792	0.89%

The maturity distribution of our time deposits of $100,000 or more at September 30, 2011 was as follows:

(in thousands)

Three months or less	$77,764
Over three through six months	78,025
Over six though twelve months	181,630
Over twelve months	163,415
Total	$500,834

Capital Resources

We strive to maintain an adequate capital base to support our activities in a safe manner while at the same time maximizing stockholder returns.  At September 30, 2011, our stockholders’ equity was $260.1 million, or 14.3% of total assets, which has been influenced primarily by our private offerings.

The following table shows the return on average assets (annualized net income divided by average total assets), return on equity (annualized net income divided by average equity), and average equity to average assets ratio (average equity divided by average total assets) for the period ended September 30, 2011:

Return on average assets	7.99%
Return on equity	58.82%
Equity to assets ratio	13.59%

The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%.  Under the capital adequacy guidelines, regulatory capital is classified into two tiers.  These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets.  Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset.  Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations.  The Bank is required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

To be considered “well capitalized” under capital guidelines, we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.  To be considered “adequately capitalized” under capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital.  In addition, banking regulators have established a minimum Tier 1 leverage ratio of at least 4%.  We expect banking regulators to increase these minimum levels in the future.

The following table shows the required capital ratios of the Bank under the OCC Agreement and the Bank’s actual regulatory capital ratios for the period presented.

	Ratios Required Under OCC Agreement	Bank as of September 30, 2011

Tier 1 leverage ratio	10.0%	13.78%
Tier 1 risk-based capital ratio	11.0%	43.43%
Total risk-based capital ratio	12.0%	43.80%

For all periods, we had capital levels that exceeded the regulatory guidelines to be considered a “well capitalized” institution.  In addition, under the FDIC’s order dated January 21, 2011, approving the Bank’s application for deposit insurance, the Bank is required to maintain a Tier 1 common equity to total assets ratio of at least 10% for the first three years of operation.  At September 30, 2011, the Bank was in compliance with the FDIC order.

As of September 30, 2011, the Company’s Tier 1 leverage ratio was 13.87%, its Tier 1 risk-based capital ratio was 43.70% and its total risk-based capital ratio was 44.07%.

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities.  Liquidity management involves monitoring our sources and uses of funds to meet our day-to-day cash flow requirements while maximizing profits.  Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control.  For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions.  Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of control.

At September 30, 2011, our liquid assets, which consist of cash and due from banks, interest bearing deposits and federal funds sold, amounted to $528.1 million, or 29.0% of total assets.  Our available for sale securities at September 30, 2011 amounted to $223.3 million, or 12.3% of total assets.  Investment securities traditionally provide a secondary source of liquidity because they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity.  We plan to meet our future cash needs through the generation of deposits and through collection of the FDIC indemnification asset as we dispose of our covered assets.  In addition, we receive cash on the maturity and sale of loans and the maturity of investment securities.  At September 30, 2011, we had a repo line of credit and a federal funds line of credit with correspondent banks of $100.0 million and $35.0 million, respectively.  We are also a member of the Federal Home Loan Bank of Atlanta (FHLB), from which we can borrow for leverage or liquidity purposes.  The FHLB requires that securities, qualifying mortgage loans and stock of the FHLB owned by the Bank be pledged to secure any advances.  At September 30, 2011, we had $16.0 million in advances from the FHLB and a remaining credit availability of $351.5 million, subject to eligible collateral being posted.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation is not reflected in our consolidated financial statements.  Rather, our financial statements have been prepared on a historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature.  Therefore, the effect of changes in interest rates will have a more significant effect on our performance than will the effect of changing prices and inflation in general.  In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

Off-Balance Sheet Arrangements

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.  At September 30, 2011, unfunded commitments to extend credit were $34.2 million.  A significant portion of the unfunded commitments related to commercial real estate and land development and consumer equity lines of credit.  Based on experience, we anticipate that a significant portion of these lines of credit will not be funded.  We evaluate each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower.  The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At September 30, 2011, we had commitments totaling approximately $3.0 million under letters of credit.  The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Because most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Contractual Obligations

In the normal course of business, we have various outstanding contractual obligations that will require future cash outflows.  The following table presents our contractual obligations as of September 30, 2011.

	Payments Due by Period
(in thousands) Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

FHLB Advances	$16,034	$16,034	$—	$—	$—
Operating Lease Obligations	3,303	1,103	1,622	578	—
Clawback Liability	18,577	—	—	—	18,577
Total	$37,914	$17,137	$1,622	$578	$18,577

Our loss share agreements with the FDIC with respect to our acquisitions include clawback provisions that obligate us to pay the FDIC a certain amount in the event that losses incurred by us with respect to the loss share agreements do not reach a threshold specified in the applicable loss share agreement upon termination of the loss share agreement.

At the date of acquisition, we recognized a clawback liability equal to the present value of the discounted future cash flows expected to be paid to the FDIC in connection with the clawback provisions of the loss share agreements. We evaluate, on a periodic basis, whether the result of our collection efforts on assets covered under loss share agreements have had an impact on the expected balance, if any, to be paid to the FDIC.

Quantitative and Qualitative Disclosure About Market Risk

The principal element of our risk of loss from adverse changes in the fair value of financial instruments, or market risk, is interest rate risk.  Our Asset Liability Committee evaluates interest rate risk with the goal of maximizing net interest income within acceptable levels of interest rate risk, while meeting liquidity and capital levels established by the Board of Directors.  The Asset Liability Committee has established policies to limit interest rate risk exposure and is responsible for monitoring compliance with these policies.  The Asset Liability Committee meets monthly and reviews changes in local and national economic conditions, interest rate risk, investment portfolio position and results, current and future projected liquidity, capital position, and trends in loan and deposit mix and pricing and competitive conditions.

Our interest rate risk is measured consistent with industry practices using net interest income simulations where net interest income is projected under various assumptions including the nature and timing of interest rate changes, shape of the yield curve, loan prepayments, deposit decay rates, and pricing of loans and deposits.  In addition to net interest income, we look at the changes in the present value of equity (PVE) as a secondary measure of interest rate risk. This represents a longer term view of the fair or intrinsic value of the balance sheet by measuring the present value of future cash flows from assets minus the present value of cash flows from liabilities.

Instantaneous parallel shift scenarios, known as rate shocks, are modeled to evaluate risk compared to Board approved exposure limits. These models include rate changes of plus or minus 100, 200, 300 and 400 basis points.  These models are continually reviewed and refined in response to changing market conditions. The Asset Liability Committee evaluates the impacts of each scenario to determine if actions are required to improve current structure or change our risk exposure.

The table below illustrates the impact of an immediate and sustained 100, 200, 300 and 400 basis point increase or decrease in interest rates on net interest income based on the interest rate risk model and the percentage change in the present value of equity (PVE) with each rate shift at September 30, 2011.

Shift in Interest Rates (in basis points)	% Change in Net Interest Income	% Change in PVE
-400	-4.44%	7.36%
-300	-4.29%	3.77%
-200	-3.04%	0.34%
-100	-2.64%	-2.25%
+100	9.83%	1.56%
+200	21.13%	2.18%
+300	35.10%	2.70%
+400	49.07%	3.98%

The significant positive change in net interest income with upward rate shifts is driven by our large overnight investment balances.  In the event these modeled scenarios showed unacceptable levels of risk, management could undertake a number of actions to reduce this risk, including changes or sales in our investment portfolio and risk management activities using on and off balance sheet products, including futures, options, forward rate agreements and other interest rate derivative products.

These calculations do not take into account actions that management may take in response to rate changes and assumes the rate environment is constant and the changes are instantaneous.  Changes to volumes and pricing of new business activities that can be expected are not included in the analytical modeling.  Many assumptions are used to measure and calculate the impact of interest rate changes. Actual results may be significantly different from those derived by the model due to factors such as the timing and frequency of rate change, market conditions and the shape of the yield curve. Actual results may also differ due to actions taken by management in response to rate changes and other changes in our business.

BUSINESS

Our Company

We are a bank holding company headquartered in Atlanta, Georgia that is led by a management team of seasoned bankers with extensive experience managing commercial financial institutions.  We were formed in November 2009 with the goal of creating a leading regional retail and commercial banking franchise in the southeastern United States, initially through the acquisition of multiple failed bank asset and liability pools from the FDIC, as receiver.  In 2010, our investors committed to invest up to $500 million in the Company for the purpose of supporting acquisitions, including failed banks.  In May 2010, we exercised our first commitment with our investors, and we were capitalized with approximately $50.1 million.  On January 21, 2011, our subsidiary bank, CertusBank, N.A., was granted a charter to form a new national bank and the newly formed bank acquired the assets and assumed the liabilities, including substantially all of the deposits, of CommunitySouth Bank from the FDIC, as receiver.  Since receiving its charter in January 2011, the Bank, headquartered in Greenville, South Carolina, has bid on, and acquired, three different failed bank asset and liability pools, including CommunitySouth Bank. To support our second and third acquisitions, we drew down an additional $168.0 million in capital from our investors.

As a result of our three successful FDIC-assisted acquisitions, we have built a consumer and commercial bank with $1.8 billion in assets as of September 30, 2011, with 30 branches located in key markets in upstate South Carolina, Georgia and northern Florida.  We are the largest bank headquartered in the Greenville and Spartanburg, South Carolina metropolitan statistical area and the 14th largest bank in the State of Georgia by deposit share as of June 30, 2011.  Through our branches, we offer our customers a broad array of products including: consumer and business checking and savings accounts, on-line banking and bill pay, telephone banking, electronic statements, consumer and business debit and credit card services, ATMs, retirement planning and investment services.  In addition, we offer mortgage loans, home equity loans and lines of credit, consumer and construction loans, property management loans, commercial loans, business term loans and lines of credit, small business loans, mergers and acquisitions advisory services, loan syndications, risk management (hedging) treasury management and securitizations.

Our executive management team consists of a group of experienced bankers with substantial experience in our market areas and is led by our Chief Executive Officer, President and Chairman, Milton H. Jones Jr.  Mr. Jones is a 32-year veteran of Bank of America, where he served in various executive management positions, most recently as the Georgia Market President.  Walter L. Davis serves as our Chief Credit Officer and Vice Chairman.  He has over 23 years of credit and lending experience and is the former Executive Vice President of Retail Credit and Direct Lending for Wachovia Corporation.  Our Vice Chairman and Chief Operating Officer, Charles M. Williams, has over 29 years of consumer, commercial and investment banking experience, most recently as the Managing Director and Chief Administrative Officer of the Global Corporate and Investment Bank of Bank of America.  K. Angela Webb serves as our Chief Administrative Officer and Senior Executive Vice President.  Ms. Webb spent more than 20 years at Wachovia Bank and is the former Human Resources Executive and Senior Manager of Wachovia’s General Bank’s Mortgage and Retail Credit Division.  Our Chief Financial Officer and Senior Executive Vice President, R. Hampton Painter III, has over 29 years of experience in financial management and reporting, including serving as Chief Financial Officer of First Savers Bank and First Trust Group, Incorporated and First Trust Mortgage Corporation of the South.

As of September 30, 2011, our total assets were approximately $1.8 billion, our total loans receivable were approximately $785.7 million, our total deposits were approximately $1.5 billion and our total stockholders’ equity was approximately $260.1 million.

Our Acquisitions

CommunitySouth Bank

On January 21, 2011, we assumed the deposits and acquired certain assets and assumed certain liabilities of CommunitySouth Bank from the FDIC, as receiver, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated January 21, 2011 (the “CommunitySouth Agreement”).  With the acquisition of CommunitySouth, we acquired six branch locations located in upstate South Carolina.

Terms of the CommunitySouth Agreement.  Under the terms of the CommunitySouth Agreement, we assumed approximately $319.5 million of deposits and acquired approximately $358.6 million of the assets of CommunitySouth Bank, including $219.3 million in loans, net of unearned income, and $11.2 million of other real estate with a discount of $35.1 million and $1.7 million of fair value adjustments, respectively.  The assets acquired also included $128.1 million of cash and cash equivalents, securities, and other assets, plus $20.7 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

In connection with the acquisition, we conducted due diligence on CommunitySouth Bank’s loan portfolio with a focus on determining loss expectations on both the largest credits and the worst performing credits in CommunitySouth Bank’s loan portfolio.  We also reviewed other loans in the portfolio to determine default frequency and loss severity factors for various asset classes to determine expected losses on the remainder of the portfolio.  We then forecasted volume, duration and pace of resolution of non-performing assets to determine estimated carrying costs and expenses to be reflected in the bid we submitted to the FDIC.  We also estimated the cost of administering the portfolio and performed an analysis of the loan portfolio using pro forma financial information.  Based on this due diligence, we submitted a negative bid to the FDIC to purchase the assets of CommunitySouth Bank at a discount of $29.3 million.   We expect the combination of the negative bid and the reimbursements under the loss sharing agreement (described below) to be adequate to absorb the probable losses and expenses relating to CommunitySouth Bank’s loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.  The terms of the agreement provide for the FDIC to indemnify us against claims with respect to liabilities and assets of CommunitySouth Bank that we did not assume and with respect to certain other claims made after the acquisition based on, among other things:

•                  rights of stockholders of CommunitySouth Bank or stockholders of any subsidiary or affiliate of CommunitySouth Bank;

•                  rights of creditors of CommunitySouth Bank;

•                  rights of any present or former director, officer, employee or agent of CommunitySouth Bank or of any subsidiary or affiliate of CommunitySouth Bank; and

•                  any action or inaction of CommunitySouth Bank, its directors, employees or agents, or any subsidiary or affiliate of CommunitySouth Bank before the acquisition.

Loss Share Arrangement.  In connection with the acquisition of CommunitySouth Bank, we entered into a commercial loss share agreement with the FDIC that covers approximately $211.0 million of the acquired assets and 91% of all acquired loans, including 100% of the acquired construction, commercial real estate and commercial and industrial loans, other commercial asset loans and certain other real estate owned (the “Commercial Loss Agreement”).  This loss share agreement with the FDIC affords the Bank significant protection against future losses on the acquired covered loans and other real estate owned.

Under the terms of the loss share agreement for CommunitySouth Bank, the FDIC’s obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred.  The FDIC agreed to assume 69% of losses and share 69% of loss recoveries on the covered loans and other real estate.  The Commercial Loss Agreement covered losses on loans and other real estate for five years and eight years with respect to recoveries.  In addition to the $36.4 million of fair value discounts on loans and other real estate owned, we recorded an $18.1 million indemnification asset from the FDIC as part of the loss share agreement.

Atlantic Southern Bank

On May 20, 2011, we assumed the deposits and acquired certain assets and assumed certain liabilities of Atlantic Southern Bank from the FDIC, as receiver, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated May 20, 2011, similar to the CommunitySouth Agreement.  With the acquisition of Atlantic Southern Bank, we acquired 15 branch locations located in central, southern and coastal Georgia, and one branch located in Jacksonville, Florida.

Under the purchase and assumption agreement for Atlantic Southern Bank, we assumed approximately $572.4 million of deposits and acquired approximately $646.4 million of the assets of Atlantic Southern Bank, including $482.4 million in loans, net of unearned income, and $77.2 million of other real estate with a discount of $140.3 million and $28.1 million of fair value adjustments, respectively.  The assets acquired also included $86.8 million of cash and cash equivalents, securities, and other assets, plus $94.0 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

In connection with the acquisition, we conducted due diligence on Atlantic Southern Bank’s loan portfolio similar to the due diligence conducted in connection with the acquisition of CommunitySouth Bank. Based on this due diligence, we submitted a negative bid of $145.8 million to the FDIC for the acquired assets of Atlantic Southern Bank. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to Atlantic Southern Bank’s loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

Loss Share Arrangements.  In connection with the acquisition, we entered into two loss share agreements with the FDIC on approximately $585.1 million of Atlantic Southern Bank’s assets, including 100% of the acquired loans (except consumer loans) and other real estate.  The first type of loss share agreement covers single-family residential mortgage loans (the “Single Family Loss Agreement”) and the second type of loss share agreement was a Commercial Loss Agreement, as described above.

Under the terms of the loss share agreements for Atlantic Southern Bank, the FDIC’s obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred.  The FDIC agreed to assume 78% of losses and share 78% of loss recoveries on the first $157.7 million of losses on the acquired loans and other real estate owned, to assume 30% of losses and share 30% of loss recoveries on losses exceeding $157.7 million and up to $241.2 million, and to assume 78% of losses and share 78% of loss recoveries on losses exceeding $241.2 million.  In addition to the $168.4 million of fair value discounts on loans and other real estate owned, we recorded an $111.3 million indemnification asset from the FDIC as part of the loss share agreements.

First Georgia Banking Company

Also on May 20, 2011, we assumed the deposits and acquired certain assets and assumed certain liabilities of First Georgia Banking Company from the FDIC, as receiver, under the terms of a purchase and assumption agreement between the Bank and the FDIC dated May 20, 2011, similar to the CommunitySouth Agreement.  With the acquisition of First Georgia Banking Company, we acquired 12 branch locations located in the Atlanta, Sandy Springs and Marietta, Georgia metropolitan statistical area.

Under the purchase and assumption agreement for First Georgia Banking Company, we assumed approximately $654.6 million of deposits and acquired approximately $606.5 million of the assets of First Georgia Banking Company, including $405.5 million in loans, net of unearned income, and $39.7 million of other real estate with a discount of $72.5 million and $12.5 million of fair value adjustments, respectively.  The assets acquired also included $161.3 million of cash and cash equivalents, securities, and other assets, plus $136.0 million in cash received from the FDIC to balance the assets acquired and liabilities assumed.

In connection with the acquisition, we conducted due diligence on First Georgia Banking Company’s loan portfolio similar to the due diligence conducted in connection with the acquisition of CommunitySouth Bank. Based on this due diligence, we submitted a negative bid of $66.3 million to the FDIC for the acquired assets of First Georgia Banking Company. We expect the combination of the negative bid and the reimbursements under the loss sharing agreements to be adequate to absorb the probable losses and expenses relating to First Georgia Banking Company’s loan and other real estate portfolios, expected carrying costs for the non-performing assets and the costs to manage the portfolios. Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may not prove to be accurate.

Loss Share Arrangements.  In connection with the acquisition, we entered a Single Family Loss Agreement and a Commercial Loss Agreement with the FDIC on approximately $452.1 million of First Georgia Banking Company’s assets, including 100% of the acquired loans (except consumer loans) and other real estate.

Under the terms of the loss share agreements for First Georgia Banking Company, the FDIC’s obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred.  The FDIC agreed to assume 78% of losses and share 78% of loss recoveries on the first $99.0 million of losses on the acquired loans and other real estate owned, to assume 0% of losses and share 0% of loss recoveries on losses exceeding $99.0 million and up to $137.3 million and to assume 78% of losses and share 78% of loss recoveries on losses exceeding $137.3 million.  In addition to the $85.0 million of fair value discounts on loans and other real estate owned, we recorded an $54.2 million indemnification asset from the FDIC as part of the loss share agreements.

Acquisition of Sage Southeastern Securities, Inc.

On September 25, 2011, we closed on the acquisition of Sage Southeastern Securities, Inc. (“Sage”), an Atlanta, Georgia based registered broker-dealer.  Sage provides financial advisory services and products, including investment advice, to private accounts of individual and institutional investors.  Our new business focus for Sage will be directed towards providing wealth management services to our high-net worth/premier customers.

Pending Transaction

On November 1, 2011, we agreed to purchase more than $200 million in assets and assume more than $200 million of deposits from First Guaranty Bank and Trust Company of Jacksonville, Florida, including seven branch locations and the trust division.  The transaction includes approximately $96 million in loans that were reviewed and selected by our Special Assets Group.  We did not acquire any of First Guaranty Bank and Trust Company’s non-performing or other criticized loans and the average loan-to-value ratio on the acquired loans is approximately 46%.  The acquisition is subject to regulatory approval and other customary closing conditions.  This transaction will expand our market presence in the Jacksonville, Florida market.

Corporate Governance

Our Board of Directors is tasked with ensuring that we have adequate policies and controls and comply with all rules and regulatory requirements.  All but one of our independent board members also serve on the board of directors of major companies, such as Aflac, Southwest Airlines and AutoNation.

Market Areas

We view our market as the southeastern region of the United States (i.e. Virginia, North Carolina, South Carolina, Georgia, Tennessee and northern Florida), with a particular emphasis on the Carolinas, Georgia and northern Florida.  We believe that these markets have highly attractive demographic, economic and competitive dynamics that are consistent with our objectives and favorable to executing our acquisition and organic growth strategy.

Our three acquisitions have established an initial footprint in upstate South Carolina, Georgia and northern Florida.  We established the Bank’s headquarters in Greenville, South Carolina, which is located along the I-85 corridor between Charlotte, North Carolina and Atlanta, Georgia, because we believe it offers both a favorable centralized location within our market area as well as a strong economic base with a wide diversity of economic activity.  Greenville County serves as the U.S. headquarters for Bausch and Lomb, Michelin Tires and BMW.  In addition, there are more than 100 suppliers that support these companies located throughout Anderson, Greenville, Greer and Spartanburg, South Carolina.

The following table shows key demographic information about our current market areas:

(dollars in thousands, except for Household Income, which is in actual dollars)

CertusBank		Total Market Area
Market	June 30, 2011	Total Deposits in Market	Four- Year Deposit	2010	2010-2015 Projected Population	2010 Median Household	2010-2015 Projected Growth in Household
Area	Deposits	Area(1)	CAGR(2)	Population(3)	Growth(3)	Income(3)	Income(3)

South Carolina
Greenville-Mauldin- Easley	$227,948	$12,908,126	2.6%	644,096	7.4%	$50,114	11.4%
Spartanburg	48,077	4,211,351	5.2%	289,999	7.7%	48,476	10.1%
Anderson	21,405	2,321,671	0.3%	188,227	7.0%	45,807	12.7%

Georgia
Macon	254,365	3,234,706	(3.2)%	233,606	1.2%	45,757	14.5%
Atlanta-Sandy Springs-Marietta	215,348	115,537,726	1.0%	5,611,180	10.1%	68,106	14.9%
Columbus	117,861	7,314,600	8.8%	294,464	1.9%	42,819	16.0%
Warner Robbins	87,951	1,279,679	(2.2)%	139,553	8.4%	55,574	11.8%
Savannah	65,413	5,224,363	(0.3)%	346,746	7.6%	49,609	16.3%
Brunswick	61,153	1,959,026	0.1%	106,631	5.7%	44,291	17.6%
Dalton	57,639	1,937,593	0.1%	137,874	2.5%	46,179	14.3%
Cornelia	56,080	817,341	(4.1)%	44,830	7.0%	42,733	12.3%
Athens-Clarke	35,250	2,977,921	1.7%	196,366	7.2%	41,946	20.1%
Valdosta	21,334	2,134,794	2.0%	135,484	5.2%	39,110	16.2%
Fort Valley	21,063	161,936	(6.9)%	26,953	5.6%	40,488	13.0%

Florida
Jacksonville(4)	$44,158	$46,808,280	12.4%	1,389,042	7.1%	$54,392	11.9%

Total	$1,335,045

Source:  SNL Financial, except where otherwise noted.

(1)       Deposit data is for banks and thrifts only and does not include credit unions.

(2)       Compound Annual Growth Rate from June 30, 2007 through June 30, 2011.

(3)       Source: ESRI, as provided by SNL Financial.  Demographic data is provided by ESRI based primarily on US Census data.  For non-census year data, ESRI uses samples and projections to estimate the demographic data.

(4)       Deposit data is not provided on a pro forma basis to reflect the pending acquisition of First Guaranty Bank and Trust Company.

Our Business Strategy

Our business strategy is to build a leading regional retail and commercial bank in the southeastern United States, and we believe our current capital base, geographic footprint and infrastructure provide us with a strong platform to build from.  We have created a robust integration process, a brand name that is growing in recognition and have assembled a highly talented team capable of managing our growth.

Based on our analysis and in-market experience, we believe that a number of banks in the Carolinas and Georgia will be taken into receivership by the FDIC.  We also expect that a number of banks in our target markets will continue as operating banks, but with deficient capital levels and little or no ability to grow.  We believe this distress in our markets provides us with an opportunity to increase our market share in what we believe are very attractive markets in the southeastern United States.  We expect that our acquisition activity will be the primary driver of our growth over the next few years, including additional FDIC-assisted acquisitions and conservatively structured open bank transactions located in our target markets.

We believe that our focus on our target markets will also provide long-term opportunities for organic growth.  Our key organic growth strategies are:

•                 Expand Our Target Customer Base.  We believe our geographic footprint provides us with a rich opportunity to increase our “share of wallet” by improving service levels and product offerings for our existing and new mass market, mass affluent, affluent, micro-business, community development, small business and commercial customers.

•                 Offer an Array of Products. We offer a product set that is comprehensive which will allow us to broaden overall customer relationships profitably, is complementary to core products and services, is sticky (i.e. has high switching costs) and supports our expanded target customer base.

•                 Innovation.  We have and will continue to invest in cost-effective innovation technologies that provide our customers with electronic access to our products and services.

•                 Product Cross-Sell.  We have developed unique product bundles that are attractively priced to promote adoption of use.

•                 Customer Education.  Customer education enhances overall satisfaction and generates opportunities to promote adoption of new products/services, enhances cross-selling opportunities, and is a welcomed reinvestment in the communities we serve.

•                 Customer Service. Unparalleled customer service is a critical component of our culture. We place a great amount of emphasis on providing customers with distinctive, unparalleled service. Teammates are rewarded for demonstrating exemplary customer service, identifying customer needs, services and sales effectiveness.

•                 Optimize Use of Channels. We have established a continuous process for rationalizing customer delivery channels (e.g. branch, ATM, on-line, telephone, mobile). Our analytical approach includes a combination of historical trends and customer behavioral data to optimize our delivery channels.

Risk Management

Our risk management framework and culture starts with the tone at the top that has been established by the Board of Directors.  We have developed comprehensive risk management policies and procedures, and every member of the executive management team is responsible for monitoring activities across the Bank through risk assessments, training programs, exception reports, incentive score cards, and emphasizing the importance of risk and compliance in regular periodic team meetings. Various risk and control committees independently assess the day-to-day risks impacting the Bank. We believe that our core competency is balancing risks and rewards in order to grow a well-controlled and consistently profitable financial institution.  Our culture recognizes teammates that demonstrate strong risk management and compliance performance. Ultimately, it is our view that the risk management commitment, culture and programs that we established serve as the foundation for our current and long term success.

Our Competitive Strengths

•                 Disciplined Management Team with Execution Capabilities.  We have a disciplined, thorough and patient management team with a proven track record of acquiring failed or failing financial institutions, and integrating them into a strong and profitable franchise.  We believe our disciplined and balanced approach coupled with strong analytics will allow us to grow properly and profitably.

•                 Products and Services.  Our suite of products is evolving as we tailor them to meet the needs of our customers.  We intend to combine innovation with unparalleled customer service to enhance and create products that customers truly want and not what is simply available.  We value “customer listening” and have designed processes to capture customer feedback in order to continuously improve products, pricing and delivery channels.

We have designed a broad set of product and service offerings that better meets the needs of customers’ financial goals because it is targeted to specific customer segments.  Our mass market customer products and services include, among other things, self-directed brokerage, mutual funds, personal trust, credit life and disability insurance, online and mobile banking in addition to basic banking services.  Our mass affluent and affluent customer products and services are typically more sophisticated, such as asset management, foreign exchange, full service brokerage, tax planning and retirement planning.  Our small business and commercial banking teams work together with our advisory services and process improvement teams to develop unique and innovative solutions to companies of every size and in every industry in our geographic footprint.

•                 Talent Acquisition.  Our approach to business development and relationship management emphasizes a team approach in order to deliver comprehensive solutions and expanded services to our entire customer base regardless of size or complexity.  We have invested in, and have been successful in attracting, a talented team with years of experience and significant relationships in our target markets.

Loss Share Resolution

As described above, we have completed three FDIC-assisted acquisitions subject to loss share agreements with the FDIC that significantly grew our asset and liability bank.  As of September 30, 2011, 96.5% of the outstanding principal balance of our loans is covered by loss share agreements with the FDIC.  Because of the loss protection provided by the FDIC, the risks associated with the covered loans and foreclosed real estate we acquired in the FDIC-assisted acquisitions are significantly different from the risks associated with our loans and foreclosed real estate that are not covered under the FDIC loss share agreements.  As of September 30,2011, our covered loans totaled $755.9 million and our non-covered loans totaled $31.2 million.  Given the FDIC loss share protection for our covered loans, our business model since January 21, 2011 and for the immediate future relies heavily on our loss share resolution business and on the income generated from the remediation and disposal of the assets we acquired from the FDIC, rather than interest earned on loans and other assets like a traditional community bank.

Both the Commercial Loss Agreement and the Single Family Loss Agreement for each of our acquisitions contain specific terms and conditions regarding the management of the covered assets that we must follow to receive reimbursement on losses from the FDIC.  In general, under the loss share agreements, we must:

•                  manage and administer covered loans and other assets and collect and effect charge-offs and recoveries in a manner consistent with our usual and prudent business and banking practices and, with respect to single family shared-loss loans, customary servicing procedures;

•                  exercise our best judgment in managing, administering and collecting amounts on covered loans and other assets and effecting charge-offs with respect to covered loans and other assets;

•                  use commercially reasonable efforts to maximize recoveries with respect to losses on single family shared-loss loans and use our best efforts to maximize collections with respect to shared-loss assets under the Commercial Loss Agreement;

•                  retain sufficient staff to perform the duties under the loss share agreements;

•                  adopt and implement accounting, reporting, record-keeping and similar systems with respect to the Commercial Loss Agreement;

•                  comply with the terms of the modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan; and

•                  file quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries.

To ensure compliance with the terms and conditions of the loss share agreements, we have created a Special Assets Group to monitor, manage and administer the different aspects of the loss share agreements.

The Special Assets Group is comprised of bankers with extensive experience working with borrowers in distressed situations to manage the part of the covered assets portfolio that consists of sub-performing loans, non-performing loans and other real estate owned.  The immediate objective of the Special Assets Group is to remediate the covered problem assets to a satisfactory level of performance or, when that cannot be achieved, employ a disposition strategy for the collateral securing a loan in a manner to minimize the loss to the Bank and the FDIC.

The Special Assets Group also coordinates a number of activities relating to the gathering of data and the process of preparing and certifying loss-share certificate submissions to the FDIC.  This team is also responsible for managing the third party software system that we purchased and implemented for monitoring compliance with the loss share agreements and performing the accounting for credit impaired loans and the reporting to the FDIC on these loans.  The Special Assets Group manages and tracks all expenses and losses on covered assets and reports these expenses and losses to the FDIC for reimbursement on a quarterly basis.  The FDIC typically reimburses us for our reported losses and expenses within 30 to 40 days after submission.

We monitor compliance with the loss share agreements through the Special Assets Group.  In addition, prior to approval, all covered loan amendments, modifications, renewal or extensions are subject to review by our Problem Asset Review Committee for criticized assets and the Credit Solutions Group for our performing assets, each of which evaluate the amendment, modification, renewal or extension to ensure it will meet the requirements set forth in the applicable loss share agreement for continued coverage.

Products and Services

Lending Activities

We offer a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans and consumer loans.  Our primary lending focus is to serve consumers, commercial and small- to medium-sized businesses, while maintaining a strong and disciplined credit policy.

Real Estate Loans

Loans secured by real estate are the principal component of our loan portfolio.  Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate.  Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan.  When we make new real estate loans, we obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan.  To control concentration risk, we monitor collateral type and industry concentrations within this portfolio.

As of September 30, 2011, loans secured by first or second mortgages on real estate comprised approximately $505.5 million, or 64.2% of our loan portfolio.  These loans generally fall into one of two categories: residential real estate loans or commercial real estate loans.

•                  Residential Real Estate Loans.  We generally originate and hold short-term first mortgages and traditional second mortgage residential real estate loans and home equity lines of credit.  With respect to fixed and adjustable rate long-term residential real estate loans with terms of up to 30 years, we typically originate these loans only for third-party investors.  Generally, at the inception of the loan, we limit the loan-to-value ratio on our residential real estate loans to 85%.  Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans.  Home equity lines of credit typically have terms of 35 months or less, and we generally limit the extension of credit to less than 90% of the available equity of each property.

•                  Commercial Real Estate Loans.  These loans generally have terms of five years or less, although payments may be structured on a longer amortization basis.  We evaluate each borrower on an individual basis and attempt to determine the business risks and credit profile of each borrower.  We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%.  We also generally require that a borrower’s cash flow exceeds 125% of monthly debt service obligations.  To ensure secondary sources of payment and liquidity to support a loan request, we typically review the personal financial statements of the principal owners and require their personal guarantees.

Real Estate Construction and Development Loans

At September 30, 2011, real estate construction and development loans amounted to $211.3 million, or approximately 26.9% of our loan portfolio.  We offer fixed and adjustable rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own homes.  The term of our construction and development loans generally is limited to 18 months.  In some instances a commercial construction loan may have an amortization period following the completion of construction, with a balloon maturity of not more than five years.  Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the subsequent lease-up and/or sale of the property.  Specific risks include:

•                  cost overruns;

•                  mismanaged construction;

•                  inferior or improper construction techniques;

•                  economic changes or downturns during construction;

•                  a downturn in the real estate market;

•                  rising interest rates which may prevent sale of the property; and

•                  failure to lease-up or sell completed projects in a timely manner.

We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees and by keeping the loan-to-value ratio of the completed project at or below 85%.  Generally, we do not build interest reserves into loan commitments but require periodic cash payments for interest from the borrower’s cash flow.

We make residential land loans to both commercial entities and consumer borrowers for the purpose of financing land upon which to build a residential home.  Residential land loans are reclassified as residential construction loans once construction of the residential home commences.  These loans are further categorized as:

•                  pre-sold commercial, which is a loan to a commercial entity with a pre-identified buyer for the finished home;

•                  owner-occupied consumer, which is a loan to an individual who intends to occupy the finished home; and

•                  non owner-occupied commercial (speculative), which is a loan to a commercial entity intending to lease or sell the finished home.

We make commercial land loans to commercial entities for the purpose of financing land on which to build a commercial project.  These loans are for projects that typically involve small-and medium-sized single and multi-use commercial buildings.

We make commercial construction loans to the borrower for the purpose of financing the construction of a commercial development.  These loans are further categorized depending on whether the borrower intends (a) to occupy the finished development (owner-occupied) or (b) to lease or sell the finished development (non owner-occupied).

Commercial and Industrial Loans

At September 30, 2011, commercial and industrial loans amounted to $55.4 million, or 7.0% of our total loan portfolio.  We make loans for commercial purposes in various lines of businesses, including the manufacturing industry, service industry and professional service areas.  While these loans may have real estate as partial collateral, they are generally considered to have greater risk than first or second mortgages on real estate because these loans may be unsecured or, if they are secured, the value of the non-real estate collateral may be difficult to assess and more likely to decrease than real estate, and the control of the collateral is more at risk.

Consumer and Other Loans

At September 30, 2011, consumer and other loans amounted to $14.9 million, or 1.9% of our loan portfolio.  We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit.  We underwrite consumer loans based on the borrower’s income, current debt level, balance sheet composition, past credit history and the availability and value of collateral.  Consumer rates are both fixed and variable, with negotiable terms.  Our installment loans typically amortize over periods up to 60 months.  Although we typically require monthly payments of interest and a portion of the principal on our loan products, we may offer consumer loans with a single maturity date when a specific source of repayment is available.  Consumer loans not secured by real estate are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value, and is more difficult to control, than real estate.

Credit Administration and Procedures

In our loan review process, we apply a credit grading system to each loan.  Each loan officer is responsible for each loan he or she makes, its performance and grade integrity, regardless of whether other individuals or committees joined in the approval. This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer.

We currently use an external loan review specialist to review the loan underwriting of the portfolio and validate the assigned loan grades.  The external loan review specialist also assesses the adequacy of and adherence to our loan policy, systemic risk that may be inherent in the practices and procedures of the Bank, concentration risk and portfolio trends.  Essentially, the external loan review specialist monitors, tests and reviews various areas of the loan portfolio to assess and report risk to the Bank’s senior management. This external loan review is risk-based to measure areas of highest perceived risk.  In 2012, we plan to use an internal loan review specialist to perform the reviews that our external loan review specialist is currently providing.  Once our internal loan review specialist is in place, internal loan reviews will be performed on an ongoing basis.  In addition, management plans to engage a third party loan review specialist to perform an annual external review of our loan portfolio and to validate the work performed by our internal loan review specialist.

We also manage our performing covered loans that are subject to loss share agreements with the FDIC to ensure continued coverage under the loss share agreements.  Generally, under the Commercial Loss Agreement, coverage will be lost on a covered loan if we make certain advances, amendments, modifications, renewals or extensions that are not permitted under the agreement.  For instance, coverage will be lost if we make any additional advance or commitment on a covered loan unless:

•                  the advance or commitment is made within one year of the acquisition date;

•                  total advances are less than 10% of the loan’s book value; and

•                  such advances are made in good faith and supported by documentation in the credit files and in accordance with our credit policy guidelines.

Covered loans also cannot be amended, modified, renewed or extended, or any term, right or remedy thereunder waived, unless made in good faith and otherwise in accordance with our credit policy guidelines, provided that no such amendment, modification, renewal, extension or waiver can:

•                  extend the term of the loan beyond the end of the final quarter in which the agreement terminates (or beyond the term of the loan as currently in effect);

•                  increase the amount of principal under a term loan (unless such increase is a permitted advance described above); or

•                  increase the maximum amount of principal authorized under a revolving line of credit.

Under both the Single Family Loss Agreement and Commercial Loss Agreement, the FDIC is not required to make any payments with respect to any charge-off or loss event that it determines we should not have effected.  For instance, under the Single Family Loss Agreement, the FDIC can deny coverage if it finds we failed to undertake reasonable and customary loss mitigation efforts in accordance with the applicable modification guidelines or failed to follow customary servicing procedures.  Under both loss share agreements, the FDIC must provide the Bank with notice and an opportunity to cure any such deficiency.  Any unresolved disputes with the FDIC regarding losses or payments will be subject to binding arbitration.

Deposit Products

We offer a full range of deposit services that are typically available in most banks and savings institutions, including checking accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  Transaction accounts and time deposits are tailored to and offered at rates competitive to those offered in our primary market areas.  In addition, we offer certain retirement account services.  We solicit accounts from individuals, businesses, associations, organizations and governmental authorities.  We believe that our branch infrastructure will assist us in obtaining deposits from local customers in the future.

Wealth Management Services

On September 25, 2011, we closed on the acquisition of Sage Southeastern Securities, Inc. (“Sage”), an Atlanta, Georgia based registered broker-dealer.  Sage provides financial advisory services and products, including investment advice, to private accounts of individual and institutional investors.  Our new business focus for Sage will be directed towards providing wealth management services to our high-net worth/premier customers.

Competition

The banking business is highly competitive, and we experience competition in our market areas from many other financial institutions.  Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.  We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions.  These institutions offer some services, such as extensive and established branch networks, that we do not provide.  In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

Employees

As of December 31, 2011, we had 435 full-time equivalent employees.

Properties

Our principal executive offices are located at 1170 Peachtree Street, NW, Suite 2300, Atlanta, Georgia 30309 and our Bank’s main office is located at 6602 Calhoun Memorial Parkway, Easley, South Carolina 29640.  In addition, we operate 29 additional branches located in updated South Carolina, Georgia and northern Florida.

The address locations of these branches are provided below.

Address	City, State, Zip
1252 Virgil Langford Road	Bogart, Georgia 30622
135 Highway 96	Bonaire, Georgia 31005
102 Stonebridge Blvd.	Bremen, Georgia 30110
3420 Cypress Mill Road	Brunswick, Georgia 31520
202 W. White Road	Byron, Georgia 31088
100 Tom Reeve Drive	Carrollton, Georgia 30117
7320 Veterans Pkwy	Columbus, Georgia 31909
1989 Historic Homer Hwy	Commerce, Georgia 30529
920 Level Grove Road	Cornelia, Georgia 30531
1378 Dug Gap Road	Dalton, Georgia 30720
1200 Northway	Darien, Georgia 31305
8340 Eisenhower Pkwy	Lizella, Georgia 31052
101 Main Street	Franklin, Georgia 30217
1011 Park Place Blvd.	Greensboro, Georgia 30642
1465 Old Swimming Pool Road	Jefferson, Georgia 30549
1701 Bass Road	Macon, Georgia 31210
4077 Forsyth Road	Macon, Georgia 31210
501 Walnut Street	Macon, Georgia 31204
597 S. Columbia Avenue	Rincon, Georgia 31326
300 N. Dugger Avenue	Roberta, Georgia 31078
7393 Hodgson Memorial Blvd.	Savannah, Georgia 31406
464 S. Houston Lake Road	Warner Robins, Georgia 31088
460 Norman Drive	Valdosta, Georgia 31601
1510 North Main Street	Anderson, South Carolina 29621
530 W Wade Hampton Blvd.	Greer, South Carolina 29650
2415 Laurens Road	Greenville, South Carolina 29607
787 East Butler Road	Mauldin, South Carolina 29662
531 East Main Street	Spartanburg, South Carolina 29302
13474 Atlantic Blvd., Ste. 109	Jacksonville, Florida 32225

We currently own our branch located at 501 Walnut Street in Macon, Georgia.  In connection with our acquisitions of CommunitySouth Bank, Atlantic Southern Bank and First Georgia Banking Company, pursuant to the terms and conditions of the respective purchase and assumption agreements, we had the option, for a period of 90 days after each transaction, to purchase and/or assume certain contracts associated with the Acquired Banks, including certain of their branch office locations, with the settlement of our purchase and/or assumption to occur on the one year anniversary date of each acquisition.  We intend to acquire 29 of the branches formerly operated by the Acquired Banks.  We are currently occupying these 29 branches until we acquire them from the FDIC upon final settlement in 2012.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business.  We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

SUPERVISION AND REGULATION

Both CertusHoldings, Inc. and CertusBank, N.A. are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations.  These laws and regulations are generally intended to protect depositors, not stockholders.  The following summary is qualified by reference to the statutory and regulatory provisions discussed.  Changes in applicable laws or regulations may have a material effect on our business and prospects.  Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations.  It is intended only to briefly summarize some material provisions.

CertusHoldings, Inc.

Any entity that acquires direct or indirect control of a bank must obtain prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve”) to become a bank holding company pursuant to the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”).  We became a bank holding company upon the consummation of the acquisition of certain of the assets and assumption of certain liabilities of CommunitySouth Bank from the FDIC, as receiver, by our newly chartered bank subsidiary, CertusBank.  As a bank holding company, we are subject to regulation under the Bank Holding Company Act, and to inspection, examination, supervision and enforcement by the Federal Reserve.

Permitted Activities

Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•                  banking or managing or controlling banks;

•                  furnishing services to or performing services for our subsidiaries; and

•                  any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•                  factoring accounts receivable;

•                  making, acquiring, brokering or servicing loans and usual related activities;

•                  leasing personal or real property;

•                  operating a non-bank depository institution, such as a savings association;

•                  trust company functions;

•                  financial and investment advisory activities;

•                  conducting discount securities brokerage activities;

•                  underwriting and dealing in government obligations and money market instruments;

•                  providing specified management consulting and counseling activities;

•                  performing selected data processing services and support services;

•                  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•                  performing selected insurance underwriting activities.

As a bank holding company, we also can elect to be treated as a “financial holding company,” which would allow us to engage in a broader array of activities.  In sum, a financial holding company can engage in activities that are financial in nature or incidental or complimentary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.  We have not sought financial holding company status, but may elect such status in the future as our business matures.  If we were to elect in writing for financial holding company status, each insured depository institution we control would have to be well capitalized, well managed and have at least a satisfactory rating under the Community Reinvestment Act (“CRA”) (discussed below).

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Change in Control

In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated there under, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company.  Following the relaxing of these restrictions by the Federal Reserve in September 2008, control will be rebuttably presumed to exist if a person acquires more than 33% of the total equity of a bank or bank holding company, of which it may own, control or have the power to vote not more than 15% of any class of voting securities.

Source of Strength

It is a policy of the Federal Reserve that a bank holding company should serve as a source of financial and managerial strength to the banks that it controls.  If a controlled bank is in financial distress, then the Federal Reserve could assert that the bank holding company must provide additional capital or financial support to the bank.  If a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee a capital restoration plan.  If the Federal Reserve believes that a bank holding company’s activities, assets, or affiliates represent a significant risk to the financial safety, soundness, or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets, or divest the affiliates.  The regulators may require these and other actions in support of controlled banks even if such action is not in the best interests of the bank holding company or its stockholders.  Because we are a bank holding company, the Federal Reserve views us (and our consolidated assets) as a source of financial and managerial strength for our controlled depository institutions.

We control the Bank, which is a national bank.  Consequently, the OCC could order an assessment of us if the Bank’s capital were to become impaired.  If we failed to pay the assessment within three months, the OCC could order the sale of our equity in the Bank to cover the deficiency.

In addition, capital loans by us or the Bank to any of our future subsidiary banks will be subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank.  In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Requirements

The Federal Reserve Board imposes certain capital requirements on the bank holding company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are essentially the same as those that apply to the Bank and are described below under “CertusBank, N.A.—Prompt Corrective Action.” Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company.  Our ability to pay dividends depends on, among other things, the Bank’s ability to pay dividends to us, which is subject to regulatory restrictions as described below in “CertusBank, N.A.—Dividends.” We are also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

CertusBank, N.A.

The Bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the OCC.  Deposits in the Bank are insured by the FDIC up to a maximum amount of $250,000, pursuant to the provisions of the Dodd-Frank Act.  The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.  In addition, the FDIC provides unlimited deposit insurance coverage for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts.  All institutions will be required to provide full deposit insurance on noninterest-bearing transaction accounts until December 31, 2012.

The OCC and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including:

•                  security devices and procedures;

•                  adequacy of capitalization and loss reserves;

•                  loans;

•                  investments;

•                  borrowings;

•                  deposits;

•                  mergers;

•                  issuances of securities;

•                  payment of dividends;

•                  interest rates payable on deposits;

•                  interest rates or fees chargeable on loans;

•                  establishment of branches;

•                  corporate reorganizations;

•                  maintenance of books and records; and

•                  adequacy of staff training to carry on safe lending and deposit gathering practices.

The OCC requires that the Bank maintain specified capital ratios of capital to assets and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures.  Two categories of regulatory capital are used in calculating these ratios—Tier 1 capital and total capital.  Tier 1 capital generally includes common equity, retained earnings, a limited amount of qualifying preferred stock, and qualifying minority interests in consolidated subsidiaries, reduced by goodwill and certain other intangible assets, such as core deposit intangibles, and certain other assets.  Total capital generally consists of Tier 1 capital plus Tier 2 capital, which includes the allowance for loan losses, preferred stock that did not qualify as Tier 1 capital, certain types of subordinated debt and a limited amount of other items.

The Bank is also subject to specific requirements pursuant to the OCC Agreement which was entered into in connection with the acquisition of CommunitySouth Bank.  The OCC Agreement requires, among other things, that the Bank maintain various financial and capital ratios and provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer of the Bank.

The Bank (and, with respect to certain provisions, the Company) is also subject to a separate Order of the FDIC, dated January 21, 2011 (which we refer to as the “FDIC Order”) issued in connection with the FDIC’s approval of the Bank’s application for deposit insurance for CommunitySouth Bank. The FDIC Order requires, among other things, that during the first three years following our acquisition of the CommunitySouth Bank, the Bank must obtain the FDIC’s approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those plans to the FDIC and comply with the applicable requirements of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions.  Additionally, the FDIC Order requires the Bank to maintain a ratio of tier 1 common equity to total assets equal to at least 10% during such three-year period, and to remain “well capitalized” thereafter.

A failure by us or the Bank to comply with the requirements of the OCC Agreement or the FDIC Order, or the objection by the OCC or the FDIC to any materials or information submitted pursuant to the OCC Agreement or the FDIC Order, could prevent us from executing our business strategy and materially and adversely affect our businesses and our consolidated results of operations and financial condition.

FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions

The FDIC Order included a condition that the Bank, the Company, the Company’s founders and certain of our investors comply with the applicable provisions of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions (the “FDIC Policy Statement”).  The FDIC Policy Statement imposes restrictions and requirements on certain institutions and their investors, to the extent that those institutions seek to acquire a failed bank from the FDIC. Certain provisions of the FDIC Policy Statement are summarized below. They include a higher capital requirement for the Bank and a three-year restriction on the sale or transfer of our securities by those investors covered by the FDIC Policy Statement. As the agency responsible for resolving failed banks, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC adopted the FDIC Policy Statement on August 26, 2009. The FDIC issued guidance under the FDIC Policy Statement on January 6, 2010 and April 23, 2010.

The FDIC Policy Statement imposes the following provisions, among others, on those institutions and investors to which it applies.  First, the institution is required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the covered investors.  This amount of capital exceeds that required under otherwise applicable regulatory requirements.  Second, covered investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions.  Third, the institution is prohibited from extending credit to its covered investors and to affiliates of its covered investors. Fourth, covered investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions.  The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions.  In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy Statement invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing.  Fifth, without FDIC approval, covered investors are prohibited from selling or otherwise transferring their securities in the institution for a three-year period following the time of certain acquisitions.  The transfer restrictions in the FDIC Policy Statement do not apply to open-ended investment companies that are registered under the Investment Company Act, issue redeemable securities, and allow investors to redeem on demand.  Sixth, covered investors may not employ complex and functionally opaque ownership structures to invest in institutions.  Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that failed institution in an FDIC auction.  Eighth, covered investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams, and their business models. Ninth, the FDIC Policy Statement does not replace or substitute for otherwise applicable regulations or statutes.

Prompt Corrective Action

As an insured depository institution, the Bank is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the regulations under it, which set forth five capital categories, each with specific regulatory consequences.  Under these regulations, the categories are:

•                  Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure.  A well capitalized institution:

•               has total capital ratio of 10% or greater; and

•     has a tier 1 capital ratio of 6% or greater; and

•     has a leverage capital ratio of 5% or greater; and

•               is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

•                  Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure.  The institution may not make a capital distribution if it would result in the institution becoming undercapitalized.  An adequately capitalized institution:

•                  has a total capital ratio of 8% or greater; and

•                  has a tier 1 capital ratio of 4% or greater; and

•                  has a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

•                  Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure.  An undercapitalized institution:

•                  has a total capital ratio of less than 8%; or

•                  has a tier 1 capital ratio of less than 4%; or

•                  has a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

•                  Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure.  A significantly undercapitalized institution:

•                  has a total capital ratio of less than 6%; or

•                  has a tier 1 capital ratio of less than 3%; or

•                  has a leverage capital ratio of less than 3%.

•                  Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency.  A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

The OCC Agreement entered into between the Bank and the OCC also requires the Bank to maintain a Tier 1 leverage ratio of 10.0%, a Tier 1 risk-based capital ratio of 11.0% and a total risk-based capital ratio of 12.0%.  In addition, under the FDIC Order, and pursuant to the FDIC Policy Statement to which the Bank is subject, the Bank must at all times maintain a tier 1 common equity to total assets ratio of at least 10% for the first three years of its operations.

If the FDIC determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition, the regulator is authorized to reclassify the institution to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories.  The severity of the action depends upon the capital category in which the institution is placed.  A banking institution that is undercapitalized is required to submit a capital restoration plan.  Failure to meet capital guidelines could subject the bank to a variety of enforcement remedies by federal bank regulatory agencies, including: termination of deposit insurance by the FDIC; restrictions on certain business activities; and appointment of the FDIC as conservator or receiver.  Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

As of September 30, 2011, the Bank’s regulatory capital surpassed the levels required to be considered “well capitalized” and met the requirements of the OCC Agreement, the FDIC Order and the FDIC Policy Statement.

Standards for Safety and Soundness

The Federal Deposit Insurance Act also requires the federal banking regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i)

internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset growth.  The agencies also must prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits.  The federal banking agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards.  These guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  Under the regulations, if the OCC determines that the Bank fails to meet any standards prescribed by the guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the OCC. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

Regulatory Examination

The OCC also requires the Bank to prepare annual reports on the Bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

All insured institutions must undergo regular on-site examinations by their appropriate banking agency.  The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate federal banking agency against each institution or affiliate as it deems necessary or appropriate.  Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable.  The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution.  The federal banking regulatory agencies prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•                  internal controls;

•                  information systems and audit systems;

•                  loan documentation;

•                  credit underwriting;

•                  interest rate risk exposure; and

•                  asset quality.

Transactions with Affiliates and Insiders

Banks are subject to restrictions on their ability to conduct transactions with affiliates, including us, and other related parties.  Section 23A of the Federal Reserve Act imposes quantitative limits, qualitative requirements, and collateral requirements on certain transactions by a bank with, or for the benefit of, its affiliates.  Transactions covered by Section 23A include loans, extensions of credit, investment in securities issued by an affiliate, and purchases of assets from an affiliate.  Section 23B of the Federal Reserve Act requires that most types of transactions by a bank with, or for the benefit of, an affiliate be on terms at least as favorable to the bank than if the transaction were conducted with an unaffiliated third party.  The Federal Reserve’s Regulation W also defines and limits the transactions in which the Bank may engage with us or with other affiliates.

The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements, and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied.  The definition of “affiliate” was expanded to include any investment fund to which we or an affiliate serves as an investment adviser.  The ability of the Federal Reserve to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including by requiring coordination with other bank regulators.

The Federal Reserve’s Regulation O imposes restrictions and procedural requirements in connection with the extension of credit by a bank to its directors, executive officers, principal equity investors, and their related interests.  All extensions of credit to insiders and their related interests must be on the same terms as, and subject to the same loan underwriting requirements as, loans to persons who are not insiders.  In addition, Regulation O imposes lending limits on loans to insiders and their related interests and imposes, in certain circumstances, requirements for prior approval of the loans by the Bank’s board of directors.

Dividends

The Company is a legal entity separate and distinct from each of its subsidiaries.  The ability of a bank to pay dividends and make other distributions, and to pay any management fee to its parent holding company, is limited by federal and state law.  The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital, and regulatory status.  The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment.  For example, the FDI Act generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

The ability of a bank holding company to pay dividends and make other distributions can also be limited.  A bank holding company is subject to leverage and minimum capital requirements as summarized above.  The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions.  The Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies.  The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality, and overall financial condition.  Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing.  In addition, the Dodd-Frank Act and Basel III impose additional restrictions on the ability of banking institutions to pay dividends.

Currently, the Bank is prohibited by the OCC Agreement from paying dividends to us until January 2014 and, therefore, any dividends to our common stockholders would have to be paid from funds legally available thereof at the holding company level.  Banking regulators have authority to impose additional limits on dividends and distributions by us and our subsidiaries.  Certain restrictive covenants in future debt instruments, if any, may also limit our ability to pay dividends or our subsidiary depository institution ability to make distributions or pay dividends to us.

Branching

Federal law permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve approval, to acquire banking institutions located in states other than the bank holding company’s home state without regard to whether the transaction is prohibited under state law. In addition, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution passed legislation prior to June 1, 1997 that expressly prohibits interstate mergers.  The Dodd-Frank Act permits a national bank or a state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is to be located would permit the establishment of the branch if the bank were a bank chartered in that state.  National banks may provide trust services in any state to the same extent as a trust company chartered by that state.

Anti-Tying Restrictions

Under amendments to the Bank Holding Company Act and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers.  In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that:

•                  the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or its subsidiaries; or

•                  the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule.  A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act

The Community Reinvestment Act requires that the OCC evaluate the record of the Bank in meeting the credit needs of its local community, including low and moderate income neighborhoods.  These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.  Failure to adequately meet these criteria could impose additional requirements and limitations on our Bank.

Finance Subsidiaries

Under the Gramm-Leach-Bliley Act (the “GLBA”), subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible.  The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy.  In addition, the GLBA imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates.

Consumer Protection Regulations

Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers.  Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates.  The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•                  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                  the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•                  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•                  the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

•                  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•                  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above.  These federal, state, and local laws mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers and monitor account activity when taking deposits, making loans, or conducting other types of transactions.  Failure to comply with these laws and regulations could give rise to substantial penalties, reputational damage, regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability.  The Dodd-Frank Act creates a new independent Consumer Financial Protection Bureau (the “Bureau”) which will have broad authority to regulate consumer financial services and products provided by banks and various non-bank providers.  It will have authority to promulgate regulations and issue orders, guidance, policy statements, conduct examinations and bring enforcement actions.  In general, banks with assets of $10 billion or less will be examined for consumer complaints by their bank regulator.  The creation of the Bureau is likely to lead to enhanced and strengthened enforcement of consumer financial protection laws.

Enforcement Powers

The Bank and its “institution-affiliated parties,” including its management, employee’s agent’s independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency.  These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports.  Civil penalties may be as high as $1,000,000 a day for such violations.  Criminal penalties for some financial institution crimes have been increased to 20 years.  In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties.  Possible enforcement actions include the termination of deposit insurance.  Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded.  Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss.  A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Anti-Money Laundering Requirements

Under federal law, including the Bank Secrecy Act, the Patriot Act, and the International Money Laundering Abatement and Anti-Terrorist Financing Act, financial institutions (including insured depository institutions, broker-dealers and certain other financial institutions) must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Among other things, these laws are intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers.  Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions.  Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions.  The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The Office of Foreign Assets Control (“OFAC”) is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress.  OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons.  If we or our subsidiaries find a name on any transaction, account or wire transfer that is on an OFAC list, we or our subsidiaries must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Privacy and Credit Reporting

Financial institutions are required to disclose their policies for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer.  Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.  Our policy is not to disclose any personal information unless required by law.  The OCC and the federal banking agencies have prescribed standards for maintaining the security and confidentiality of consumer information.  The Bank is subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Like other lending institutions, the Bank utilizes credit bureau data in its underwriting activities.  Use of such data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data.  The Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”) permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the FACT Act.

Check 21

The Check Clearing for the 21st Century Act gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check.  Some of the major provisions include:

•                  allowing check truncation without making it mandatory;

•                  demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•                  legalizing substitutions for and replacements of paper checks without agreement from consumers;

•                  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•                  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•                  requiring the re-crediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies.  The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession.  The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits.  It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Deposit Insurance Assessment

FDIC-insured depository institutions are required to pay deposit insurance premium assessments to the FDIC.  The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system.  An institution’s risk classification is assigned based on its capital levels, the level of supervisory concern the institution poses to its regulators and other risk measures. The FDIC recently raised assessment rates to increase funding for the Deposit Insurance Fund (“DIF”), which is currently under-funded.

The Dodd-Frank Act changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks.  The Dodd-Frank Act also eliminates the upper limit for the reserve ratio designated by the FDIC each year, increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The Dodd-Frank Act requires the DIF to reach a reserve ratio of 1.35% of insured deposits by September 30, 2020.  On December 14, 2010, the FDIC raised the minimum designated reserve ratio of DIF to 2%.  The ratio is higher than the minimum reserve ratio of 1.35% as set by the Dodd-Frank Act. Under the Dodd-Frank Act, the FDIC is required to offset the effect of the higher reserve ratio on insured depository institutions with consolidated assets of less than $10 billion.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing.  The final rule, mandated by the Dodd-Frank Act, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity.  Because the new assessment base under the Dodd-Frank Act is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry.  In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5% but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds.  The final rule also determines how the effect of the higher reserve ratio will be offset for institutions with less than $10 billion of consolidated assets.

Continued action by the FDIC to replenish the DIF as well as the changes contained in the Dodd-Frank Act may result in higher assessment rates, which would reduce our profitability or otherwise negatively impact our operations.

In addition to its insurance assessment, each insured bank is subject in 2011 to quarterly debt service assessments in connection with bonds issued by a government corporation that financed the federal savings and loans bailout.  The first quarter 2011 debt service assessment is 0.0102% of each bank’s insured deposits and the second quarter 2011 assessment is 0.01% of each bank’s insured deposits.

General Assessment Fees

The OCC currently charges assessments to all national banks based upon the asset size of the bank.  In addition to the general assessment fees, the OCC imposes surcharges on national banks with a supervisory composite rating of 3, 4 or 5 in its most recent safety and soundness examination. The general assessment fee is paid to the OCC on a semi-annual basis.  The Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Incentive Compensation

In June 2010, the Federal Reserve, the FDIC and the OCC issued a comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking.  The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements.  The findings of the supervisory initiatives will be included in reports of examination.  Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions.  Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Depositor Preference

The FDI Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution.  If we invest in or acquire an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution and priority over any of the Bank’s stockholders, including us, or our investors or creditors.

Recent Legislative Developments and Regulatory Initiatives

Federal, state, and local legislators and regulators regularly introduce measures or take actions that would modify the regulatory requirements applicable to banks, thrifts, their holding companies, and other financial institutions. Changes in laws, regulations, or regulatory policies could impact us or the Bank in ways we cannot predict.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector.  Additionally, the act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council (Council), the Federal Reserve, the OCC, and the FDIC.

The following items provide a brief description of certain provisions of the act.

•                  Source of Strength.  The act requires all companies that directly or indirectly control an insured depository institution to serve as a source of strength for the institution. Under this requirement, in the future we could be required to provide financial assistance to the Bank should it experience financial distress.

•                  Payment of Interest on Demand Deposits Permitted.  The act repeals the prohibition on banks and other financial institutions from paying interest on demand deposits.  Financial institutions will be permitted to begin paying interest on demand deposits beginning in July 2011.  This could result in increased competition for these deposits from the Bank’s competitors and increase the Bank’s overall cost of funds, which could increase our cost of operations and reduce our profitability.

•                  Limitation on Federal Preemption.  The act significantly reduces the ability of national banks to rely upon federal preemption of state consumer financial laws.  Although the OCC will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations.  This could, in turn, result in significant new regulatory requirements applicable to us, with potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

•                  Mortgage Loan Origination and Risk Retention.  The act contains additional regulatory requirements that may affect our operations and result in increased compliance costs.  For example, the act imposes new standards for mortgage loan originations on all lenders, including banks and thrifts, in an effort to require steps to verify a borrower’s ability to repay.  In addition, the act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

•                  Imposition of Restrictions on Certain Activities.  The act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, and reporting. Additionally, the act requires that certain swaps and derivatives activities be “pushed out” of insured depository institutions and conducted in non-bank affiliates, significantly restricts the ability of a member of a depository institution holding company group to invest in or sponsor certain private funds, and broadly restricts such entities from engaging in “proprietary trading,” subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our business.

•                  Expanded FDIC Resolution Authority.  While insured depository institutions have long been subject to the FDIC’s resolution framework, the act creates a new mechanism for the FDIC to conduct the orderly liquidation of certain “covered financial companies,” including bank holding companies and systemically significant non-bank financial companies. Upon certain findings being made, the FDIC may be appointed receiver for a covered financial company, and would be tasked to conduct an orderly liquidation of the entity. The FDIC liquidation process is generally modeled on the existing Federal Deposit Insurance Act (FDI Act), bank resolution regulations, and generally gives the FDIC more discretion than in the traditional bankruptcy context.

•                  Creation of New Consumer Protection Bureau.  The act creates a new Bureau of Consumer Financial Protection within the Federal Reserve with broad powers to supervise and enforce consumer protection laws. The Bureau of Consumer Financial Protection will have broad rule-making authority for a wide range of consumer protection laws that apply to all insured depository institutions. The Bureau of Consumer Financial Protection has examination and enforcement authority over all depository institutions with more than $10 billion in assets.  Depository institutions with $10 billion or less in assets, such as the Bank, will be examined by their applicable bank regulators.

•                  Deposit Insurance.  The act makes permanent the general $250,000 deposit insurance limit for insured deposits and provides for unlimited deposit coverage for non-interest-bearing transaction accounts until January 1, 2013.  Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated.  Under these amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity.  Additionally, the act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.  These provisions could increase the FDIC deposit insurance premiums paid by the Bank.

•                  Transactions with Affiliates and Insiders.  The act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied.  Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions.  Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•                  Enhanced Lending Limits.  The act strengthens the existing limits on a depository institution’s credit exposure to one borrower.  Federal banking law currently limits a federal thrift’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

•                  Executive Compensation and Corporate Governance Requirements.  The act requires us to include, at least once every three years, a separate non-binding “say on pay” vote in our proxy statement by which stockholders may vote on the compensation of our named executive officers.  In addition, the act also includes provisions that may impact our corporate governance.  For instance, the act grants the SEC authority to issue rules that allow stockholders to nominate directors by using the company’s proxy solicitation materials and requires the SEC to adopt rules:

•                  prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and

•                  requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

Many of the requirements of the act will be implemented over time and most will be subject to regulations implemented over the course of several years.  Given the uncertainty surrounding the manner in which many of the act’s provisions will be implemented by the various regulatory agencies and through regulations, the full extent of the impact on our operations is unclear.  The changes resulting from the act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements.  Failure to comply with the new requirements may negatively impact our results of operations and financial condition.  While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Basel III

Internationally, both the Basel Committee on Banking Supervision (the “Basel Committee”) and the Financial Stability Board (established in April 2009 by the Group of Twenty (“G-20”) Finance Ministers and Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation, and transparency) have committed to raise capital standards and liquidity buffers within the banking system (“Basel III”).

On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier 1 common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with full implementation by January 2019.

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.”  Basel III, when implemented by the U.S. banking agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

The Basel III final capital framework, among other things, (a) introduces as a new capital measure “Common Equity Tier 1” (“CET1”), (b) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (c) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (d) expands the scope of the adjustments as compared to existing regulations.

When fully phased in on January 1, 2019, Basel III requires banks to maintain (a) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7%), (b) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (c) a minimum ratio of Total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (d) as a newly adopted international standard, a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also provides for a “countercyclical capital buffer,” generally to be imposed when national regulators determine that excess aggregate credit growth becomes associated with a buildup of systemic risk, that would be a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented (potentially resulting in total buffers of between 2.5% and 5%).

The capital conservation buffer is designed to absorb losses during periods of economic stress.  Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The implementation of the Basel III final framework will commence January 1, 2013. On that date, banking institutions will be required to meet the following minimum capital ratios:

•                   3.5% CET1 to risk-weighted assets;

•                   4.5% Tier 1 capital to risk-weighted assets; and

•                   8.0% Total capital to risk-weighted assets.

The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2014 and will be phased-in over a five-year period (20% per year). The implementation of the capital conservation buffer will begin on January 1, 2016 at 0.625% and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

The U.S. banking agencies have indicated informally that they expect to propose regulations implementing Basel III in mid-2011 with final adoption of implementing regulations in mid-2012. Notwithstanding its release of the Basel III framework as a final framework, the Basel Committee is considering further amendments to Basel III, including the imposition of additional capital surcharges on globally systemically important financial institutions. In addition to Basel III, Dodd-Frank requires or permits the Federal banking agencies to adopt regulations affecting banking institutions’ capital requirements in a number of respects, including potentially more stringent capital requirements for systemically important financial institutions.  Further, new regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages and positions with us as of January 13, 2012 are as follows:

Name	Age	Position
Executive Officers:

Milton H. Jones Jr.	59	Chairman, President, Chief Executive Officer and Director

Charles M. Williams	52	Vice Chairman, Chief Operating Officer and Director

Walter L. Davis	47	Vice Chairman, Chief Credit Officer and Director

K. Angela Webb	48	Senior Executive Vice President and Chief Administrative Officer

R. Hampton Painter III	54	Senior Executive Vice President and Chief Financial Officer

Non-Executive Directors:

J. Veronica Biggins	65	Director

Robert J. Brown	76	Director

Hildy J. Teegen	45	Director

Robert L. Wright	74	Director

The business experience and background of each of our directors and executive officers is provided below.  Our directors are elected at each annual stockholders meeting to serve a one-year term expiring at the next annual stockholders meeting and until their successors are elected and qualified.

Executive Officers

Milton H. Jones Jr., Chairman, President, Chief Executive Officer and Director

Milton H. Jones Jr. has served as our Chairman, President and Chief Executive Officer since our founding in November 2009.  Mr. Jones spent 32 years at Bank of America and its predecessor companies, most recently as the Georgia Market President of Bank of America, which had more than $12 billion in retail deposits, 155 branches and 7,000 associates.  Prior to that, Mr. Jones was the Global Quality & Productivity (Q&P) Executive for Bank of America and President of the Mid-South Region of Bank of America, which had more than 200 banking centers, $15 billion in deposits and $10 billion in loans.  He also served on Bank of America’s Operating Committee and Chairman of its Diversity Advisory Council.  Mr. Jones was also the former Global Finance Services Group Executive, President of Dealer Financial Services, Chief Technology Infrastructure Officer and held various senior executive roles in the finance organization at Bank of America.  Mr. Jones graduated from the University of Notre Dame.  Currently, he serves on the Executive Committee of the YMCA of Metropolitan Atlanta, chairs the Board of Trustees of Meharry Medical College in Nashville, Tennessee, serves on the Board and chairs the Audit Committee of UNCF and is on the board of the Metro Atlanta Chamber of Commerce.  Mr. Jones brings to our board of directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America.  His experience in leadership roles and activities in the Southeast qualify him to serve as the Chairman of our board of directors.

Charles M. Williams, Vice Chairman, Chief Operating Officer and Director

Charles M. Williams has served as our Vice Chairman and Chief Operating Officer since our founding in November 2009.  From 1996 to 2009, Mr. Williams served in various executive positions with Bank of America, including Managing Director and Chief Administrative Officer of the Global Corporate and Investment Bank (GCIB).  In this role, he managed investment bank’s global infrastructure, including $1 billion in strategic investments in over 40 companies, central funding, operational risk, capital management and reporting, information research, operations, off-shoring, financial reporting and business risk controls.  Mr. Williams also served as a member of the board of managers of Banc of America Securities, LLC and a senior member of the Global Markets Risk Committee.  He was also the former Chairman and President of Bank of America Overseas Corporation and Bank of America International Finance Corporation where he was directly responsible for overseeing offshore tax, insurance and conduit transactions.  Prior to the above, Mr. Williams was the Corporate Risk Evaluation Executive for Bank of America where he led global audit, credit review, compliance, operational risk and regulatory relations.  He earned a Bachelor’s Degree in Economics from Marquette University.  Mr. Williams’ extensive experience at Bank of American managing strategic investments and operational risk qualifies him to serve on our board of directors.

Walter L. Davis, Vice Chairman, Chief Credit Officer and Director

Walter L. Davis has served as our Vice Chairman and Chief Credit Officer since our founding in November 2009.  From 2005 to 2009, he served as Executive Vice-President of Retail Credit and Direct Lending of Wachovia Corporation where he was responsible for leading Wachovia’s nationwide originations, servicing, settlement services and default management organizations for the bank’s $70 billion consumer credit portfolio.  Prior to his tenure at Wachovia, Mr. Davis over 11 years at Bank of American, most recently as a Principal in the Real Estate Syndicated Capital Markets Group.  At Bank of America, he was responsible for the syndication and participation of large commercial real estate transactions, many of which included the use of tax-exempt bonds and various tax-credit instruments.  Mr. Davis holds a B.S. Degree in Psychology from the University of South Carolina and is a graduate of the University of South Carolina School of Banking.  He serves on the Board of Trustees of Providence Day School and on the Business Partnership Foundation Board at the University of South Carolina School of Business.  Mr. Davis’ substantial experience with loan originations, syndications, and default management at Wachovia and Bank of America qualifies him to serve on our board of directors.

K. Angela Webb, Senior Executive Vice President and Chief Administrative Officer

Angela Webb has served as a Senior Executive Vice President and our Chief Administrative Officer since our founding in November 2009.  Prior to joining us, Ms. Webb served more than 20 years at Wachovia Bank and its predecessors, most recently as the Human Resources Executive and Senior Manager of Wachovia Bank’s General Bank’s Mortgage and Retail Credit Division where she was responsible for managing a team of human resource professionals that provided strategic and consultative leadership and tactical execution to a client group of more than 15,000 employees in 40 states.  Ms. Webb also served as a business consultant and collaborated with the General Bank senior managers to build and expand centralized underwriting centers across the east coast to support its branch network.  She holds a B.A. Degree in Industrial Psychology from the University of North Carolina at Charlotte and is a member of SHRM, a certified diversity practitioner and a DDI Administrator.  Ms. Webb serves on the boards of the Greenville South Carolina Community Foundation and the National Urban League for the Upstate of South Carolina.

R. Hampton Painter III, Senior Executive Vice President and Chief Financial Officer

R. Hampton Painter III has served as a Senior Executive Vice President and our Chief Financial Officer since March 2011.  Mr. Painter is a veteran of the banking and financial management industry with almost 30 years of executive management experience among regional and community banks, financial consulting operations, and with a privately-owned mortgage banking company.  From 2003 to 2010, Mr. Painter held various positions with Plantation Financial Corporation, including Chief Financial Officer, Treasurer and Secondary Marketing Manager.  His duties ranged from accounting and treasury operations to secondary marketing, pricing and interest rate risk management.  Prior to joining Plantation Financial Corporation, Mr. Painter co-founded First Trust Mortgage Corporation of the South, a multi-state mortgage banking company headquartered in Greenville, South Carolina.

From 1996 until its sale in 2002, he served as its Chief Financial Officer and Secretary/Treasurer.  Mr. Painter also operated Capital Strategies, Inc., a financial consulting company providing strategic planning, funds management, analytical, and interest rate and commodity price hedging services to clients in the banking, money management, and public utilities sectors from 1994 to 1996.  Mr. Painter began his banking career in 1982 with First Savings Bank, a multi-billion asset statewide savings institution headquartered in Greenville, South Carolina.  During his 12 years with the bank, he served various finance-oriented roles, including Chief Investment Officer and Treasurer.  Mr. Painter holds a BS degree in applied economics from Clemson University.

Board of Directors

The board currently consists of seven members, Ms. Biggins and Ms. Teegen and Messrs. Brown, Davis, Jones, Williams, and Wright.  All of the directors other than Messrs. Davis, Jones and Williams qualify as independent directors under the corporate governance standards of the New York Stock Exchange, the exchange that we selected in order to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

J. Veronica Biggins

Veronica Biggins has been a member of our board of directors since June 2010.  Ms. Biggins has been the Managing Partner of Hodge Partners, an Atlanta-based search firm specializing in senior executive and board level searches, since 2007.  Prior to joining Hodge Partners, she served as Managing Partner of the Heidrick & Struggles Diversity Services Practice from 1996 to 2007.  Ms. Biggins previously served as Assistant to the President of the United States and Director of Presidential Personnel under William Jefferson Clinton and was responsible for selecting and hiring political appointees within the federal government.  She also served as Vice Chairman of the U.S. Delegation to the United Nations Fourth World Conference on Women in Beijing and Chairman of the Czech Slovak American Enterprise Fund.  Ms. Biggins’ background includes 20 years experience with NationsBank (now Bank of America) and its predecessor, The Citizens and Southern National Bank, where she served as Executive Vice President and Director of Human Resources for the Georgia market before becoming Executive Vice President for Corporate Community Relations.  Ms. Biggins currently serves on the board of directors of Southwest Airlines, Avent and Zep, Inc. and has served on the board of directors of AirTran Airways.  Ms. Biggins holds a master’s degree from Georgia State University and a bachelor’s degree from Spelman College.  Ms. Biggins’ professional experience provides her with a unique perspective on compensation related issues and board governance matters and qualifies her to serve on our board.

Robert J. Brown

Robert J. Brown has been a member of our board of directors since December 2009.  Mr. Brown has served as the Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, public relations and marketing research firm in High Point, North Carolina, that has served many of the Fortune 500, since 1973.  Mr. Brown established B&C in 1960 and served as President and Chief Executive Officer until 1968 when he took a leave of absence from the company to serve as Special Assistant to President Richard Nixon.  He has also been the Chairman and Chief Executive Officer of B&C International, Inc. and President of International BookSmart Foundation since 1973.  Mr. Brown joined the First Union board of directors in 1993 and became a member of the board of directors of Wachovia Corporation in 2001, from which he retired in 2008 when he reached the mandatory retirement age.  Mr. Brown serves on the boards of High Point University, Boston University (Board of Overseers), Virginia Union University, Florida A&M University, American Cancer Society Foundation, NCAA Leadership Advisory Board, National Urban League, and Horatio Alger Association.  He is a director of AutoNation, Inc.  Mr. Brown attended North Carolina Agricultural and Technical State University and Virginia Union University.  Mr. Brown’s extensive experience as a senior executive with several companies makes him well qualified to be a member of our board.

Hildy J. Teegen

Hildy J. Teegen has been a member of our board of directors since February 2011.  Ms. Teegen has been the Dean of the Moore School of Business at the University of South Carolina since 2007.  Prior to joining the University of South Carolina, she was founding director of The George Washington University’s Center for

International Business Education and Research (CIBER) in Washington, D.C.  Ms. Teegen also held a joint appointment at George Washington as Professor of International Business at the School of Business and Professor of International Affairs at the Elliott School.  She has taught international business at the George Washington University, The College of William and Mary, Instituto Tecnológico Autónomo de México in Mexico City, the University of Texas at Austin, Instituto Tecnológico y de Estudios Superiores de Monterrey (ITESM) in Monterrey, Mexico, and Universidade do Porto in Oporto, Portugal.  Ms. Teegen’s extensive experience in higher education provides our board valuable insight and qualifies her to serve on our board.

Robert L. Wright

Robert L. Wright has been a member of our board of directors since December 2009.  Dr. Wright founded Dimensions International, Inc. (DI) in 1985 and served as Chairman and Chief Executive Officer then Chairman Emeritus and Senior Advisor until 2007 when the company was sold to Honeywell.  Starting with only three employees, Dr. Wright built DI into an organization with more than 100 offices in 10 countries and over 1500 employees in 16 different time zones.  DI provided leading-edge technology to the government and private sector in the fields of logistics support, systems engineering and integration, information management and technology, airspace management, and security engineering and operations.  Dr. Wright also served as Chairman of Flight Explorer (FE), a global flight tracking, information technology and communications solutions provider to the business aviation and traveler community from 2003 until it was sold in September 2008 to Sabre Technologies.  He currently serves as Chairman and CEO of FE Holdings, Inc., a company dedicated to the entrepreneurial spirit of investment and growth in the private and development sectors with interests in motorsports, gaming, entertainment, real estate and lighting.  Dr. Wright has been a member of the AFLAC Incorporated board of directors since 1999 and is currently the Chairman of the Audit Committee of AFLAC.  Mr. Wright’s expertise in financial and accounting matters as well as his extensive experience leading and growing successful business qualifies him to serve on our board.

Compensation Committee Interlocks and Insider Participation

During 2011, our compensation committee consisted of Veronica Biggins, Edward J. Brown III, Robert J. Brown, and Robert L. Wright.  Edward J. Brown III resigned from our board of directors effective December 31, 2011.  None of them has at any time been an officer or employee of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K.  None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of the board of directors or compensation committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of executive officers who appear in the “—Summary Compensation Table” below (who we refer to collectively throughout this section as our “named executive officers”).  Our named executive officers for the fiscal year ended December 31, 2011 were:

•                  Milton H. Jones Jr., Chairman, Chief Executive Officer and President

•                  Charles M. Williams, Vice Chairman and Chief Operating Officer(1)

•                  Walter L. Davis, Vice Chairman and Chief Credit Officer

•                  K. Angela Webb, Senior Executive Vice President and Chief Administrative Officer

•                  R. Hampton Painter III, Senior Executive Vice President and Chief Financial Officer

(1)          Mr. Williams served as our Chief Financial Officer until Mr. Painter joined us in March 2011.

Philosophy and Objectives of Our Executive Compensation Program

Our philosophy on executive compensation is to align the interests of our executive management with the interests of our stockholders and to ensure that the total compensation paid to our executive officers is reasonable and competitive.  The four key objectives of our executive compensation program are:

•                  Align executive compensation with stockholder value.  Within our overall compensation strategy, we utilize equity-based compensation to align financial interests and objectives of our named executive officers with those of our stockholders.

•                  Attract, retain, and motivate high-performing executive talent.  We operate in a competitive employment environment and our executive talent is essential to our viability.  The compensation offered to our named executive officers is designed to be competitive with regional bank holding companies and is also designed to motivate the named executive officers to maximize our performance.

•                  Link pay to performance.  Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation he or she receives.  We accomplish this linkage by including compensation elements that reward our named executive officers based on overall performance and the executives’ contribution to achievement of strategic goals.

•                  Link to Safety and Soundness.  In addition to the factors described above, we consider the contributions of each of our named executive officers to our overall safety and soundness when making compensation decisions.

Setting Executive Compensation

Process for Determining Executive Compensation

The compensation for our named executive officers is largely based on employment agreements that were negotiated at the time of our 2010 private offering.  The founding members of our executive management team directly negotiated the terms of their compensation with investors at that time.  Going forward, the executive compensation process will be the responsibility of the Compensation Committee with input from senior leadership as appropriate.  Total compensation packages for named executive officers reflect assessments of individual responsibilities, contributions to corporate performance, and overall Company success in reaching strategic goals.

Role of Compensation Committee

Our Compensation Committee is currently composed of Veronica Biggins, Robert J. Brown and Robert L. Wright.  Our common stock is not currently listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on our board of directors or any committee thereof.  We have selected the director independence requirements of the New York Stock Exchange to evaluate whether our directors and committee members meet the independence criteria.  Based upon this standard, our Board of Directors has determined that each of the members of our Compensation Committee is independent.

The Compensation Committee is responsible for administering our executive compensation program in a manner consistent with our compensation philosophy.  Although the key terms of each named executive officer’s compensation were primarily determined at the time of our 2010 private offering, the Compensation Committee is responsible for setting performance goals for named executive officers and reviewing all other compensation and benefits for named executive officers on an ongoing basis.  The Compensation Committee acts independently, but works closely with our Board of Directors and the senior leadership team in making many of its decisions.  To support year-end 2011 decisions and to prepare a foundation for 2012 decision making, the Compensation Committee has retained the services of Semler Brossy Consulting Group, LLC (Semler Brossy).

Role of Management

Executive management and the Compensation Committee of our Board of Directors work together to establish, review, and evaluate compensation packages and policies.  Executive management provides input into our strategic goals for future performance periods.  However, the Compensation Committee carefully reviews recommended goals before giving its final approval.  We believe this process ensures that goals will be motivating and challenging, but also attainable.

Role of Compensation Advisor

Our Compensation Committee retailed Semler Brossy as an advisor in the fourth quarter of 2011.  They have begun the process of working with the Compensation Committee to develop a formal peer group, approve compensation ranges for the named executive officers, and approve a formal annual incentive plan with specific performance objectives and payout ranges.

Comparative Analysis

Our current executive compensation program is largely based on direct negotiations that took place at the time of our 2010 private offering between named executive officers and investors.  For 2012, we anticipate that the Compensation Committee will develop a customized peer group of comparable financial institutions as a means of providing insight into marketplace compensation practices and pay levels as well as relative levels of organizational performance.

Compensation Risk Oversight

Although our Compensation Committee is responsible for the oversight of our compensation of employees and directors, the Audit Committee is responsible for the risk management, including risk as it relates to compensation.  Our compensation practices are also subject to the review of our regulators.  After reviewing our executive and broad-based compensation programs, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company.

Principal Components of Compensation

The principal components of our executive compensation program applicable to our named executive officers for the fiscal year ended December 31, 2011 were as follows:

Base Salary

Base salaries provide our named executive officers with fixed cash compensation for service during the year and are designed to compensate the executive for the scope of his or her responsibilities with consideration given to tenure, experience and other qualifications essential to his or her role.  Base salaries for our named executive officers for 2011 were set in accordance with employment agreements that were negotiated at the time of our 2010 private offering and were as follows: Mr. Jones — $340,000; Mr. Williams — $325,000; Mr. Davis — $325,000; Ms. Webb — $300,000; and Mr. Painter — $200,000 (pro-rated salary of $161,411 based on hire date of March 2011).  During 2011, none of our named executive officers received any increases to their base salary.  Unlike traditional regional bank holding companies, our approach to base salaries for the leadership team is based on teamwork and equal contributions by each member of the leadership team.

Discretionary Annual Cash Bonus Program

Our named executive officers currently participate in a discretionary annual cash bonus program.  The program is intended to provide our named executive officers with an opportunity to earn annual incentives for the achievement of performance objectives.  In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance, but does not rely on predetermined performance goals and weightings or a formulaic calculation.  Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of relevant criteria.  The specific factors considered by the Compensation Committee may include, among other things, overall individual performance, organizational performance, achievement of specific milestones, or individual contribution to organizational performance.

As of the date of this filing, the Compensation Committee has not finalized any decisions regarding the payment of bonuses to the named executive officers for 2011.  The Compensation Committee is considering individual accomplishments as well as the overall performance of the business as it determines whether to pay our named executive officers bonuses for 2011.

In the future, the Compensation Committee may adopt a bonus plan with specific target bonus amounts for each named executive officer and specific operating milestones that would result in the payment of a bonus.  The relevant factors of such a bonus program would be communicated prior to, or at the beginning of the applicable performance period, at which time achievement of such performance levels would be substantially uncertain.

Long-Term Incentive Program.  Our named executive officers may be awarded equity at the discretion of the Compensation Committee under our Equity Incentive Plan.  These awards are intended to further align the interests of our named executive officers with the interests of our stockholders and emphasize long-term performance.  These equity awards are structured to be long-term rewards, thereby increasing the performance and retention of our named executive officers.

Mr. Painter was the only named executive officer that received an equity award in 2011.  He was granted 7,500 shares of restricted stock and stock options to acquire 17,500 shares of common stock pursuant to the terms of his employment agreement and our Equity Incentive Plan.  The number of shares represents the “initial grant shares” subject to each award.  The award agreements evidencing the restricted stock and option grants provide that the number of shares subject to each award will be reduced (but not increased) based on the number of Relevant Outstanding Shares on the date that the award first vests or becomes exercisable.  If the number of Relevant Outstanding Shares on that date is less than 25,050,000 shares, then the number of shares subject to the award will be reduced to an amount equal to the product of multiplying the number of initial grant shares by a fraction, the numerator of which is the number of Relevant Outstanding Shares and the denominator of which is 25,050,000 shares; provided that the fraction cannot exceed one.  As used in the prospectus, the term “Relevant Outstanding Shares” generally means outstanding shares of our common stock and outstanding shares of preferred stock that are convertible into shares of our common stock but does not include shares issued under certain circumstances including (a) “exempt securities,” which include shares issued in connection with our Equity Incentive Plan, shares issued in connection with the exercise of lead investor warrants, shares issued as direct consideration for an acquisition, and shares issued upon the conversion of our Class A Common Stock or Class B Common Stock, (b) shares issued because a federal regulator requires us to raise additional capital and (c) any shares that (i) were not issued in connection with financing a bank acquisition, (ii) were issued at a price less than $20.00 and (iii) were issued after an event that a majority of our independent directors determined had a material adverse effect.

The stock option vests with respect to all of the shares on June 30, 2014, if Mr. Painter remains employed until that date and prescribed safety and soundness criteria have been satisfied.  The performance-based restricted stock that vests in accordance with the following requirements: (a) 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $25.00 per share; (b) an additional 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $28.00 per share and (iii) an additional 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $32.00 per share; provided, however, that no shares will vest before our common stock is listed on a national securities exchange and the vesting of each tranche of shares is conditioned on our satisfaction of prescribed safety and soundness criteria and his continued employment until the vesting date.  The terms of the stock options and performance-based restricted stock award are further described in the table “Outstanding Equity Awards at 2011 Fiscal Year-End” in this Compensation Discussion and Analysis.

Benefits

Our named executive officers are not entitled to any perquisites.  Our named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs that are offered to other eligible employees.

Other Compensation-Related Items

Employment Agreements

Effective May 27, 2010 and amended and restated on February 22, 2011, we entered into employment agreements with Messrs. Jones, Williams and Davis and Ms. Webb.  Effective April 12, 2011, we entered into an employment agreement with Mr. Painter.  The employment agreements, which are more fully described below, provide for an annual base salary, annual bonus opportunity, an initial equity grant and severance benefits upon a termination of employment by us without “good cause” or a resignation by the executive with “good reason.”

Equity Ownership Requirements

We believe that maintaining equity ownership in the Company will help align executives’ interests with the interests of the stockholders.  Accordingly, we have structured the equity grants to promote ownership by adopting a multi-year vesting schedule and other performance conditions.  We do not have a stock ownership policy for our executive officers as of December 31 2011, but the Compensation Committee may consider and adopt such a policy in the future.

Tax Considerations

We generally intend structure our base salary and incentive compensation programs to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code, from and after the time that our compensation programs become subject to Section 162(m).  However, the Compensation Committee and our Board of Directors will take into consideration a multitude of factors in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.  Transition provisions under Section 162(m) may apply for a period following the effective date of this registration statement to certain compensation arrangements that were entered into by a corporation before it was publicly held.

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this prospectus, for all services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 31, 2011.

	Year	Salary ($)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Milton H. Jones Jr.	2011	$340,000		—	—	—	—	—	—	$340,000
Chairman, Chief Executive Officer and President
Charles M. Williams (1)	2011	$325,000		—	—	—	—	—	—	$325,000
Vice Chairman and Chief Operating Officer
Walter L. Davis	2011	$325,000		—	—	—	—	—	—	$325,000
Vice Chairman and Chief Credit Officer
K. Angela Webb	2011	$300,000		—	—	—	—	—	—	$300,000
Senior Executive Vice President and Chief Administrative Officer
R. Hampton Painter III (1)	2011	$161,411	(2)	—	$144,600	$142,275	—	—	—	$448,286
Senior Executive Vice President and Chief Financial Officer

(1)   Mr. Painter commenced employment with us on March 10.  Mr. Williams acted as our Chief Financial Officer prior to Mr. Painter commencing employment.

(2)   The amount in this column for Mr. Painter reflects the salary paid during his employment with us in 2011, i.e., a pro rata amount of his $200,000 annual base salary.

(3)   The amount of bonus for 2011 is not calculable as of January 13, 2012.  To the extent applicable, bonus information will be provided in a pre-effective amendment to this registration statement.

(4)   The amount in this column for Mr. Painter reflects the aggregate grant date fair value of the restricted stock awarded to Mr. Painter in 2011 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”).  The amount included in this column for the restricted stock award subject to performance-based vesting conditions is calculated based on the probable satisfaction of the performance conditions for such award.  If the highest level of performance is achieved for Mr. Painter’s restricted stock award, the maximum value of the award at the grant date would be $150,000.  See note 13 of the unaudited consolidated financial statements as of September 30, 2011 for an explanation of the assumptions made in valuing this award.

(5)   The amount in this column for Mr. Painter reflects the aggregate grant date fair value of the stock option award granted to Mr. Painter in 2011.  The grant date fair value was determined in accordance with FASB ASC Topic 718.  The grant date fair value of the stock option is estimated using the Black-Scholes option pricing model.  See note 13 of the unaudited consolidated financial statements as of September 30, 2011 for an explanation of the assumptions made in valuing this award.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table provides a summary regarding plan-based awards granted to the named executive officers in 2011.  Except for the restricted stock and stock options granted to Mr. Painter, no plan-based awards were granted to our named executive officers in 2011.

Estimated
		Future				All Other
		Payouts			All Other	Option
		Under Equity			Stock Awards	Awards:	Exercise or
		Incentive Plan Awards(2)			Number of Shares of	Number of Shares or	Base Price of Option	Grant Date Fair Value
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Units (#)(3)	Awards ($/Sh)(4)	of Stock and Option Awards(5)
R. Hampton Painter(1)	4/26/11	2,500	5,000	7,500	—	—	—	$144,600
	4/26/11	—	—	—	—	17,500	$20.00	$142,275

(1)          Mr. Painter was granted 7,500 shares of restricted stock and stock options to acquire 17,500 shares of common stock pursuant to the terms of his employment agreement and our Equity Incentive Plan.  The number of shares shown in this table represents the “initial grant shares” subject to each award.  The award agreements evidencing the restricted stock and option grants provide that the number of shares subject to each award will be reduced (but not increased) based on the number of Relevant Outstanding Shares on the date that the award first vests or becomes exercisable.  If the number of Relevant Outstanding Shares on that date is less than 25,050,000 shares, then the number of shares subject to the award will be reduced to an amount equal to the product of multiplying the number of initial grant shares (shown in the table) by a fraction, the numerator of which is the number of Relevant Outstanding Shares and the denominator of which is 25,050,000 shares; provided that the fraction cannot exceed one.

(2)          The restricted stock granted to Mr. Painter vests in accordance with the following requirements: (i) 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $25.00 per share, (ii) an additional 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $28.00 per share and (iii) an additional 1/3 of the shares vest if the average volume weighted stock price for 20 consecutive trading dates equals or exceeds $32.00 per share; provided, however, that no shares will vest before our common stock is listed on a national securities exchange and the vesting of each tranche of shares is conditioned on our satisfaction of prescribed safety and soundness criteria.  The award agreement provides for accelerated vesting in the event of Mr. Painter’s death or disability or certain changes in control.

(3)          The stock options granted to Mr. Painter vest or become exercisable with respect to all of the shares on the later of (i) the date that our shares of common stock are listed on a national securities exchange or (ii) June 30, 2014 (assuming his continued employment until that date and our satisfaction of prescribed safety and soundness criteria).  The award agreement provides for accelerated vesting of the stock option in the event of Mr. Painter’s death or disability or a change in control.

(4)          The per share exercise price of Mr. Painter’s stock option is $20.00 per share; which was the grant date fair market value of our common stock.

(5)          The amounts in this column reflect the grant date fair value of the restricted stock and stock option awarded to Mr. Painter in 2011 in accordance with FASB ASC Topic 718 and, in the case of the restricted stock awards subject to performance-based vesting conditions, are calculated based on the probable satisfaction of the performance conditions for the award.

Employment Agreements with Named Executive Officers

On May 27, 2010, in connection with the closing of our initial private placement and the commencement of their employment, we entered into employment agreements with Mr. Jones to serve as Chairman, President and Chief Executive Officer, Mr. Williams to serve as Vice Chairman and Chief Operating Officer, Mr. Davis to serve as Vice Chairman and Chief Credit Officer and Ms. Webb to serve as Executive Vice President, Treasurer and Assistant Secretary.  Each of these executive officers entered into amended and restated employment agreements with the Company on February 22, 2011.  On April 12, 2011, we entered into an employment agreement with Mr. Painter in connection with the commencement of his employment as Senior Executive Vice President and Chief Financial Officer.  We have included below descriptions of the current employment agreements of each of these officers (which reflect the February 22, 2011 amendment and restatement of the employment agreements of Messrs. Jones, Williams, Davis and Ms. Webb).

Each employment agreement provides for an initial term of five years and provides for automatic one year extensions after the end of the initial term, unless either party provides 30 days’ written notice of non-renewal prior to the expiration of the then-current term.  Under each of their employment agreements, Mr. Jones, Mr. Davis, Mr. Williams, Ms. Webb and Mr. Painter will receive an annual base salary of not less than $340,000, $325,000, $325,000, $300,000 and $200,000, respectively.  Each employment agreement provides that the Board of Directors or a delegated committee thereof shall review the amount of the executive’s compensation, including base salary, at least annually.

Each employment agreement provides that Messrs. Jones, Williams, Davis and Painter and Ms. Webb is eligible to participate in any incentive compensation plan that we adopt, including the discretionary executive incentive bonus plan that the Company’s Board of Directors anticipates adopting, which is proposed to be based on a number of factors, including the achievement of safety and soundness criteria, asset growth, profitability and such other factors as the Board of Directors of the Company may deem appropriate.  Each employment agreement also provides that the executive is eligible to participate in the Company’s employee benefit plans, fringe benefit programs and perquisite plans or programs.

Under each of their respective employment agreements, Messrs. Jones, Williams, Davis and Painter and Ms. Webb were each granted stock options to acquire shares of Class A Common Stock as follows:  270,351 shares for each of Messrs. Jones, Williams and Davis, 17,500 shares for Mr. Painter and 90,547 shares for Ms. Webb.  The stock options were granted on May 27, 2010, except in the case of Mr. Painter whose stock options were granted on April 26, 2011.  The terms of each stock option are set forth in an award agreement and the terms are described in the table “Outstanding Equity Awards at 2011 Fiscal Year-End.”

Under each of their respective employment agreements, Messrs. Jones, Williams, Davis and Painter and Ms. Webb were each granted shares of Class A Common Stock as a performance-based restricted stock award, as follows: 118,135 shares for each of Messrs. Jones, Williams and Davis, 7,500 shares for Mr. Painter and 46,850 shares for Ms. Webb.  The performance-based restricted stock was granted on May 27, 2010, except in the case of Mr. Painter whose award was granted on April 26, 2011.  The terms of each performance-based restricted stock award are set forth in an award agreement and the terms are described in the gable “Outstanding Equity Awards at 2011 Fiscal Year-End.”

Each employment agreement further provides that the payment of all compensation thereunder, and the executive’s right to retain any compensation payment, is subject to applicable regulatory requirements.  Each employment agreement also includes a requirement that the executive repay incentive compensation and profits realized in the sale of Company securities if we are required to prepare an accounting restatement.  In addition, each employment agreement provides that equity awards can be forfeited and the executive can be required to repay any gain realized under equity awards if the Company determines the executive has engaged in a serious breach of conduct or the executive is found guilty of misconduct by any administrative or judicial authority in connection with a formal investigation by the Securities and Exchange Commission or an investigation by a state or federal regulatory agency.

Each of the employment agreements provide for payments upon termination of employment without “good cause” by the Company or if the executive resigns for “good reason,” as more fully described in “Potential Payments Upon Termination or Change in Control.”  Each employment agreement includes restrictive covenants that require the executive to maintain the confidentiality of Company information and trade secrets and this obligation continues following the executive’s termination of employment.  In addition, during the year following termination of employment each executive is prohibited from soliciting our employees to terminate employment with us or begin employment with another employer.  Further, each executive is prohibited, for a period of one year following termination of employment, from engaging in any activity which competes with our business, within 50 miles of any office or branch of the Company.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2011 for the named executive officers.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan				Market	Unearned	Value of
			Awards:				Value of	Shares,	Unearned
	Number of	Number of	Number of			Number of	Shares or	Units or	Shares,
	Securities	Securities	Securities			Shares or	Units of	Other	Units
	Underlying	Underlying	Underlying			Units of	Stock	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	That	That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)(1)(2)	(e)(3)	(f)	(g)	(h)	(i)(1)(4)	(j)(5)
Milton H. Jones Jr.	—	—	270,351	$20.00	5/26/20	—	—	118,135	$2,362,700
Charles M. Williams	—	—	270,351	$20.00	5/26/20	—	—	118,135	$2,362,700
Walter L. Davis	—	—	270,351	$20.00	5/26/20	—	—	118,135	$2,362,700
K. Angela Webb	—	—	90,547	$20.00	5/26/20	—	—	46,850	$937,000
R. Hampton Painter III	—	—	17,500	$20.00	4/25/21	—	—	7,500	$150,000

(1)          The number of shares shown in this table for stock option and performance-based vesting restricted stock represent the “initial grant shares” subject to each award.  The award agreements evidencing the stock option and performance-based restricted stock grants provide that the number of shares subject to each award will be reduced (but not increased) based on the number of Relevant Outstanding Shares on the date that the award first becomes exercisable or vested.  If the number of Relevant Outstanding Shares on that date is less than 25,050,000 shares, then the number of shares subject to the award will be reduced to equal the product of multiplying the initial grant shares (shown in the table), by a fraction, the numerator of which is the number of Relevant Outstanding Shares and the denominator of which is 25,050,000 shares; provided that the fraction cannot exceed one.

(2)          Represents stock options which, in the case of Messrs. Jones, Williams and Davis and Ms. Webb vest with respect to 50% of the shares on the later of (i) the date that our shares of common stock are listed on a national securities exchange or (ii) June 30, 2014, if the executive remains employed until that date and prescribed safety and soundness criteria have been satisfied and vest with respect to the remaining shares on the later of (i) the date that our shares of common stock have been listed on a national securities exchange or June 30, 2015, if the executive remains employed until that date and prescribed safety and soundness criteria have been satisfied.  In the case of Mr. Painter, the stock option vests with respect to all of the shares on the later of (i) the date that our shares of common stock are listed on a national securities exchange or (ii) June 30, 2014 (assuming his continued employment until that date and our satisfaction of prescribed safety & soundness criteria).  The award agreement evidencing each of the stock options provides for accelerated vesting in the event of the executive’s death or disability or a change in control.

(3)          The agreements evidencing the stock options granted to Messrs. Jones, Williams and Davis provide that the exercise price may be increased (but not decreased) with respect to some of the shares subject to the stock option (after giving effect to the adjustment described in note (1)).  The exercise price will be increased upon a third or subsequent bank acquisition if (a) the acquisition closes on or before June 30, 2014, (b) the acquisition is funded, at least in part, by the issuance of common stock (the “bank acquisition shares”) and (c) the fair market value of the common stock on the closing date of the bank acquisition exceeds $20.00 per share.  In that event, the exercise price per share for a number of the shares subject to the stock option will be increased to equal the fair market value of a share of our common stock on the closing date of the bank acquisition.  The exercise price per share will be increased on that number of shares equal to the product of multiplying the number of shares subject to the option by a fraction, the numerator of which is the number of bank acquisition shares and the denominator of which is 25,050,000 shares.

(4)          Represents performance-based restricted stock that vests in accordance with the following requirements: (a) 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $25.00 per share; (b) an additional 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $28.00 per share and (iii) an additional 1/3 of the shares vest if the average volume-weighted stock price for 20 consecutive trading days equals or exceeds $32.00 per share; provided, however, that no shares will vest before our common stock is listed on a national securities exchange and the vesting of each tranche of shares is conditioned on our satisfaction of prescribed safety and soundness criteria and the executive’s continued employment until the vesting date.  The award agreements provide for accelerated vesting in the event of the executive’s death or disability or certain changes in control.

(5)          The amounts shown in this column are based on a per share market value of $20.00.

Option Exercises and Stock Vested in 2011

No named executed officer exercised options in 2011 and none of the restricted stock held by named executive officers vested in 2011.

Second Amended and Restated 2010 Equity Incentive Plan

Our board of directors adopted, and our stockholders approved, the Second Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan, or the Equity Incentive Plan, to attract and retain independent directors, executive officers and other key employees, including officers and employees of our affiliates.  The Equity Incentive Plan provides for the grant of options to purchase shares of common stock, stock awards, stock unit awards and incentive awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by the compensation committee of our board of directors, except that the Equity Incentive Plan is administered by our board of directors with respect to awards made to directors who are not employees.  This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable.  The administrator approves all terms of awards under the Equity Incentive Plan.  The administrator also approves who will receive grants under the Equity Incentive Plan and the number of shares of common stock subject to each grant.

Eligibility

All of our employees and employees of our subsidiaries and affiliates are eligible to receive grants under the Equity Incentive Plan.  In addition, our directors may receive grants under the Equity Incentive Plan.

Share Authorization

The number of shares of common stock that may be issued under the Equity Incentive Plan equals the lesser of: (1) 2,505,000 shares; and (2) the number of shares determined by multiplying 2,505,000 shares times a fraction, the numerator of which is the number of Relevant Outstanding Shares on June 30, 2104 and the denominator of which is 25,050,000; provided that the faction cannot exceed one.  In addition, the number of shares of common stock that may be issued under stock awards, stock unit awards and under incentive awards cannot exceed 30% of the aggregate number of shares authorized for issuance under the Equity Incentive Plan.

In connection with stock splits, dividends, recapitalizations and certain other events, the compensation committee of our board of directors will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the Equity Incentive Plan, the terms of outstanding awards and the number of shares of common stock that may be issued under stock awards, stock unit awards and incentive awards.  If any options terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any stock awards, stock unit awards or incentive awards are forfeited, the shares of common stock subject to such awards will again be available for purposes of the Equity Incentive Plan.  Shares of common stock tendered or withheld to satisfy the exercise price of an option or for tax withholding are not available for future grants under the Equity Incentive Plan.

Options

The Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Internal Revenue Code or the Code) and options that do not qualify as incentive stock options.  The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the Fair Market Value of the shares of common stock on the date on which the option is granted (or 110% of the shares’ Fair Market Value on the grant date in the case of an incentive stock option granted to an individual who is a 10% stockholder under Sections 422 and 424 of the Code).  The Equity Incentive Plan generally defines “Fair Market Value” as the closing price of one share of common stock on the exchange on which the shares are traded or, if the common stock is not traded on an exchange, the amount determined by the administrator using any reasonable method in good faith and in accordance with the requirements of Section 409A of the Code.  The exercise price for any option is generally payable in cash or a cash equivalent acceptable to the administrator.  On and after January 21, 2013, the exercise price of an option may be paid by the surrender of shares of common stock (by actual surrender or by attestation of ownership of shares of common stock) with an aggregate Fair Market Value on the day preceding the date on which the option is exercised, equal to the exercise price.  The term of an option cannot exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder”).

The Equity Incentive Plan provides that all options will expire, to the extent not exercised, within 45 days after a bank subsidiary receives notice from its primary federal regulator that the bank has not maintained its minimum capital requirements and the regulator is requiring forfeiture or termination of the options.  In that event each participant will be notified that each option is fully exercisable and that the participant must exercise the option prior to the end of the 45 day period (or any shorter period prescribed by the regulator), after which any unexercised option will be forfeited.

Stock Awards and Stock Unit Awards

The Equity Incentive Plan also provides for the grant of stock awards and stock unit awards.  A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant.  A stock unit award is an award that is the right to receive an equivalent number of shares of common stock and that can be paid in cash or shares of common stock subject to any restrictions prescribed by the administrator in its sole discretion on the date of grant.  The vesting restrictions, if any, on stock awards and stock unit awards may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine.  If not immediately vested, the vesting period of stock awards and stock unit awards granted to our employees and officers must be at least three years; provided, however, that the Equity Incentive Plan permits a vesting period of one year in the case of stock awards and stock unit awards that will vest on account of achieving performance objectives stated with reference to economic profit added, return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets or the Fair Market Value of the common stock.  Unless otherwise specified in the applicable award agreement, a participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and the right to receive dividends or distributions on the shares.  During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock awards shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a stock power to the company for each stock awards.  The administrator may credit a stock unit award with dividend equivalents at the time the dividends are paid on shares of common stock.

Incentive Awards

The Equity Incentive Plan also authorizes the administrator to make incentive awards.  An incentive award entitles the participant to receive a payment if certain requirements are met.  The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be achieving performance objectives measured over a period of at least one year and stated with reference to economic profit added, return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets or the Fair Market Value of the common stock.  A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles.  An incentive award that is earned will be settled in a single payment which may be in cash, common stock or a combination of cash and common stock.

Dividend Equivalents

The administrator may grant dividend equivalents in connection with the grant of stock units.  Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in shares of common stock) and may be payable in cash, shares of common stock or a combination of cash and common stock.  The administrator will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that all outstanding options, stock awards, stock unit awards and incentive awards will be assumed by the surviving entity, or will be replaced by a comparable substitute award granted by the surviving entity and that is the same type as the original award and that has the same intrinsic value as the original award.  The administrator may also provide that all outstanding options will be fully exercisable upon the change in control, that all restrictions and conditions on outstanding stock awards and stock unit awards will lapse upon the change in control and that outstanding incentive awards will become earned in their entirety.  The administrator may also provide that participants must surrender their outstanding options, stock awards, stock unit awards and incentive awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to (i) the entire amount that can be earned under an incentive award, (ii) the value received by stockholders in the change in control transaction for each share subject to a stock award and for each stock unit award, or (iii) in the case of options, the amount by which the transaction value exceeds the exercise price.

In summary, a change in control under the Equity Incentive Plan occurs if:

•                  a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, 50% or more of the total combined voting power of our outstanding securities;

•                  we merge into another entity unless (i) the holders of our voting securities immediately prior to the merger hold 50% or more of the outstanding shares and combined voting power of the securities of the merged entity or its parent, (ii) no person is the beneficial owner of 20% or more of the outstanding shares or voting power of the merged entity or its parent and (iii) at least a majority of the directors of the merged entity or its parent served on our board;

•                  we sell or dispose of all or substantially all of our assets to any entity, unless (i) 50% or more of the outstanding shares and combined voting power of the corporation that acquires or receives the assets is owned by our stockholders after the sale or disposition, (ii) no person is the beneficial owner of 20% or more of the outstanding shares or voting power of the corporation that acquires or receives the assets and (iii) at least a majority of the directors of such corporation served on our board; or

•                  individuals who were members of our board of directors upon the effective date of the Equity Incentive Plan, together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control.  If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the Equity Incentive Plan could be treated as parachute payments.  In that event, the Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits.  The benefits under the Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits.  The Equity Incentive Plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification from us for the 20% excise tax, an agreement with us providing that the participant is not entitled to benefits that exceed the safe harbor amount or an agreement with us providing a different treatment for parachute payments.

Amendment; Termination

Our board of directors may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding wards.  Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements.  Our stockholders also must approve any amendment that increases the aggregate number of shares of common stock that may be issued under the Equity Incentive Plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or modifies the requirements as to eligibility for participation in the Equity Incentive Plan.  Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plan will terminate on the day before the 10th anniversary of the date our board of directors adopted the Equity Incentive Plan.

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements for Messrs. Jones, Williams, Davis and Painter and Ms. Webb have substantially the same terms regarding potential payments upon termination of employment or a change in control of the Company.  The following discussion addresses such potential payments.

The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A.  If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with the Company, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment or, if earlier, within 15 days after the appointment of the personal representative or executor of the officer’s estate following the officer’s death.

Termination of Employment without Good Cause or Resignation with Good Reason

If the officer’s employment is terminated (i) by us without “good cause” or (ii) by the officer for “good reason,” subject to the officer’s execution of a general release and waiver of claims against us or our affiliates, the officer will receive any earned but unpaid base salary, annual incentives and accrued but unused vacation and any other amounts or benefits that the officer is entitled to receive in accordance with the terms of any benefit plan, program or agreement, and a lump sum cash payment equal to (A) the officer’s base salary in an amount equal to 12 months salary at the rate in effect on the date the officer’s employment terminates and (B) the product of (x) the officer’s target annual incentive or bonus payment for the year in which the officer’s employment terminates times (y) a fraction, the numerator of which is the number of days in that calendar year in which the officer is employment by us and the denominator of which is 365.  In addition, outstanding equity or equity-based awards, including options and restricted stock, shall remain outstanding and will become exercisable or vested, as applicable, as if the termination had not occurred and in accordance with the terms of the applicable award agreement until the date that they would expire absent a termination of the officer’s employment.

For purposes of the employment agreements, “good cause” is generally defined to mean the occurrence of any one or more of the following events:

•                  a material breach of the terms of the employment agreement by the officer or the officer’s gross negligence in the performance of his or her duties under the employment agreement, which the officer has not cured within 30 days after written notice specifying the alleged violation;

•                  failure of the officer to follow board policies, which the officer has not cured within 30 days after written notice specifying the alleged failure, or the officer has engaged in actions or omissions that would constitute unsafe or unsound banking practices;

•                  the conviction of the officer of a misdemeanor involving moral turpitude or a felony;

•                  job performance of the officer that is substantially unsatisfactory, which the officer has not cured within 30 days after written notice specifying the nature of the unsatisfactory performance; or

•                  the officer is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over us.

For purposes of the employment agreements, “good reason” is generally defined to mean the occurrence of any of any one or more of the following events:

•                  the officer’s annual base salary on any date is less than 85% of the officer’s highest rate of annual base salary in effect on any date in the preceding 36 months or the officer’s annual incentive opportunity (the amount payable for achieving the objectives, goals or targets for the annual incentive bonus) is less than 85% of the officer’s highest annual incentive opportunity for any of the three preceding years (provided that such reductions shall be disregarded if the percentage reduction is applied similarly to all of our executive officers);

•                  the assignment to the officer of any duties materially inconsistent with the officer’s position, or any other action which results in a material diminution of the officer’s position, authority, duties or responsibilities;

•                  a material breach of the employment agreement by the Company; or

•                  any requirement that the officer’s duties by performed at a location more than 35 miles from the location of the officer’s principal office immediately prior to such relocation.

With respect to termination by the officer for “good reason”, the officer must give us written notice of the grounds or events for such termination within 30 days of the officer’s knowledge of the existence of such grounds or event and the Company will have 30 days following receipt of such written notice to cure such grounds or events.

Termination of Employment Due to Death or Disability

The employment agreements provide for automatic termination of the agreement upon death or disability.  Upon a termination of employment due to death or disability, the officer will receive any earned but unpaid base salary, annual incentives and accrued but unused vacation and any other amounts or benefits that the officer is entitled to receive in accordance with the terms of any benefit plan, program or agreement.  Disability is defined as a condition providing for payments under any long term disability plan provided by the Company, or in the absence of such a plan, when the officer is unable to perform the essential functions of his or her duties for a period of three months.  If the officer dies during the term of the agreement, we shall provide, to the maximum extent and term permitted by the Consolidated Omnibus Budget Reconciliation Act (COBRA), continued COBRA health plan coverage for the executive’s qualified beneficiaries at our expense.

Change in Control

The employment agreements do not provide additional benefits solely on account of a change in control or a termination of employment following a change in control.  As described in the table “Outstanding Equity Awards at 2011 Fiscal Year-End,” the award agreements evidencing the executive’s stock options provide for accelerated vesting of the stock options upon a change in control and the award agreements evidencing the executive’s performance-based restricted stock provide for accelerated vesting of the award in the event of a change in control that occurs before January 21, 2013.  The employment agreements do not provide for an indemnification or gross-up payment with respect to the excise tax that may be imposed on “parachute payments” under Sections 280G and 4999 of the Internal Revenue Code.  Instead, the employment agreements provide for a reduction in the executive’s “parachute payments” if the reduction will allow the executive to realize greater after-tax benefits as compared to receiving all of the parachute payments and paying his or her own excise tax liability.

The following table summarizes the potential post-employment payments due to the officers with employment agreements upon termination under various termination scenarios or the occurrence of a change in control of the Company.  The estimated payments in the table are calculated based on the assumption that the hypothetical termination or change in control occurred on December 31, 2011.

Name	Scenario	Cash Severance(2) ($)	Stock Option Vesting ($)		Restricted Stock Vesting ($)		Benefits ($)		Total ($)(3)
Milton H. Jones Jr.(1)	Resignation not for Good Reason	—	—		—		—		—
	Resignation for Good Reason	$340,000	—	(4)	—	(4)	—		$340,000
	Termination without Good Cause	$340,000	—	(4)	—	(4)	—		$340,000
	Termination for Good Cause	—	—		—		—		—
	Change of Control (No Termination of Employment)	—	—	(5)	$2,363,700	(5)	—		$2,363,700
	Death	—	—	(5)	$2,363,700	(5)	$14,404	(6)	$2,378,104
	Permanent Disability	—	—	(5)	$2,363,700	(5)	—		$2,363,700

Charles M. Williams(1)	Resignation not for Good Reason	—	—		—		—		—
	Resignation for Good Reason	$325,000	—	(4)	—	(4)	—		$325,000
	Termination without Good Cause	$325,000	—	(4)	—	(4)	—		$325,000
	Termination for Good Cause	—	—		—		—		—
	Change of Control (No Termination of Employment)	—	—	(5)	$2,363,700	(5)	—		$2,363,700
	Death	—	—	(5)	$2,363,700	(5)	$24,447	(6)	$2,288,147
	Permanent Disability	—	—	(5)	$2,363,700	(5)	—		$2,363,700

Walter L. Davis(1)	Resignation not for Good Reason	—	—		—		—		—
	Resignation for Good Reason	$325,000	—	(4)	—	(4)	—		$325,000
	Termination without Good Cause	$325,000	—	(4)	—	(4)	—		$325,000
	Termination for Good Cause	—	—		—		—		—
	Change of Control (No Termination of Employment)	—	—	(5)	$2,363,700	(5)	—		$2,363,700
	Death	—	—	(5)	$2,363,700	(5)	$24,447	(6)	$2,288,147
	Permanent Disability	—	—	(5)	$2,363,700	(5)	—		$2,363,700

K. Angela Webb(1)	Resignation not for Good Reason	—	—		—		—		—
	Resignation for Good Reason	$300,000	—	(4)	—	(4)	—		$300,000
	Termination without Good Cause	$300,000	—	(4)	—	(4)	—		$300,000
	Termination for Good Cause	—	—		—		—		—
	Change of Control (No Termination of Employment)	—	—	(5)	$937,000	(5)	—		$937,000
	Death	—	—	(5)	$937,000	(5)	—		$937,000
	Permanent Disability	—	—	(5)	$937,000	(5)	—		$937,000

R. Hampton Painter III(1)	Resignation not for Good Reason	—	—		—		—		—
	Resignation for Good Reason	$200,000	—	(4)	—	(4)	—		$200,000
	Termination without Good Cause	$200,000	—	(4)	—	(4)	—		$200,000
	Termination for Good Cause	—	—		—		—		—
	Change of Control (No Termination of Employment)	—	—	(5)	$150,000	(5)	—		$150,000
	Death	—	—	(5)	$150,000	(5)	$24,447	(6)	$174,447
	Permanent Disability	—	—	(5)	$150,000	(5)	—		$150,000

(1)

The amounts shown in the table do not include amounts that have been earned but remain unpaid on the date of termination, e.g., accrued salary, earned but unpaid bonuses and payment for accrued but unused vacation pay or distributions from any tax-qualified retirement or 401(k) or other employee benefit plans that are due in accordance with the terms of the plans. These amounts are payable upon any termination of employment, including a termination for good cause or a resignation without good reason.

(2)	Cash severance payments based on severance terms provided in the applicable employment agreement.
(3)

The employment agreements with our executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and another payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

(4)	Outstanding equity awards will remain outstanding and vest or become exercisable to the extent that the terms of the award agreement (other than the requirement of continued employment) are satisfied.
(5)

Vesting of outstanding equity awards will accelerate in the event of the executive’s death or disability or a change in control. The amounts shown in the restricted stock column are based on a per share market value of $20.00.

(6)	The COBRA health continuation coverage rate for an employee’s qualified beneficiaries in effect at December 31, 2011 was multiplied by the number of months over which the amount would be paid.

Compensation of Directors for Fiscal Year 2011

During the fiscal year ended December 31, 2011, the non-employee directors of the company received total compensation as shown in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Veronica Biggins	—	—	—	—	—	—	—
Edward J. Brown III(2)	—	—	—	—	—	—	—
Robert J. Brown	—	—	—	—	—	—	—
Howard C. Bluver(3)	—	—	—	—	—	—	—
Hildy J. Teegen	—	—	$60,760	—	—	—	$60,760
Robert L. Wright	—	—	—	—	—	—	—

(1)                Reflects the aggregate grant date fair value of stock options awarded during 2011, computed in accordance with FASB ASC Topic 718.

(2)                Mr. Brown resigned from our board of directors effective December 31, 2011.

(3)                Mr. Bluver resigned from our board of directors effective December 9, 2011.

The table below shows the aggregate number of stock options and restricted stock held by non-employee directors as of December 31, 2011.

Name	Stock Options (in Shares)(1)	Restricted Stock (in Shares)
J. Veronica Biggins	7,000	—
Robert J. Brown	7,000	—
Hildy J. Teegen	7,000	—
Robert L. Wright	7,000	—

(1)                Stock options disclosed in this column have an exercise price of $20.00 per share.  The number of shares shown in this table represents the “initial grant shares” subject to each award.  The award agreements evidencing the option grants provide that the number of shares subject to each award will be reduced (but not increased) based on the number of Relevant Outstanding Shares on the date that the award becomes exercisable.  If the number of Relevant Outstanding Shares on that date is less than 25,050,000 shares, then the number of shares subject to the award will be reduced to an amount equal to the product of multiplying the number of initial grant shares (shown in the table) by a fraction, the numerator of which is the number of Relevant Outstanding Shares and the denominator of which is 25,050,000 shares; provided that the fraction cannot exceed one.  The options for each director vest with respect to 50% of the shares on the later of (i) the date that our shares of common stock are listed on a national securities exchange or (ii) May 27, 2012 (June 14, 2012 for Ms. Biggins and February 22, 2013 for Ms. Teegen), if the directors remains a member of our board until that date and vest with respect to the remaining shares on the later of (i) the date that our shares of common stock have been listed on a national securities exchange or (ii) May 27, 2013 (June 14, 2013 for Ms. Biggins and February 22, 2014 for Ms. Teegen), if the directors remains a member of our board until that date.  The award agreements provide for accelerated vesting of the stock options in the event of a director’s death or disability or a change in control.

In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our Board of Directors, including expenses relating to lodging, meals and transportation to and from the meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our voting securities as of December 31, 2011 for:

•                  each person known to us to be the beneficial owner of more than 5% of our Class A Common Stock;

•                  each named executive officer;

•                  each of our directors; and

•                  all of our executive officers and directors as a group.

As of December 31, 2011, a total of 5,941,620 shares of Class A Common Stock were outstanding.  We also have Class B Common Stock.  As of December 31, 2011, a total of 5,437,050 shares of Class B Common Stock were outstanding.  The footnotes in the below table indicate the number of shares of Class B Common Stock, if any, held by each listed party.

The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” as of December 31, 2011 of any shares which such person has the right to acquire within 60 days of December 31, 2011, through the exercise or conversion of any stock option, convertible security, warrant or other right. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on December 31, 2011, any security which such person or persons have the right to acquire within 60 days of December 31, 2011 is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address	Shares of Class A Common Stock Beneficially Owned
of Beneficial Owner	Number		Percentage
Executive Officers and Directors(1)
Milton H. Jones Jr.	125,603	(2)	2.1%
Charles M. Williams	120,311	(2)	2.0%
Walter L. Davis	120,311	(2)	2.0%
K. Angela Webb	49,026	(2)	*
R. Hampton Painter III	7,500	(2)	*
J. Veronica Biggins	1,088		*
Robert J. Brown	50		*
Hildy J. Teegen	50		*
Robert L. Wright	2,176		*
All executive officers and directors as a group (9) persons	426,115		7.2%

Greater than 5% Stockholders(3)

*	Represents less than 1% of total outstanding shares, including exercisable options and warrants.
(1)	Unless otherwise noted below, the address of each executive officer and director is c/o CertusHoldings, Inc., 1170 Peachtree Street, NW / Suite 2300, Atlanta, Georgia 30309.
(2)

Includes unvested restricted stock for which such holder has voting rights granted under the Equity Incentive Plan in the following amounts: Mr. Jones—118,135 shares; Mr. Williams—118,135 shares; Mr. Davis—118,135 shares; Ms. Webb—46,850 shares; and Mr. Painter—7,500 shares

(3)	Information for greater than 5% stockholders will be provided in a pre-effective amendment to this registration statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis—Executive Compensation” the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since November 3, 2009, the date of our incorporation.  We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Founders Stock

On May 25, 2010 in connection with our initial capitalization, we issued 150 shares of our Class A Common Stock to members of our executive management for $3,000.  These shares were subsequently cancelled on May 28, 2010.

Warrants Issued to Certain Stockholders

In connection with the agreement by several of our largest stockholders to be bound by the FDIC Policy Statement, we issued warrants to purchase an aggregate of 273,864 shares of Class B Common Stock to such investors.  Subject to certain exceptions, the warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share.

Registration Rights Agreement

Concurrently with the consummation of our 2010 private placement, we entered into a registration rights agreement for the benefit of our stockholders with respect to our Class A Common Stock and Class B Common Stock sold in our private offering.  Under the terms of the registration rights agreement, as amended, we agreed to file with the SEC within 180 days after the closing of our first bank acquisition a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our stockholders and each of their direct and indirect transferees to resell shares of common stock acquired in our private offering plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock split or otherwise.  We had the right to extend the deadline for 360 days with the consent of the holders of a majority of our outstanding shares of Class A Common Stock.  Our stockholders have subsequently agreed to extend the deadline for filing a shelf registration statement until January 16, 2012.

We must use reasonable efforts to cause the registration to be declared effective by the SEC within the earlier of (i) if the registration statement is reviewed by the SEC, the earlier of (x) 180 days following the filing of the registration statement and (y) 10 business days after we are notified by the SEC that it has completed its review and is willing to declare the registration statement effective and (ii) if we are notified by the SEC that it will not review the registration statement, within 20 days of such notification.

If we do not file a shelf registration statement before January 16, 2012, other than as a result of the SEC being unable to accept such filing, then each of Milton H. Jones Jr., Charles M. Williams, Walter L. Davis, and K. Angela Webb, if owed any incentive bonus, must immediately forfeit 50%, and thereafter forfeit an additional 10% for each month thereafter that such shelf registration statement has not been filed, of any incentive bonus that would otherwise be payable to him or her during that fiscal year (or to which he or she became entitled as a result of performance during that fiscal year).

Further, if the shelf registration statement has not been declared effective by the SEC within 180 days after the filing of such shelf registration statement (which we refer to as the “Trigger Date”), a special meeting of stockholders shall be called in accordance with our amended and restated bylaws solely for the purposes of (1) considering and voting upon proposals to remove each of our then-serving director and (2) electing such number of directors as there are then vacancies on the Board of Directors.  However, stockholders holding 75% of the outstanding shares of Class A Common Stock may waive the requirement to hold such special meeting.  The special meeting must occur as soon as reasonably practicable following the Trigger Date but in no event more than 45 days after the Trigger Date.

In addition, pursuant to the registration rights agreement, if we intend to file a registration statement that provides for the initial public offering of our common stock (which we refer to as the “IPO Registration Statement”) prior to the shelf registration statement, we are required to provide written notice to each stockholder holding registrable shares.  Such stockholders have “piggy-back” registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit.  Each such stockholder’s ability to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement.  The managing underwriter(s) may under certain circumstances limit the number of shares owned by such holders that are included in this offering, but the managing underwriter(s) may not reduce such holders below 25% of the number of shares of common stock to be sold under the IPO Registration Statement.

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions.  These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders).  We have adopted policies to comply with these regulatory requirements and restrictions.

Integrated Capital Strategies

We accrued payments to Integrated Capital Strategies, LLC, Charlotte, North Carolina (“ICS”), an asset management and advisory firm that was founded by certain members of our management team in 2009, of approximately $183,000 in 2009, $1.8 million in 2010 and $4.2 million in 2011.  ICS provides end-to-end distressed real estate related asset management solutions, including company and portfolio workouts and turnarounds.  Messrs. Jones, Williams and Davis and Ms. Webb are members and managers of ICS.  Our management received approval from the independent members of our board of directors to use ICS to perform certain asset management, advisory and consulting services.

We may engage ICS to perform additional services in the future provided that the terms are no less favorable to us than the terms that could be obtained from a third party provider and such engagement is approved by a majority of our independent directors.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with CertusBank and are expected to continue such relationships in the future.  All loans or other extensions of credit made by CertusBank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

SELLING STOCKHOLDERS

The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus.  Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act.  Any profits realized by the selling stockholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of [•], 2012.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.  We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus.  The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby.  Please read “Plan of Distribution.”

Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

* The names of the selling stockholders and the number of securities held by the selling stockholders will be provided in a pre-effective amendment to this registration statement.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws.  Because it is a summary, it may not contain all the information that is important to you.  Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A Common Stock, $0.001 par value per share, 200,000,000 shares of Class B Common Stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share.  As of December 31, 2011, 5,941,620 shares of Class A Common Stock and 5,437,050 shares of Class B Common Stock were outstanding.  No shares of preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Common Stock

Our certificate of incorporation provides that, except with respect to voting rights and conversion rights and certain transfer restrictions applicable to the Class B Common Stock, the Class A Common Stock and Class B Common Stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment and would significantly and adversely affect the rights of the Class B Common Stock as described below.  Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders.  Holders of Class B Common Stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Common Stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B Common Stock voting separately as a class.  Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.  In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Conversion and Transfer of Class B Common Stock

Class B Common Stock is not convertible in the hands of the initial holder.  A transferee unaffiliated with the initial holder that receives Class B Common Stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B Common Stock into one share of Class A Common Stock.  Class B Common Stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A Common Stock and/or Class B Common Stock in an amount that, after the conversion of such Class B Common Stock into Class A Common Stock, is (or represents) 2% or more of the Class A Common Stock; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer.

Dividends

Holders of Class A Common Stock and Class B Common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor.  In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B Common Stock shall only be entitled to receive shares of Class B Common Stock and shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock and Class B Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Board of Directors

Each member of our board of directors is elected annually and serves for a one-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Preemptive or Other Rights

Under our certificate of incorporation our stockholders have the right to purchase their pro rata portion of any of our newly issued equity securities in an amount that will enable each stockholder to maintain its pro rata ownership interest in us.  This right expires upon the earlier of (i) an initial public offering or (ii) when our common stock begins trading on a national securities exchange.

In connection with the closing of the May 2010 and May 2011 private placement transactions, we entered into a stock purchase agreement that provides each purchaser with a right of first offer to purchase our equity securities in any subsequent offer or sale of our securities, subject to limited exceptions.  The right of first offer will allow each purchaser to purchase a portion of any of our newly issued equity securities in an amount that will enable each purchaser to maintain its pro rata ownership interest in us on the business day immediately preceding the date we provide notice of the new offer or sale.  The right of first offer expires upon the earlier of (i) June 30, 2014, (ii) when our common stock begins trading on a national securities exchange or (iii) the date on which the right of first offer period has terminated with respect to each and every purchaser.  As more specifically set forth in the stock purchase agreement, termination of the right of first offer period occurs for any particular purchaser on the date such purchaser has either (1) purchased from us an aggregate amount of shares of common stock equal to or greater than the number of such purchaser’s commitment shares or (2) rejected any portion of a subscription offer pursuant to this right of first offer.

Our stockholders have no other conversion, preemptive or subscription rights (other than the right of holders of shares of Class B Common Stock to convert such shares into shares of Class A Common Stock as described in Conversion and Transfer of Class B Common Stock above) and there are no sinking fund or mandatory redemption provisions applicable to our common stock.

Ownership Limitation

If any applicable regulatory authority determines that the identity or structure of a holder of common stock precludes the Company from participating in any acquisition of a financial institution or otherwise precludes the granting of any approval, consent or similar actions, then the Company may require the holder of common stock to transfer such common stock or, at the discretion of the Company and subject to applicable regulatory approval, the Company may repurchase the common stock from such holder.

The Company is a bank holding company.  A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock.  The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock.  It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Warrants

In connection with the agreement by several of our largest stockholders to be bound by the FDIC Policy Statement, we issued warrants to purchase an aggregate of 273,864 shares of Class B Common Stock to such investors.  Subject to certain exceptions, the warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, by our President, by our Chief Executive Officer or by a majority vote of our entire Board of Directors.

Director Removal

Our certificate of incorporation provides that holders of a majority of Class A Common Stock may remove any director with or without cause at a meeting of the stockholders.

Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation.  Our certificate of incorporation does prohibit action by written consent.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise.  Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing.  To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting.  Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 75% of the voting power of all the then outstanding shares of the Class A Common Stock.  Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have opted out of Section 203 of the DGCL in our certificate of incorporation.  Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf.  In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Renunciation of Certain Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Transfer Agent

American Stock Transfer & Trust Company is the transfer agent and registrar for the Class A Common Stock and Class B Common Stock.

PLAN OF DISTRIBUTION

The selling stockholders and their pledgees, donees, assignees and successors-in-interest may, from time to time, sell in one or more transactions, any or all of their shares of our common stock referred to in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	transactions otherwise than on these exchanges or systems;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	transactions to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  These commissions and discounts may be in excess of those customary in the types of transactions involved to the extent permitted by applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus.  As discussed below, any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may be permitted to offer and sell shares of common stock from time to time under a supplement or amendment to this prospectus that lists the pledgee, transferee or other successors in interest as selling stockholders.

Each selling stockholder has represented to us that such selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.  If sales of shares offered under this prospectus are made to broker-dealers as principals, such broker-dealers would be “underwriters” within the meaning of the Securities Act and we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

To the extent the selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.  If a selling stockholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We have advised each selling stockholder that it may not use shares registered on this registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling stockholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be responsible for complying with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder including, without limitation, Regulation M, as applicable.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock by the selling stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering there has been no established public market for our common stock.  A significant public market for our common stock may never develop or be sustained.  We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time.  Sales of substantial amounts of Class A Common Stock or Class B Common Stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our Class A Common Stock or Class B Common Stock and our ability to raise additional capital through a future sale of securities.

Upon the effective date of this registration statement, we will have [•] shares of Class A Common Stock and [•] shares of Class B Common Stock issued outstanding.  All of our outstanding shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by “affiliates” as that term is defined in Rule 144 under the Securities Act.  Upon the effective date of this registration statement, approximately [•]% of our outstanding common stock will be held by “affiliates” as that term is defined in Rule 144.  These shares will be “restricted securities” as that phrase is defined in Rule 144.  Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.

Second Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan.  As of December 31, 2011, we have awarded 473,675 shares of restricted Class A Common Stock and options to purchase 1,100,030 shares of Class A Common Stock under our Equity Incentive Plan, subject to vesting requirements.  We may issue up to an additional 653,470 options and 277,825 stock awards.  See the section entitled “Compensation Discussion and Analysis— Second Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan” for a description of our Equity Incentive Plan.

Warrants.  We have issued warrants to purchase 273,864 shares of Class B common stock.  See the section entitled “Description of Capital Stock—Common Stock—Warrants” for a description our outstanding warrants.

Form S-8 Registration Statements.  In addition to the issued and outstanding shares of our common stock, we intend to file a registration statement on Form S-8 to register an aggregate of 2,505,000 shares of Class A Common Stock reserved for issuance under our Equity Incentive Plan.  That registration statement will become effective upon filing, and shares of Class A Common Stock covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement.

Lock-Up Agreements.  In connection with our private placements, our executive officers have agreed, subject to certain exceptions, that they will not offer, pledge, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, without, in each case, the prior written consent of our independent directors for a period of three years from our first bank acquisition, which was January 21, 2011.

Registration Rights Agreement.  As described under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement,” in connection with our private placement transaction, we entered into a registration rights agreement for the benefit of our stockholders.  Under that agreement, we agreed to file with the Securities and Exchange Commission a shelf registration statement that would allow the stockholders to resell the shares of common stock acquired in our private placement transactions.

LEGAL MATTERS

Nelson Mullins Riley& Scarborough LLP, Atlanta, Georgia, will pass upon the validity of the shares of our common stock offered under this prospectus.

EXPERTS

The financial statements of CertusHoldings, Inc. as of and for the year ended December 31, 2010 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of Class A Common Stock and Class B Common Stock pursuant to this prospectus.  This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information.  Statements made in this prospectus concerning the contents of any contract, agreement, or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements, or documents.  Reference is made to each such exhibit for a more complete description of the matters involved.  A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

As a result of this offering, we will become subject to the full informational requirements of the Exchange Act.  We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.  We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm

The internet address of our corporate website is http://www.bhc.us.com.  The information on our website is not a part of this prospectus and will not be part of any of our periodic or current reports to the SEC.

INDEX TO FINANCIAL STATEMENTS

CERTUSHOLDINGS, INC. AND SUBSIDIARY

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Financial Condition - Unaudited

(In thousands, except share and per share data)

	September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$7,001	$585
Federal funds sold and interest-bearing bank deposits	521,051	45,119
Cash and cash equivalents	528,052	45,704
Investment securities:
Investment securities available for sale	223,304	—
Non-marketable equity securities	7,086	—
Total investment securities	230,390	—
Loans receivable - covered	755,893	—
Loans receivable - not covered	31,194	—
Allowance for loan and lease losses	(2,118)	—
Loans receivable, net	784,969	—
Loans held for sale	736	—
Other real estate owned - covered	86,554	—
Other real estate owned - not covered	63	—
Total other real estate owned	86,617	—
Federal Deposit Insurance Corporation indemnification asset, net	178,244	—
Premises and equipment, net	2,973	—
Goodwill and other intangible assets, net	6,342	—
Other assets	3,601	—
Total assets	$1,821,924	$45,704
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$111,236	$—
Interest-bearing deposits	1,369,796	—
Total deposits	1,481,032	—
Federal Home Loan Bank advances	16,034	—
Due to Federal Deposit Insurance Corporation	18,577	—
Other liabilities	46,210	2,622
Total liabilities	1,561,853	2,622
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock, Class A voting, $0.001 par value; 200,000,000 authorized; 5,932,500 and 2,170,127 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	6	2
Common stock, Class B non-voting, $0.001 par value; 200,000,000 authorized; 5,437,050 and 736,128 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	5	1
Additional paid in capital	199,290	48,381
Retained earnings (accumulated deficit)	58,479	(5,302)
Accumulated other comprehensive income, net of tax	2,291	—
Total stockholders’ equity	260,071	43,082
Total liabilities and stockholders’ equity	$1,821,924	$45,704

See accompanying notes to consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	For the nine months ended September 30,
	2011	2010
Interest and dividend income:
Interest and net fees on loans	$29,513	$—
Interest and dividends on investment securities	3,008	—
Interest on federal funds sold and interest-bearing bank deposits	243	18
Total interest and dividend income	32,764	18
Interest expense:
Deposits	5,977	—
Federal Home Loan Bank advances	(827)	—
Other borrowings	232	—
Total interest expense	5,382	—
Net interest income	27,382	18
Provision for loan losses	2,118	—
Net interest income after provision for loan losses	25,264	18
Noninterest income:
Gain on Federal Deposit Insurance Corporation assisted acquisitions	104,211	—
Federal Deposit Insurance Corporation loss sharing income	3,552	—
Service charges on deposit accounts	1,788	—
Other	542	—
Total noninterest income	110,093	—
Noninterest expense:
Salaries and employee benefits	13,452	510
Acquisition related costs	4,514	—
Other real estate and loan resolution related expenses	4,164	—
Occupancy and equipment	3,922	1
Legal and professional	2,673	1,690
Data processing and telecommunication	1,628	—
Federal Home Loan Bank advances prepayment penalty	1,030	—
Federal Deposit Insurance Corporation deposit insurance assessment	873	—
Core deposit intangible amortization	644	—
Other	4,340	543
Total noninterest expense	37,240	2,744
Income (loss) before income taxes	98,117	(2,726)
Income tax expense (benefit)	34,336	—
Net income (loss)	$63,781	$(2,726)

Basic and diluted net income (loss) per share of Class A common stock	$9.08	$(2.32)
Basic and diluted net income (loss) per share of Class B common stock	$9.08	$(2.32)
Weighted average common shares outstanding:
Basic and diluted - Class A	3,573	829
Basic and diluted - Class B	3,025	345

See accompanying notes to consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Changes in Stockholders’ Equity - Unaudited

(In thousands, except share data)

						Retained	Accumulated
	Common Stock				Additional	Earnings	Other
	Class A		Class B		Paid In	(Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income	Total

Balance at December 31, 2009	—	$—	—	$—	$—	$(183)	$—	$(183)
Net loss	—	—	—	—	—	(2,726)	—	(2,726)
Common shares and warrants issued	1,769,022	2	736,128	1	49,587	—	—	49,590
Common shares repurchased	(150)	—	—	—	(3)	—	—	(3)
Restricted shares issued (unvested)	401,255	—	—	—	—	—	—	—
Balance at September 30, 2010	2,170,127	$2	736,128	$1	$49,584	$(2,909)	$—	$46,678

Balance at December 31, 2010	2,170,127	$2	736,128	$1	$48,381	$(5,302)	$—	$43,082
Net income	—	—	—	—	—	63,781	—	63,781
Other comprehensive income, net of tax	—	—	—	—	—	—	2,291	2,291
Conversion of shares	47,475	—	(47,475)	—	—	—	—	—
Common shares and warrants issued	3,651,598	4	4,748,397	4	150,909	—	—	150,917
Restricted shares issued (unvested)	63,300	—	—	—	—	—	—	—
Balance at September 30, 2011	5,932,500	$6	5,437,050	$5	$199,290	$58,479	$2,291	$260,071

See accompanying notes to consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Comprehensive Income (Loss) - Unaudited

(In Thousands)

	Nine Months Ended September 30,
	2011	2010

Net income (loss)	$63,781	$(2,726)
Other comprehensive income, net of tax
Unrealized gains on securities arising during the period, net of tax of $1,378	2,346	—
Reclassification adjustment for net losses included in net income, net of tax benefit of $33	(55)	—
	2,291	—
Comprehensive income (loss)	$66,072	$(2,726)

See accompanying notes to consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Cash Flows - Unaudited

(In Thousands)

	Nine Months Ended September 30,
	2011	2010

Cash Flows used in Operating Activities
Net income (loss)	$63,781	$(2,726)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on FDIC assisted acquisitions	(104,211)	—
Accretion of fair values of assets acquired and liabilities assumed, net	(13,361)	—
Provision for loan losses	2,118	—
Net gain on indemnification asset resulting from provision for loan losses	(1,575)	—
Federal Home Loan Bank advances prepayment penalty	1,030	—
Amortization of premiums on investment securities, net	636	—
Depreciation and amortization	105	—
Loss on securities available for sale	88	—
Proceeds from sales of mortgage loans held for sale	13,168	—
Originations of mortgage loans held for sale	(13,904)	—
Deferred tax expense	28,970	—
Change in other assets, net	(21,063)	—
Change in other liabilities, net	29,789	90
Cash used in operating activities	(14,429)	(2,636)
Cash Flows from Investing Activities
Purchase of investment securities available for sale	(82,388)	—
Proceeds from sales, calls, maturities and paydowns of investment securities available for sale	17,347	—
Loan repayments from customers, net of originations	77,579	—
Purchase of premises and equipment	(2,951)	—
Proceeds from sales of other real estate	4,294	—
Decrease in indemnification asset for claims filed	9,028	—
Net cash provided by FDIC-assisted transactions	455,245	—
Redemption of Federal Home Loan Bank stock	331	—
Net cash paid for business combination	(55)	—
Cash provided by investing activities	478,430	—

(continued)

See accompanying notes to consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Consolidated Statements of Cash Flows, Continued - Unaudited

(Dollars in Thousands)

	Nine Months Ended September 30,
	2011	2010

Cash Flows from Financing Activities
Deposits, net	$(72,913)	$—
Repayment of FHLB advances	(29,395)	—
Repayment of other borrowings	(30,262)	—
Net proceeds from issuance of common stock and warrants	150,917	49,587
Cash provided by financing activities	18,347	49,587
Net increase in cash and cash equivalents	482,348	46,951
Cash and cash equivalents, beginning	45,704	—
Cash and cash equivalents, ending	$528,052	$46,951

Cash payment for:
Interest	$9,953	$—
Income taxes	985	—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Unrealized gains on securities, net of tax	$2,291	$—
Transfers of loans to other real estate	5,101	—
Earnout agreement associated with acquisition	600	—
Acquisitions:
Assets acquired	$1,507,291	$—
Liabilities assumed	1,653,699	—
Net liabilities assumed	146,408	—

See accompanying notes to the consolidated financial statements - unaudited.

CERTUSHOLDINGS, INC. AND SUBSIDIARIES

(Formerly known as Blue Ridge Holdings, Inc.)

Notes to Consolidated Financial Statements - Unaudited

1.                     Summary of Significant Accounting Policies

Organization — The accompanying unaudited consolidated financial statements of CertusHoldings, Inc. and Subsidiaries (the “Company,” formerly known as Blue Ridge Holdings, Inc.) include the accounts of CertusHoldings, Inc. (the “Holding Company”) and its wholly owned subsidiaries CertusBank, N.A. (the “Bank”) and Sage Southeastern Securities, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

CertusHoldings, Inc. was formed in November 2009, as a Delaware corporation, for the purpose of becoming a bank holding company and acquiring multiple failed banks in the southeastern United States from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver. CertusBank, N.A. was organized under a charter from the Office of the Comptroller of the Currency (the “OCC”) in January 2011. Since receiving its charter, the Bank has bid on, and acquired, three different failed bank asset and liability pools in conjunction with loss sharing arrangements with the FDIC. As such, the results of operations of the Bank are included from the respective dates of acquisitions of failed bank asset and liability pools (January 21, 2011 for CommunitySouth Bank and Trust and May 20, 2011 for Atlantic Savings Bank and First Georgia Banking Company). The operating results for the nine months ended September 30, 2010 do not reflect any results of operations for the Bank. In September 2011, the Holding Company acquired Sage Southeastern Securities, Inc., a registered broker-dealer.

Nature of Operations - The primary activity of the holding company is to hold its investment in the Bank. The Bank operates under an OCC bank charter and provides full banking services. The Bank is subject to regulation by the OCC.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Business Segments - The Company reports all activities as one business segment.  In determining the appropriateness of segment definition, the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment is considered.

Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and valuation and disclosures of contingent assets and liabilities. Management has made significant estimates in certain areas, such as the allowance for loan losses, amount and timing of expected cash flows from covered assets, and the valuation of other real estate owned. Other estimates are also made in the determination of the fair value of assets acquired and liabilities assumed, including estimates of loans acquired with evidence of credit impairment since origination, the FDIC indemnification asset, clawback liability, goodwill and other intangible assets, other-than-temporary impairment of investment securities and fair value of financial instruments. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Acquisition Activities - The Company accounts for business combinations under the purchase method of accounting. Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including identifiable intangible assets. If the fair value of net assets purchased exceeds the fair value of consideration paid, a bargain purchase gain is recognized at the date of acquisition. Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date. Fair values are subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

The determination of the fair value of loans acquired takes into account credit quality deterioration and probability of loss; therefore, the related allowance for loan losses is not carried forward. The Company has segregated total loans into two distinct categories: (a) loans receivable — covered and (b) loans receivable — not covered, both of which are more fully described below.

All identifiable intangible assets that are acquired in a business combination are recognized at fair value on the acquisition date. Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Deposit liabilities and the related depositor relationship intangible assets may be exchanged in observable exchange transactions. As a result, the depositor relationship intangible asset is considered identifiable, because the separability criterion has been met.

An FDIC indemnification asset is recognized when the FDIC contractually indemnifies, in whole or in part, the Company for a particular uncertainty. The recognition and measurement of an indemnification asset is based on the related indemnified item. The Company recognizes an indemnification asset at the same time that the indemnified item is recognized, measured on the same basis as the indemnified item, subject to collectibility or contractual limitations on the indemnified amount.

Under FDIC loss sharing agreements, the Company may be required to return a portion of cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. Such a liability is referred to as the clawback liability and is considered to be contingent consideration as it requires the return of a portion of the initial consideration in the event that certain contingencies are met.

Cash Equivalents - For the purpose of presentation in the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investment Securities - Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures and certain marketable equity securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Realized gains and losses on the sale of investment securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Non-marketable equity securities include Federal Reserve Bank (“FRB”) stock and Federal Home Loan Bank (“FHLB”) stock. These securities have been acquired for debt or regulatory purposes, are carried at cost, and are classified as available for sale.

Other Than Temporary Impairment - Declines in the fair value of individual available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. The other-than-temporary impairment (“OTTI”) is separated into credit and noncredit components. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while the noncredit-related OTTI is recognized in other comprehensive income (loss) (“OCI”). Noncredit-related OTTI results from other factors, including increased liquidity spreads. For securities for which there is an expectation to sell, all OTTI is recognized in earnings.

Comprehensive Income (Loss) - Comprehensive income (loss) reflects the change in equity during the period arising from transactions and events other than investments by and distributions to stockholders. It consists of net income (loss) plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. Accumulated other comprehensive income (loss) at September 30, 2011 consisted solely of unrealized gains and losses on investment securities.

Loans and Interest Income - Loans held in portfolio are loans which management has the intent and ability to hold for the foreseeable future and are considered held for investment. Changes in events and circumstances related to these assets, as well as developments regarding management’s view of the foreseeable future, may result in a change in the intent to hold such assets for investment. A significant portion of the Company’s loans held in portfolio consists of loans acquired through FDIC assisted transactions which may be covered under loss sharing agreements with the FDIC. The Company segregates its loan portfolio between covered and not covered.

Loans receivable - covered

The majority of loans acquired in the FDIC assisted transactions are initially covered under loss sharing agreements and are referred to as covered loans. Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse the Company for a percentage of losses on covered loans, as outlined in each loss sharing agreement (see Note 2). The Company will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Company a reimbursement under loss sharing agreements.

Covered loans are recorded at their estimated fair value at the time of acquisition. Estimated fair values of covered loans were based on a discounted cash flow methodology that considers various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. In determining the estimated cash flows, the majority of the Company’s covered loans were grouped together according to similar characteristics such as type of loan, loan purpose and underlying collateral and treated as distinct

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

pools when applying various valuation techniques and for the ongoing accounting and monitoring of the credit quality and performance of these loans. Judgmental prepayment assumptions are applied to both contractually required payments and cash flows expected to be collected at acquisition.

The Company accounts for and evaluates acquired loans for impairment in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. When loans exhibit evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all principal and interest payments in accordance with the terms of the loan agreement, the expected shortfall in future cash flows, as compared to the contractual amount due, is recognized as a nonaccretable difference. Any excess of expected cash flows over the acquisition date fair value is known as the accretable discount, and is recognized as accretion income over the life of each pool. Covered loans that meet the criteria for non-accrual of interest at the time of acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if the timing and expected cash flows on such loans can be reasonably estimated and if collection of the new carrying value of such loans is expected.

Expected cash flows over the acquisition date fair value are periodically reestimated utilizing the same cash flow methodology used at the time of acquisition. Subsequent probable decreases to the expected cash flows will generally result in a provision for loan losses charge to the Company’s consolidated statement of operations. Conversely, subsequent probable increases in expected cash flows result in a transfer from the nonaccretable difference to the accretable discount, which would have a positive impact on accretion income prospectively. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.

Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower or foreclosure of the collateral.  Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference is absorbed by the nonaccretable difference of the entire pool. This treatment assumes that the amount received from resolution, as with all other payments received from the borrower, approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in the remaining effective yield caused by this treatment or other loan prepayments is addressed in our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because the there is no difference between the amount received at resolution and the contractual amount of the loan. Loans that have been modified are not removed from a pool even if those loans would otherwise be deemed a trouble debt restructuring.

Loans which, at acquisition, did not meet the specific criteria of ASC Topic 310-30, but had a discount attributable at least in part to credit quality and had cash flows which were estimable are also accounted for under ASC Topic 310-30. Those loans that, at acquisition, did not meet the specific criteria of ASC Topic 310-30 and for which cash flows could not be reasonably estimated (primarily those with revolving privileges) are accounted for under ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Credits. Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan on a level yield basis as an adjustment to the related loan’s yield. Similar to uncovered and originated loans

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

described below, the accrual of interest income on the covered loans that were not accounted for under ASC Topic 310-30 is discontinued when the collection of principal or interest, in whole or in part, is doubtful. Interest is generally not accrued on loans 90 days or more past due unless they are well secured and in the process of collection.

Loans receivable - not covered

This category includes loans that were acquired through acquisitions that are not covered by loss sharing agreements and loans originated by the Company. Similar to covered loans (and as discussed in the previous section), loans acquired through acquisition are evaluated in accordance with ASC Topic 310-30, and accounted for under the relevant guidance in either ASC Topic 310-30 or ASC Topic 310-20. Loans originated are carried at the principal amount outstanding, net of premiums, discounts, unearned income, and deferred loan fees and costs. Non-refundable loan origination and commitment fees, net of direct costs of originating or acquiring loans, and fair value adjustments for acquired loans, are deferred and recognized as an adjustment to the loans’ effective yield over the estimated remaining lives of the related loans.

Interest income on loans that are not accounted for under ASC Topic 310-30 and interest income on loans originated by the Company is accrued and credited to income as it is earned using the simple interest method based on daily balances of the principal amount outstanding. However, interest is generally not accrued on loans 90 days or more past due, unless they are well secured and in the process of collection. Additionally, in certain situations, loans that are not contractually past due may be placed on non-accrual status due to deficient primary and secondary sources of repayment. Accrued interest receivable is reversed when a loan is placed on non-accrual status. Interest income is generally recognized only after payment in full of the past due principal.

Allowance for Loan and Lease Losses - The Company’s allowance for loan and lease losses (“ALLL”) is established for both performing loans and non-performing loans. The Company’s ALLL is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers numerous factors, including, but not limited to, internal risk ratings, scenario testing, collateral values, geographic location, borrower FICO scores, delinquency rates, non-performing and restructured loans, origination channels, product mix, underwriting practices, industry conditions, economic trends and net charge-off trends.

For loans accounted for under ASC Topic 310-30, a valuation allowance is established when it is probable that the Company will be unable to collect all the cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition. A specific allowance is established when subsequent evaluations of expected cash flows from loans accounted for under ASC Topic 310-30 loans reflect a decrease in those estimates.

The Company uses an internal risk rating system to indicate credit quality in the loan portfolio. The risk rating system uses a series of grades, which reflect management’s assessment of the risk attributable to loans based on an analysis of the borrower’s financial condition and ability to meet contractual debt service requirements. Loans that management perceives to have acceptable risk are categorized as “Pass” loans. “Watch” loans generally have acceptable risk but have some evidence of achieving performance at a slower pace than expected. The “Special mention” loans represent loans that have potential credit weaknesses that deserve management’s close attention. Special

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

mention loans include borrowers that have potential weaknesses or unwarranted risks that, unless corrected, may threaten the borrower’s ability to meet debt requirements. However, these borrowers are still believed to have the ability to respond to and resolve the financial issues that threaten their financial situation. Loans classified as “Substandard” are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a distinct possibility of loss if the deficiencies are not corrected. “Doubtful” loans are loans that management believes that collection of payments in accordance with the terms of the loan agreement is highly questionable and improbable. Doubtful loans that are not accounted for ASC Topic 310-30 are deemed impaired and put on non-accrual status. Loans accounted for under ASC Topic 310-30, despite being internally classified as “Doubtful,” may be classified as performing. Interest accrual is discontinued on doubtful loans and certain substandard loans that are excluded from ASC Topic 310-30, as is more fully discussed in Note 4.

The Company routinely evaluates criticized credits greater than $250,000 for impairment. Impairment, if any, is typically measured for each loan based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral less costs of disposition for collateral dependent loans. General allowances are established for loans pooled based on similar characteristics. In this process, general allowance factors established are based on an analysis of historical loss and recovery experience, if any, related to the acquired loans, as well as certain industry experience, with adjustments made for qualitative or environmental factors that are likely to cause estimated credit losses to differ from historical experience. To the extent that the data supporting such factors has limitations, management’s judgment and experience play a key role in determining the allowance estimates.

Additions to the ALLL are made by provisions for loan losses that are charged to operations. The allowance is decreased by charge-offs due to losses and is increased by provisions for loan losses and recoveries. When it is determined that specific loans, or portions thereof, are uncollectible, these amounts are charged off against the ALLL. If repayment of the loan is collateral dependent, the fair value of the collateral, less cost to sell, is used to determine charge-off amounts.

Loans Held for Sale - Loans held for sale are carried at the lower of aggregate cost or market value. Premiums, discounts and loan fees (net of certain direct loan origination costs) on loans held for sale are deferred until the related loans are sold or repaid. Gains or losses on loan sales are recognized at the time of sale and determined using the specific identification method.

Loans are classified as held for sale when management has positively determined that the loans will be sold in the foreseeable future and the Company has the ability to do so. The classification may be made upon origination or subsequent to the origination or purchase. Once a decision has been made to sell loans not previously classified as held for sale, such loans are transferred into the held for sale classification and carried at the lower of cost or fair value. For loans held for sale, the lower of cost or fair value is determined based upon the individual loan’s current market price or the underlying collateral value if the loan is nonperforming and collateral dependent. Once a loan is sold, the Company has no continuing involvement with the sold loan.

Other Real Estate Owned — Other real estate owned (“OREO”) consists of property that has been foreclosed on or repossessed by deed in lieu of foreclosure. The assets are initially recorded at the

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

lower of the related loan balance or the fair value of the collateral less estimated costs to sell, with any initial valuation adjustments charged to the ALLL. Subsequent valuation adjustments, if any, in addition to gains and losses realized on sales and net operating expenses, are recorded in other non-interest expense. Costs associated with maintaining property, such as utilities and maintenance, are charged to expense in the period in which they occur, while costs relating to the development and improvement of property are capitalized to the extent the balance does not exceed fair value. All OREO acquired through acquisition was recorded at fair value at the date of acquisition. The Company’s loss sharing agreements with the FDIC cover losses and expenses incurred on OREO resulting from the covered assets in the FDIC assisted transactions in the same manner, and are included in the same loss thresholds, as the covered loans.

FDIC Indemnification Asset — An FDIC indemnification asset results from the loss sharing agreements in FDIC-assisted transactions and is measured separately from the related covered assets as they are not contractually embedded in those assets and are not transferable should the Company choose to dispose of the covered assets. The FDIC indemnification asset represents the estimated fair value of expected reimbursements from the FDIC for losses on covered loans and OREO. Pursuant to the terms of the loss sharing agreements, covered loans and OREO are subject to stated loss thresholds whereby the FDIC will reimburse the Company for a percentage of losses and expenses up to the stated loss thresholds. The FDIC indemnification asset is recorded at its estimated fair value. Fair value is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows are discounted to reflect the uncertainty of the timing of the loss sharing reimbursement from the FDIC. The discount is accreted to income in connection with the expected speed of reimbursements. This accretion is included in FDIC loss sharing income in the consolidated statements of operations.

The accounting for the FDIC indemnification asset is closely related to the accounting for the underlying, indemnified assets. The Company re-estimates the expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under ASC Topic 310-30. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows and are reflected prospectively as a yield adjustment on the indemnification asset. Declines in cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows and are reflected as both FDIC loss sharing income and an increase to the indemnification asset. As indemnified assets are resolved and the Company is reimbursed by the FDIC for the value of the resolved portion of the FDIC indemnification asset, the Company reduces the carrying value of the FDIC indemnification asset.

Premises and Equipment — With the exception of premises and equipment acquired through business combinations, which are initially measured and recorded at fair value, purchased land is carried at cost, and premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged using the straight-line method over the useful lives (three to thirty-nine years) of the assets. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current earnings.

Goodwill and Other Intangible Assets — Goodwill is an asset representing the future economic benefits from other assets acquired that are not individually identified and separately recognized.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Goodwill is measured as the excess of the consideration transferred, net of the fair value of identifiable assets acquired and liabilities assumed at the acquisition date. Goodwill is assigned to the reporting units that are expected to benefit from the synergies of the business combination. The Company’s goodwill was assigned to Sage Southeastern Securities, Inc. at the acquisition date. Goodwill and other identifiable intangible assets with indefinite lives are not amortized and instead are tested for impairment. The Company performs its impairment testing annually or more frequently if events or circumstances exist that indicate a possible reduction in the fair value of the reporting unit below its carrying value. The Company measures impairment using the present value of estimated future cash flows. The analysis is based upon available information regarding expected future cash flows and discount rates. Discount rates are based upon the cost of capital specific to the industry in which the Company operates. If the carrying value of the reporting unit exceeds its fair value, a second analysis is performed to measure the fair value of all assets and liabilities. If, based on the second analysis, it is determined that the fair value of the assets and liabilities of the reporting unit is less than the carrying value, the Company would recognize impairment for the excess of carrying value over fair value.

Other intangible assets consist of core deposit intangible assets. Core deposit intangible assets, initially recorded at fair value, are amortized on a sum-of-the-years-digits basis over their estimated useful lives and evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable.

Income Taxes — Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates in the period of change. The Company establishes a valuation allowance when management believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company recognizes and measures income tax benefits based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized; and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized for a position in this model and the tax benefit claimed on a tax return is treated as an unrecognized tax benefit. The Company recognizes income tax related interest and penalties in income tax expense.

Clawback Liability - A clawback liability is recorded to reflect the contingent liability assumed in an FDIC-assisted transaction whereby the Company is obligated to refund a portion of cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. Such a liability is considered to be contingent consideration as it requires a payment by the Company to the FDIC in the event that certain contingencies are met. The clawback liability was recorded at its acquisition date fair value and is included in due to FDIC in the accompanying September 30, 2011 consolidated statements of financial condition. The clawback liability will be remeasured at each reporting period and any changes will be reflected in both the carrying amount of the clawback liability and the related accretion that is recognized through FDIC loss sharing income in the consolidated statements of operations until the contingency is resolved.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Stockholders’ Equity - Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are not entitled to vote. Holders of Class A and Class B common stock are entitled to receive dividends equally, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders equally. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Class A and Class B common stock is subordinate to preferred stock with respect to dividend rights and rights of liquidation, winding up or dissolution of the Company.

Class B common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B common stock into one share of Class A common stock. Class B common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B common stock in an amount that, after the conversion of such Class B common stock into Class A common stock, is (or represents) 2% or more of the Class A common stock; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer.

The Company has reserved 2,505,000 shares of Class A common stock for issuance pursuant to its equity incentive plan and 495,000 shares of Class B common stock for issuance upon exercise of warrants.

Share-Based Compensation - The Company grants share-based awards including stock options and restricted stock. Stock option grants are for a fixed number of Class A voting common shares and are issued to employees and directors at an exercise price which is not less than the fair value of a share of stock at the date of grant. The options vest over a time period stated in each option agreement and may be subject to other contingent performance vesting conditions, which require the related compensation expense to be recorded when such conditions become probable. The Company generally recognizes the associated expense related to stock options on a graded schedule over the requisite vesting period.

Restricted stock is granted for a fixed number of Class A voting common shares, the transferability of which is restricted until such shares become vested according to the terms in the award agreement. Restricted stock typically has multiple vesting qualifications whereby a set portion time-vest following the achievement of certain performance conditions. Such contingent performance vesting conditions require the related compensation expense to be recorded when such conditions become probable. Some restricted share agreements also contain market conditions whereby the remaining portion vest according to specified market conditions that are tied to the Company’s common stock price. Expense is recognized over the expected vesting period based on the fair value of the awards on the grant date.

The outstanding stock options carry a maximum contractual term of 10 years. The amortization of share-based compensation reflects any estimated forfeitures. The expense realized in subsequent periods may be adjusted to reflect the actual forfeitures realized. To the extent that any award is forfeited, terminated, expires, or lapses without being exercised, the shares of stock subject to such award not delivered as a result thereof shall again be available for awards under the Plan.

Warrants - The Company issued warrants to purchase shares of its Class B non-voting common stock to certain lead stockholders. The warrants are for a fixed number of shares and expire ten years from the date of issuance. If exercised, the Company must settle the warrants in its own stock.

Earnings (Loss) Per Share of Common Stock - The Company’s earnings (loss) per share are computed using the two-class method due to the fact that outstanding unvested restricted stock containing nonforfeitable rights to dividends are considered to be participating securities. Basic earnings (loss) per share are computed by dividing income (loss) allocated to common stockholders by the weighted average number of common shares outstanding during each period, excluding

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

unvested restricted stock. Diluted earnings (loss) per common share are computed by dividing income allocated to common stockholders by the weighted average common shares outstanding during the period, plus amounts representing the dilutive effect of stock options outstanding, unvested restricted shares, warrants to issue common stock, or other contracts to issue common shares (“common stock equivalents”). Common stock equivalents are excluded from the computation of diluted earnings (loss) per common share in periods in which they have an anti-dilutive effect. The Company’s stock options and unvested restricted stock are subject to certain performance conditions and as such are considered to be contingently issuable shares; these common stock equivalents will not be included in the calculation of diluted shares outstanding until the relevant performance conditions have been met.

Off-Balance Sheet Credit Related Financial Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting and disclosure of financial information by the Company:

Credit Risk Exposure for Financing Receivables - In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance requires additional disclosures about credit risk exposure for financing receivables and the related allowance for loan losses including an allowance rollforward on a portfolio segment basis, the recorded investment in financing receivables on a portfolio segment basis, the non-accrual status of financing receivables by class, impaired financing receivables by class, aging of past due receivables by class, credit quality indicators by class, troubled debt restructurings information by class, and significant purchases and sales of financing receivables. ASU 2010-20 defines portfolio segment as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. Classes of financing receivables generally are a disaggregation of portfolio segments. The adoption of this guidance did not have a significant impact on the Company’s financial position, results of operations, or liquidity. The information required by ASU 2010-20 is set forth in Note 4.

Disclosure of Supplementary Pro Forma Information for Business Combinations - In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations to provide guidance on the pro forma revenue and earnings information disclosed subsequent to a business combination. The guidance specifies that if a public entity presents comparative financial statements, pro forma revenue and earnings of the combined entity should be presented as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The adoption of this guidance did not have a significant impact on the Company’s financial position, results of operations, or liquidity.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Fair Value Measurements - In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement to facilitate convergence between U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”) to achieve common fair value measurement and disclosure requirements. The amendments in the ASU provide common requirements for measuring fair value and for disclosing information about fair value measurements. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments provided in the ASU will be effective for the Company during interim and annual periods beginning after December 15, 2011. The Company does not expect that the adoption of ASU 2011-04 will have a material impact on its financial statements, results of operations or liquidity.

Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring - In April, 2011, the FASB issued guidance to clarify existing guidance for determining if a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The guidance further clarifies that, for loans accounted for in a pool in accordance with Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, neither the modification of a loan within a pool nor the changes in expected cash flows of a pool that result from the modification of one or more loans within the pool constitute a troubled debt restructuring. The update is effective for interim and annual periods beginning on or after June 15, 2011. The adoption of this guidance did not have a significant impact on the Company’s financial position, results of operations, or liquidity.

2.                     Acquisition Activities

The Company has determined that the CommunitySouth Bank and Trust, Atlantic Southern Bank, First Georgia Banking Company, and Sage Southeastern Securities, Inc. acquisitions, as more fully described below, constitute business combinations as defined in ASC Topic 805, Business Combinations. Accordingly, as of the date of the acquisitions, the Company recorded the assets acquired and liabilities assumed at fair value. The Company determined fair values in accordance with the guidance provided in ASC Topic 820, Fair Value Measurements. Fair value is established by discounting the expected future cash flows with a market discount rate for like maturity and risk instruments. The estimation of expected future cash flows requires significant assumptions about appropriate discount rates, expected future cash flows, market conditions and other future events. Actual results could differ materially. The determination of the initial fair values of covered loans and the related FDIC indemnification asset and clawback liability involve a high degree of judgment and complexity. The Company has made the determinations of fair value using the best information available at the time; however, the assumptions used are subject to change and, if changed, could have a material effect on the Company’s financial position and results of operations.

Federally Assisted Acquisition of CommunitySouth Bank and Trust

On January 21, 2011, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of CommunitySouth Bank and Trust (“CSBT”) from the FDIC, as receiver. Prior to acquisition, CSBT operated six commercial banking branches primarily within the Easley, South Carolina area. Excluding the effects of purchase accounting adjustments, the Bank purchased assets of $358.6 million and assumed deposits and liabilities of $350.0 million

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

in connection with the acquisition of CSBT. The net assets were acquired at a discount of $24.8 million. The settlement amount received from the FDIC at close was $20.7 million. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included a loss sharing agreement regarding future losses incurred on acquired commercial loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreement, the FDIC will reimburse the Bank for 69 percent of net losses incurred on the covered assets. The term for loss sharing loans is five years with respect to losses and eight years with respect to loss recoveries. As a result of the loss sharing agreement with the FDIC, the Bank recorded an indemnification asset of $18.1 million at the time of acquisition. The Bank did not enter into a loss-share agreement with respect to CSBT’s single family residential loans. The purchased assets and assumed liabilities were recorded at their acquisition date fair values, and are summarized in the table below (in thousands).

	As Recorded	Fair Value	Settlement	As Recorded by
	by CSBT	Adjustments(1)	Amount	the Company
Assets
Cash and due from banks	$46,503	$—	$20,712	$67,215
Securities	76,784	—	—	76,784
FHLB stock	1,429	—	—	1,429
Loans, net of unearned income	219,301	(35,074)	—	184,227
Other real estate owned	11,245	(1,695)	—	9,550
FDIC indemnification asset	—	18,095	—	18,095
Other assets	3,323	(517)	—	2,806
Total assets acquired	$358,585	$(19,191)	$20,712	$360,106
Liabilities
Deposits	$319,506	$2,287	$—	$321,793
Other borrowings	30,262	3,326	—	33,588
Other liabilities	229	—	—	229
Total liabilities assumed	349,997	5,613	—	355,610
Excess of assets acquired over liabilities assumed	$(8,588)
Aggregate fair value adjustments		$(24,804)
Settlement amount received			$20,712
Gain on acquisition				$4,496

(1)          Fair values are subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Federally Assisted Acquisition of Atlantic Southern Bank

On May 20, 2011, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of Atlantic Southern Bank (“ASB”) from the FDIC, as receiver. Prior to acquisition, ASB operated 16 branches primarily within the Macon, Georgia area. Excluding the effects of purchase accounting adjustments, the Bank purchased assets of $646.4 million and assumed deposits and liabilities of $594.1 million in connection with the acquisition of ASB. The net assets were acquired at a discount of $76.9 million. The settlement amount received from the FDIC

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

at close was $94.0 million. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on certain acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 78 percent of net losses incurred on the covered assets up to $157.7 million, 30 percent of losses incurred exceeding $157.7 million and up to $241.2 million, and 78 percent of net losses exceeding $241.2 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. As a result of the loss sharing agreements with the FDIC, the Company recorded an indemnification asset of $111.3 million at the time of acquisition. The purchased assets and assumed liabilities were recorded at their acquisition date fair values, and are summarized in the table below (in thousands).

	As Recorded	Fair Value	Settlement	As Recorded by
	by ASB	Adjustments(1)	Amount	the Company
Assets
Cash and due from banks	$58,823	$—	$94,017	$152,840
Securities	21,748	—	—	21,748
FHLB stock	3,566	—	—	3,566
Loans, net of unearned income	482,427	(140,296)	—	342,131
Other real estate owned	77,221	(28,141)	—	49,080
FDIC indemnification asset	—	111,258	—	111,258
Core deposit intangible	—	1,441	—	1,441
Other assets	2,617	(1,835)	—	782
Total assets acquired	$646,402	$(57,573)	$94,017	$682,846
Liabilities
Deposits	$572,380	$4,779	$—	$577,159
FHLB borrowings	19,023	552	—	19,575
Due to FDIC	—	14,033	—	14,033
Other liabilities	2,700	—	—	2,700
Total liabilities assumed	594,103	19,364	—	613,467
Excess of assets acquired over liabilities assumed	$(52,299)
Aggregate fair value adjustments		$(76,937)
Settlement amount received from FDIC			$94,017
Gain on acquisition				$69,379

(1)          Fair values are subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Federally Assisted Acquisition of First Georgia Banking Company

On May 20, 2011, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of First Georgia Banking Company (“FGBC”) from the FDIC, as receiver. Prior to acquisition, FGBC operated 10 commercial banking branches primarily within the Franklin, Georgia area. Excluding the effects of purchase accounting adjustments, the Bank

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

purchased assets of $606.5 million and assumed deposits and liabilities of $676.3 million in connection with the acquisition of FGBC. The net liabilities were acquired at a discount of $36.0 million. The settlement amount received from the FDIC at close was $136.0 million. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on certain acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 78 percent of net losses incurred on the covered assets up to $99.1 million, and those exceeding $137.3 million. Losses incurred exceeding $99.1 million and up to $137.3 million are not reimbursable. The term for loss sharing on residential real estate loans is 10 years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries. As a result of the loss sharing agreements with the FDIC, the Bank recorded an indemnification asset of $54.2 million at the time of acquisition. The purchased assets and assumed liabilities were recorded at their acquisition date fair values, and are summarized in the table below (in thousands).

	As Recorded	Fair Value	Settlement	As Recorded by
	by FGBC	Adjustments(1)	Amount	the Company
Assets
Cash and due from banks	$99,150	$—	$136,040	$235,190
Securities	56,821	—	—	56,821
FHLB stock	2,422	—	—	2,422
Loans, net of unearned income	405,477	(72,474)	—	333,003
Other real estate owned	39,668	(12,488)	—	27,180
FDIC indemnification asset	—	54,168	—	54,168
Core deposit intangible	—	4,569	—	4,569
Other assets	2,988	(1,524)	—	1,464
Total assets acquired	$606,526	$(27,749)	$136,040	$714,817
Liabilities
Deposits	$654,597	$3,184	$—	$657,781
FHLB borrowings	22,015	488	—	22,503
Due to FDIC	—	4,543	—	4,543
Other liabilities	(346)	—	—	(346)
Total liabilities assumed	676,266	8,215	—	684,481
Excess of liabilities assumed over assets acquired	$69,740
Aggregate fair value adjustments		$(35,964)
Settlement received from FDIC			$136,040
Gain on acquisition				$30,336

(1)          Fair values are subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

As a result of the loss sharing agreements, the risks associated with the covered loans and foreclosed real estate of CSBT, ASB, and FGBC have been completely altered, making historical financial information of CSBT, ASB, and FGBC immaterial to an understanding of the Company’s present

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

and planned future operations. In addition, the business of the Company since January 21, 2011 and for the immediate future relies heavily on its acquisition activities and its loss-share resolution businesses and on the income generated from the remediation and disposal of assets it acquired from the FDIC and is fundamentally different from the business of the failed institutions. In light of the foregoing, the Company has determined that CSBT is not the predecessor entity of the Company because the Company did not succeed to substantially all of the business of CSBT in the acquisition, and the Company has therefore omitted historical financial statements of CSBT in these consolidated financial statements.

The purchase accounting adjustments and the loss sharing agreements with the FDIC will significantly impact the effects of the acquired entities on the ongoing operations of the Company. The majority of acquired loans are accounted for under ASC Topic 310-30, and as such the interest recognition model for those loans is based on the accretion of the difference between the carrying value of the loans and the expected cash flows of the loans. This model is completely different from the interest recognition model that was used by the acquired entities prior to acquisition. In order to estimate accretion based on the interest recognition model under ASC Topic 310-30 prior to acquisition, the Company would have to make significant estimates and assumptions which would involve a high degree of judgment and complexity about the fair values and expected cash flows of acquired loans prior to acquisition. The troubled nature of the acquired banks prior to acquisition, along with the pervasiveness of the federal assistance in the transactions further complicates any pro forma analysis. For these reasons, management has determined that supplemental pro forma disclosure of revenue and earnings is impracticable.

The Company believes that the FDIC loss sharing agreements mitigate the Company’s risk of loss on covered assets acquired. Nonetheless, to the extent the actual values realized for the acquired covered assets are different from the estimates, the FDIC indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. Additionally, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.

Acquisition of Sage Southeastern Securities, Inc.

In September 2011, the Company acquired Sage Southeastern Securities, Inc. (“Sage”), a registered broker-dealer. In connection with the acquisition, the Company acquired $237,000 of assets and assumed $143,000 of liabilities. The fair value of consideration paid exceeded the fair value of the identifiable assets and liabilities acquired and resulted in the establishment of goodwill in the amount of $600,000. The fair values of assets acquired and liabilities assumed, as well as the amount allocated to goodwill, are preliminary and subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

3.                     Investment Securities

Investment securities available for sale are summarized as follows (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

	September 30, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	fair value

U.S. Government Agencies	$5,920	$162	$—	$6,082
State and political subdivisions	2,336	109	—	2,445
Residential mortgage-backed securities - agency	206,324	3,850	464	209,710
Corporate bonds	5,088	1	22	5,067
Total	$219,668	$4,122	$486	$223,304

As of September 30, 2011, the Company’s non-marketable equity securities consisted of $1.2 million of FRB stock and $5.9 million of FHLB stock.

The amortized cost and estimated fair value of investment securities at September 30, 2011 by contractual maturity for debt securities are shown below (in thousands). Mortgage-backed securities maturities are based on average life using estimated prepayment speeds.

	Amortized	Estimated
	Cost	fair value
Less than 1 year	$4,020	$4,012
1-5 years	91,165	92,656
5-10 years	121,745	123,810
10 years or more	2,738	2,826
	$219,668	$223,304

At September 30, 2011, investment securities with an aggregate book value of $11.2 million and a market value of $11.4 million were pledged to secure public deposits and FHLB borrowings.

The following table provides information regarding securities available for sale with unrealized losses as of September 30, 2011 (in thousands):

	September 30, 2011
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Residential mortgage-backed securities - agency	$39,943	$464	$—	$—	$39,943	$464
Corporate bonds	1,972	22	—	—	1,972	22
Total	$41,915	$486	$—	$—	$41,915	$486

Management believes all of the unrealized losses as of September 30, 2011 were temporary and as a result of temporary changes in the market. The temporary impairment is due primarily to changes in the short and long term interest rate environment since the purchase of the securities and is not

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

related to credit issues of the issuer. The Company has sufficient cash, investments showing unrealized gains and borrowing sources to provide sufficient liquidity to hold the securities with unrealized losses until maturity or a recovery of fair value, if necessary.

Gross realized gains, gross realized losses and sale proceeds for available for sale securities are summarized as follows (in thousands). These net gains or losses are included in other noninterest income.

Nine Months Ended
September 30, 2011
Gross gains on securities	$23
Gross losses on securities	(111)
Net realized loss on securities available for sale	$(88)

Sales proceeds	$4,682
Proceeds from calls, maturities and paydowns	12,665
Total proceeds	$17,347

4.                     Loans Receivable and Allowance for Loan and Lease Losses

The Company is accounting for the majority of purchased loans under ASC Topic 310-30 except loans with revolving privileges, which are outside the scope of this guidance.

With the exception of consumer loans and CSBT’s single family residential loans, acquired loans are covered by loss sharing agreements with the FDIC. These covered loans were recorded at their estimated fair value as of the acquisition date. Generally, the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable yield or nonaccretable difference, with the accretable yield to be recognized as interest income over the expected remaining term of the loan. The following table reflects the carrying value of all purchased covered loans as of September 30, 2011 (in thousands):

	September 30, 2011
	Loans accounted	Loans excluded	Total
	for under ASC	from ASC	covered
	Topic 310-30	Topic 310-30	loans
Loan covered by loss share agreements
Residential real estate	$175,358	$4,796	$180,154
HELOCs and lines of credit	1,079	27,398	28,477
Multifamily	26,473	1,215	27,688
Commercial real estate	245,432	6,450	251,882
Construction and land	184,685	25,604	210,289
Commercial and industrial	43,399	9,712	53,111
Consumer and other	3,513	779	4,292
Total covered loans	$679,939	$75,954	$755,893

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Loans not covered by loss sharing agreements are summarized as follows (in thousands):

	September 30, 2011
	Loans accounted	Loans excluded	Total
	for under ASC	from ASC	loans
	Topic 310-30	Topic 310-30	not covered
Loans not covered by loss share agreements:
Residential real estate	$4,240	$894	$5,134
HELOCs and lines of credit	1,118	8,531	9,649
Multifamily	—	—	—
Commercial real estate	—	2,508	2,508
Construction and land	792	181	973
Commercial and industrial	990	1,309	2,299
Consumer and other	9,510	1,121	10,631
Total loans not covered	$16,650	$14,544	$31,194

The outstanding balance as of the date of acquisition of all purchased loans accounted for under ASC Topic 310-30, including contractual principal, interest, fees, and penalties, for the CSBT, ASB, and FGBC acquisitions was $250.7 million, $522.8 million, and $440.0 million, respectively. As of the date of acquisition, the cash flows expected to be collected for the CSBT, ASB, and FGBC acquisitions were $189.9 million, $384.7 million, and $372.6 million, respectively. The fair value of these loans for the CSBT, ASB, and FGBC acquisitions was $166.2 million, $308.4 million, and $296.7 million, respectively, as of the date of acquisition.

The following table documents changes in the value of the accretable discount for acquired loans accounted for under ASC Topic 310-30 for the nine months ended September 30, 2011 (in thousands):

September 30, 2011
Balance at beginning of period	$—
Additions	175,845
Accretion	(24,991)
Reclassification from non-accretable difference	84
Balance, end of period	$150,938

In addition to the accretable yield on loans accounted for under ASC Topic 310-30, the fair value adjustments on loans outside the scope of ASC Topic 310-30 are also accreted to interest income over the life of the loans. At September 30, 2011, the remaining accretable fair value mark on loans not accounted for under ASC Topic 310-30 was $6.3 million.

Below is the composition of the net book value for loans accounted for under ASC Topic 310-30 at September 30, 2011 (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

September 30, 2011
Contractual cash flows	$1,222,545
Nonaccretable difference	(375,018)
Accretable discount	(150,938)
Loans accounted for under ASC Topic 310-30	$696,589

Loans accounted for under ASC Topic 310-30 are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement remains unpaid after the due date of the scheduled payment. However, these loans are considered as performing, even though they may be contractually past due, as any non-payment of contractual principal or interest is considered in the periodic re-estimation of expected cash flows and is included in the resulting recognition of current period covered loan loss provision or future period yield adjustments. Loans accounted for under ASC Topic 310-30 were not classified as nonaccrual at September 30, 2011 as the carrying value of the respective loan or pool of loans cash flows were considered estimable and probable of collection. Therefore, interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows, is being recognized on all acquired loans being accounted for under ASC Topic 310-30.

Loans accounted for outside of ASC Topic 310-30 are classified as nonaccrual when, in the opinion of management, collection of principal or interest is doubtful. Generally, these loans are placed on non-accrual status due to the continued failure to adhere to contractual payment terms by the borrower coupled with other pertinent factors, such as insufficient collateral value. The accrual of interest income is discontinued when a loan is placed in non-accrual status. Payments received on nonaccrual loans generally reduce the carrying value of the loan. A loan may be placed back on accrual status if all contractual payments have been received, or sooner under certain conditions, and collection of future principal and interest payments is no longer doubtful.

Impaired loans include nonaccrual loans, as well as certain covered loans in accrual status accounted for under ASC Topic 310-30 that were being accounted for as pools and for which impairment was evaluated based on the decline in the cumulative cash flows of the pools. Impaired loans, the majority of which were covered by loss sharing agreements, segregated by class of loans, as of September 30, 2011 were as follows (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

	Unpaid			Allowance for
	Principal	Recorded Investment		Loan Losses
	Balance	Accruing	Nonaccrual	Allocated
With no related allowance recorded:
Residential real estate	$745	$—	$556	$—
HELOCs and line of credit	1,833	—	1,695	—
Multifamily	99	—	102
Commercial real estate	837	—	71	—
Construction and land	9,589	—	7,784	—
Commercial and industrial	2,244	—	2,026
Consumer and other	698	—	356	—
Subtotal	16,045	—	12,590	—
With an allowance recorded:
Residential real estate	—	—	—	—
HELOCs and line of credit	—	—	—	—
Multifamily	6,867	5,828	—	811
Commercial real estate	—	—	—	—
Construction and land	—	—	—	—
Commercial and industrial	3,152	3,265	—	627
Consumer and other	—	—	—	—
Subtotal	10,019	9,093	—	1,438

Total	$26,064	$9,093	$12,590	$1,438

The following is a summary of information related to impaired loans, primarily covered under loss share agreements, at September 30, 2011 (in thousands):

Average of individually impaired loans during the period	$7,476
Interest income foregone on impaired loans	339
Interest income recognized	66

The Company has established a process to determine the adequacy of the allowance for loan and lease losses that assesses the risks and losses inherent in the portfolio. As of September 30, 2011, the Company evaluated the expected cash flows compared to actual for loans accounted for under ASC Topic 310-30. This evaluation revealed declines in expected cash flows for certain pools which management determined to be due to credit deterioration. As a result, a provision for loan losses in the amount of $1.4 million was recorded applicable to covered loans accounted for under ASC Topic 310-30. In addition, the Company recorded a provision for loan losses in the amount of $680,000 applicable to covered loans excluded from ASC Topic 310-30. The Bank recorded $1.6 million in noninterest income, representing the estimated present value increase in the FDIC indemnification asset under loss share agreements related to the provision for loan losses. The following summarizes changes in the allowance for loan and lease losses for the nine months ended September 30, 2011 (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

	Loans accounted	Loans excluded
	for under	from ASC
	ASC Topic 310-30	Topic 310-30	Total
ALLL balance, beginning of period	$—	$—	$—
Provision for loan losses related to:
Residential real estate	—	28	28
HELOCs and lines of credit	—	329	329
Multifamily	811	11	822
Commercial real estate	—	55	55
Construction and land	—	171	171
Commercial and industrial	627	77	704
Consumer and other	—	9	9
Total provision for loan losses	1,438	680	2,118
ALLL balance, end of period	$1,438	$680	$2,118

The following table presents the allocation of the allowance for loan and lease losses disaggregated by impairment method as of September 30, 2011 (in thousands):

	Loans
	Receivable	ALLL
Collectively evaluated for impairment	$77,074	$680
Individually evaluated for impairment	13,424	—
Accounted for under ASC Topic 310-30	696,589	1,438
Total	$787,087	$2,118

An analysis of covered contractually past due loans accounted for under ASC Topic 310-30, segregated by class of loans, as of September 30, 2011 was as follows (in thousands):

		Greater than 90 days
	30-89	Past Due		Total
	Days		Non-	Past		Total
	Past Due	Accruing	Accrual	Due	Current	Loans
Residential real estate	$10,316	$25,363	$—	$35,679	$139,679	$175,358
HELOCs and lines of credit	51	366	—	417	662	1,079
Multifamily	3,009	4,580	—	7,589	18,884	26,473
Commercial real estate	13,742	36,991	—	50,733	194,699	245,432
Construction and land	16,221	64,585	—	80,806	103,879	184,685
Commercial and industrial	1,787	7,514	—	9,301	34,098	43,399
Consumer and other	333	786	—	1,119	2,394	3,513
Total	$45,459	$140,185	$—	$185,644	$494,295	$679,939

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

An analysis of covered contractually past due loans excluded from ASC Topic 310-30, segregated by class of loans, as of September 30, 2011 was as follows (in thousands):

		Greater than 90 days
	30-89	Past Due		Total
	Days		Non-	Past		Total
	Past Due	Accruing	Accrual	Due	Current	Loans
Residential real estate	$134	$1,481	$480	$2,095	$2,701	$4,796
HELOCs and lines of credit	1,579	816	85	2,480	24,918	27,398
Multifamily	—	—	102	102	1,113	1,215
Commercial real estate	948	738	44	1,730	4,720	6,450
Construction and land	5,454	527	7,560	13,541	12,063	25,604
Commercial and industrial	778	447	2,004	3,229	6,483	9,712
Consumer and other	—	22	28	50	729	779
Total	$8,893	$4,031	$10,303	$23,227	$52,727	$75,954

An analysis of contractually past due loans not covered by loss share agreements and accounted for under ASC Topic 310-30, segregated by class of loans, as of September 30, 2011 was as follows (in thousands):

		Greater than 90 days
	30-89	Past Due		Total
	Days		Non-	Past		Total
	Past Due	Accruing	Accrual	Due	Current	Loans
Residential real estate	$—	$1,301	$—	$1,301	$2,939	$4,240
HELOCs and lines of credit	40	386	—	426	692	1,118
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction and land	12	768	—	780	12	792
Commercial and industrial	44	275	—	319	671	990
Consumer and other	558	398	—	956	8,554	9,510
Total	$654	$3,128	$—	$3,782	$12,868	$16,650

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

An analysis of contractually past due loans not covered by loss share agreements and excluded from ASC Topic 310-30, segregated by class of loans, as of September 30, 2011 was as follows (in thousands):

		Greater than 90 days
	30-89	Past Due		Total
	Days		Non-	Past		Total
	Past Due	Accruing	Accrual	Due	Current	Loans
Residential real estate	$—	$—	$—	$—	$894	$894
HELOCs and lines of credit	44	—	24	68	8,463	8,531
Multifamily	—	—	—	—	—	—
Commercial real estate	—	—	—	—	2,508	2,508
Construction and land	—	—	—	—	181	181
Commercial and industrial	9	—	—	9	1,300	1,309
Consumer and other	10	66	32	108	1,013	1,121
Total	$63	$66	$56	$185	$14,359	$14,544

Management utilizes a risk rating matrix to assign a risk rate to each of its loans. Loans are rated on a scale of 1-8. A description of the general characteristics of the 8 risk rates is as follows:

•                  Risk ratings 1-4 (Pass) — These risk ratings include loans to high credit quality borrowers with satisfactory credit and repayment history, stable trends in industry and company performance, management exhibits average strength in comparison to others in the industry, sound repayment sources and average to above average individual or guarantor support.

•                  Risk rating 5 (Watch) - This risk rating includes loans to borrowers with satisfactory credit and some slow repayment history, stable trends in industry, positive operating trends and satisfactory financial conditions which are achieving performance expectations at a slower pace than anticipated, management changes, interim losses, repayment sources are somewhat strained but satisfactory individual or guarantor support.

•                  Risk rating 6 (Special Mention) - This risk rating includes loans to borrowers with increasing delinquency history, stable to decreasing or adverse trends in industry and company performance,  adverse trends in operations, marginal primary repayment sources with secondary repayment source available, marginal debt service coverage, some identifiable risk of collection and limited individual or guarantor support but stable earnings.

•                  Risk rating 7 (Substandard) - This risk rating includes loans to borrowers with demonstration of inability to perform in a timely manner, decreasing or adverse trends in industry and company performance,  well-defined weakness in management, profitability or liquidity, limited repayment sources and individual or guarantor support is declining. There is a distinct possibility the Bank will sustain losses related to this risk rating if deficiencies are not corrected.

•                  Risk rating 8 (Doubtful) - This risk rating includes loans to borrowers with demonstration of inability to perform in a timely manner and no customer response, decreasing or adverse trends in industry, high possibility Bank will sustain loss unless pending factors are

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

successful, full collection or liquidation is highly questionable and improbable, repayment sources are severely impaired or nonexistent and no individual or guarantor support.

The following table presents the risk grades of the loan portfolio covered by loss sharing agreements, segregated by class of loans, as of September 30, 2011 (in thousands):

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Total
Residential real estate	$123,309	$5,563	$16,613	$31,582	$3,087	$180,154
HELOCs and lines of credit	24,763	—	790	2,874	50	28,477
Multifamily	16,316	—	2,158	9,214	—	27,688
Commercial real estate	148,598	13,347	37,833	40,503	11,601	251,882
Construction and land	72,328	4,532	30,085	85,678	17,666	210,289
Commercial and industrial	36,862	2,488	3,874	8,703	1,184	53,111
Consumer and other	2,775	90	302	1,125	—	4,292
Total	$424,951	$26,020	$91,655	$179,679	$33,588	$755,893

The following table presents the risk grades of the loan portfolio not covered by loss sharing agreements, segregated by class of loans, as of September 30, 2011 (in thousands):

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Total
Residential real estate	$2,622	$1,001	$262	$1,249	$—	$5,134
HELOCs and lines of credit	7,751	102	373	1,383	40	9,649
Multifamily	—	—	—	—	—	—
Commercial real estate	2,508	—	—	—	—	2,508
Construction and land	205	—	—	764	4	973
Commercial and industrial	1,992	—	—	307	—	2,299
Consumer and other	9,581	209	364	477	—	10,631
Total	$24,659	$1,312	$999	$4,180	$44	$31,194

5.                    Other Real Estate Owned

The following is a summary of transactions in other real estate owned, substantially all of which was covered by FDIC loss sharing agreements (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Nine Months Ended
September 30, 2011
Balance, beginning of period	$—
OREO acquired through CSBT acquisition	9,550
OREO acquired through ASB acquisition	49,080
OREO acquired through FGBC acquisition	27,180
OREO acquired through foreclosure of loans receivable	5,101
OREO sold	(4,294)
Balance, end of period	$86,617

Losses on covered OREO are substantially offset by a corresponding change in the FDIC indemnification asset. See Note 2 for a discussion of the terms of the loss sharing agreements.

6.                    FDIC Indemnification Asset, Net

Under the terms of the purchase and assumption agreements with the FDIC, the Company is reimbursed for a portion of the losses incurred on covered assets. An FDIC indemnification asset was established at the dates of acquisition as the estimated fair value of the expected reimbursements from the FDIC for losses on covered loans and OREO. As covered assets are resolved, whether through repayment, the foreclosure on and sale of collateral, or the sale or charge-off of loans or OREO, any difference between the carrying value of the covered asset and the payments received that is reimbursable by the FDIC is recognized in the consolidated statement of operations as FDIC loss sharing income. Any gains or losses realized from the resolution of covered assets reduce or increase, respectively, the amount recoverable from the FDIC.

The changes in the carrying value of the FDIC indemnification asset relating to covered loans and other real estate for the nine months ended September 30, 2011 are summarized below (in thousands):

Nine Months Ended
September 30, 2011
Balance, beginning of period	$—
Additions resulting from:
Acquisition of CSBT	18,095
Acquisition of ASB	111,258
Acquisition of FGBC	54,168
Charge-offs, write-downs, and other losses	1,774
External expenses qualifying under loss sharing agreements	1,977
Reductions resulting from:
Wires received	(9,028)
Balance, end of period	$178,244

7.                    Premises and Equipment

Premises and equipment as of September 30, 2011 are summarized as follows (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Buildings and improvements	$1,616
Furniture, fixtures, and equipment	1,554
Construction in progress	166
3,336
Less accumulated depreciation	(363)
$2,973

Depreciation expense for premises and equipment for the period ended September 30, 2011 was $363,000.

In connection with the acquisitions of CSBT, ASB, and FGBC, the Company had the option to purchase the branch assets and certain equipment of the failed banks from the FDIC for 90 days after the transaction date, to settle on the respective one year acquisition date anniversary. The fair value of these assets was $37.6 million, and the Company has elected to purchase substantially all of these assets, to settle in 2012. The Company is leasing or renting those selected assets until the settlement date and all other failed bank branches and equipment.

Leases

The Company has various operating leases on banking locations. Generally, these leases have terms of less than ten years with renewal options. Future minimum lease commitments under all non-cancelable operating leases with terms of one year or more, excluding any renewal options, are as follows (in thousands):

Year
2011	$336
2012	989
2013	841
2014	731
2015	285
Thereafter	121
Total	$3,303

Rent expense for the nine months ended September 30, 2011 was $1.3 million and was included in occupancy and equipment expense in the consolidated statement of operations.

8.                    Goodwill and Other Intangible Assets

In connection with the CSBT, ASB, and FGBC acquisitions, the Company recorded core deposit intangibles of $375,000, $1.4 million and $4.6 million, respectively. In connection with the acquisition of Sage, the Company recorded goodwill of $600,000.

The carrying amount of goodwill and intangible assets at September 30, 2011 is summarized below (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Core deposit intangible	$6,385
Less: accumulated amortization	(643)
Net core deposit intangible	5,742
Goodwill	600
Total goodwill and intangible assets, net	$6,342

The Company expects to amortize the core deposit intangibles using the sum-of-the-years-digits method over six years, which represents the expected useful life of the assets. The amortization expense for the nine months ended September 30, 2011 was $643,000. The estimated aggregate amortization expense for future periods is as follows (in thousands):

Period
Fourth quarter 2011	$518
2012	1,631
2013	1,326
2014	1,023
2015	719
2016	415
Thereafter	110
Total	$5,742

9.                     Time Deposits

Contractual maturities at September 30, 2011 of time deposits are summarized as follows (in thousands):

Year
2011	$131,394
2012	541,284
2013	222,832
2014	17,471
2015	53,941
2016	12,937
Total	$979,859

At September 30, 2011, time deposits of $100,000 or more totaled $500.8 million, of which $86.1 million were over $250,000.

10.     Federal Home Loan Bank Advances

Advances from the FHLB outstanding as of September 30, 2011 incur interest and have contractual repayments as follows (amounts in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

	Amount	Interest Rate
Maturity date:
November 4, 2011	$10,000	1.43%
January 24, 2012	6,000	0.38%
Total contractual outstanding	16,000
Fair value adjustment	34
Total carrying value	$16,034

The fair value adjustment is being amortized as a reduction to interest expense over the remaining term of the advances using the sum-of-the-years-digits method. The fair value amortization amounted to $1.0 million during the nine months ended September 30, 2011. During the nine months ended September 30, 2011, the Company elected to prepay $25.0 million of FHLB advances with a carrying value of $25.9 million. The Company accelerated amortization of the corresponding fair value adjustment and recognized a prepayment penalty of $1.0 million in connection with the prepayment.

At September 30, 2011, the Company had pledged as collateral cash of $13.3 million and investment securities with a book value and fair value of $3.8 million and $3.9 million, respectively, against the FHLB advances.

11.     Unused Lines of Credit

At September 30, 2011, the Bank had the ability to borrow an additional $351.5 million from the FHLB. The borrowings were available by pledging collateral and purchasing additional stock in the FHLB. At September 30, 2011, the Company also had a repo line of credit and a federal funds line of credit with correspondent banks of $100.0 million and $35.0 million, respectively.

12.               Off-Balance Sheet Activities, Commitments and Contingencies

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. Management uses the same credit policies in making commitments as for making loans. Commitments to extend credit in the future represent financial instruments involving credit risk.

A summary of commitments at September 30, 2011 is as follows (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Commitments to fund loans:
HELOCs	$16,482
Construction and land	2,932
Commercial and industrial	6,921
Consumer and other	7,829
Total commitments to fund loans	34,164
Commercial and standby letters of credit	3,027
Total	$37,191

Commitments to extend credit are agreements to lend as long as there is no violation of the conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained upon extension of credit is based on our credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that management deems necessary.

Concentrations of Credit Risk - Substantially all loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

From time to time, the Bank has cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

Litigation - The Company is a party to litigation and claims arising in the normal course of business. After consultation with legal counsel, management believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company’s financial position.

Employment Agreements - In 2010, the Company entered into employment agreements with certain of its executive officers. Each employment agreement establishes the duties, responsibilities, and compensation of the position and provides the executive with a guaranteed minimum salary, bonus incentives, and benefits. Each agreement has an initial term of five years with automatic one-year renewals and contains provisions for payments upon termination in certain circumstances.

13.               Share-based Compensation

The Company has issued share-based compensation under the Second Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan (the “Plan”). The Plan provides the compensation committee of the board of directors of the Company the authority to grant, from time to time, awards

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, or stock bonuses to eligible persons. The maximum number of shares of the Holding Company’s Class A voting common stock which may be granted under the Plan is 2,505,000 shares. The compensation committee sets the option price at the time of grant but in no case is the exercise price less than the fair market value of a share of stock at the date of grant. The Company has a policy of issuing new shares to satisfy stock option exercises.

The compensation expense associated with the awarded stock options was measured using a Black-Scholes option pricing model. The compensation expense associated with the restricted stock was valued using a Monte Carlo simulation with 25,000 simulation paths to assess the expected percentage of vested shares. A Geometric Brownian Motion was used for simulating the equity prices for a period of 20 years. The implied term of the restricted stock was 3.0 years.

Below are the weighted average assumptions used in the Black-Scholes option pricing model and the Monte Carlo simulation to determine fair value of the Company’s stock options and restricted stock granted:

	September 30,
	2011		2010
	Black-Scholes	Monte Carlo	Black-Scholes	Monte Carlo
Risk-free interest rate range	1.48% to 2.71%	2.76% to 4.16%	2.81%	4.08%
Expected volatility	35% to 40%	35% to 40%	40.00%	40.00%
Expected term (years)	6.5	n/a	7.0	n/a
Dividend yield	0.00%	0.00%	0.00%	0.00%

The Company’s shares are not yet publicly traded and have limited private trading; therefore, expected volatility was estimated based on the historical volatility, for a period commensurate with the expected term of the options, of six comparable companies with publicly traded shares. The risk-free rate for the expected term of the option was based on the U.S. Treasury yield curve at the date of grant. The expected term was estimated based upon the contractual term of the options and restricted shares and the expected retirement dates of the grantees. No forfeitures were assumed in the expected term assumption and the dividend yield was assumed to be zero.

The following table summarizes option activity for the period ended September 30, 2011:

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

		Weighted	Weighted Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Options	Price	Term in Years	(000’s)
Outstanding at January 1, 2011	939,600	$20.00
Granted	149,500	20.00
Forfeited	—	—
Exercised	—	—
Outstanding at September 30, 2011	1,089,100	20.00	8.81	$—
Options fully vested and exercisable at September 30, 2011	—	—
Options expected to vest	1,089,100	20.00	8.81	$—

Options granted during the nine months ended September 30, 2011 and 2010 had a weighted average grant date fair value of $8.29 and $9.25, respectively. At September 30, 2011, there was $9.9 million of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted average period of 2.3 years. In addition to service conditions, stock options granted during 2011 and 2010 were subject to certain contingent performance conditions, including achievement of a listing date, certain safety and soundness targets, and the issuance of 25.1 million common shares. No stock option expense was recognized during 2011 or 2010 due to the fact that certain contingent performance conditions specified in the grants were not considered probable of achievement.

During 2011, option awards to three members of executive management were modified to increase the exercise price of a portion of the options to the extent that the Company issues additional shares in conjunction with a bank acquisition. This modification resulted in no incremental compensation cost.

Restricted stock may be issued under the Plan as described above. Shares of restricted stock are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period, the holder is entitled to full voting rights. In addition to service conditions, shares of restricted stock granted in 2011 and 2010 were subject to certain contingent market and performance conditions, including a market condition requiring achievement of a specified share price for twenty consecutive trading days, and performance conditions requiring achievement of a listing date, certain safety and soundness targets, and the issuance of 25.1 million common shares. Compensation expense for the restricted stock is recognized over the derived service period based on the fair value of the awards on the grant date.

A summary of activity in the Company’s restricted shares for 2011 is as follows:

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

		Weighted Average
		Grant Date
	Shares	Fair Value
Unvested at January 1, 2011	401,255	$19.36
Granted	63,300	19.26
Forfeited	—	—
Unvested at September 30, 2011	464,555	19.35

Restricted stock granted during the nine months ended September 30, 2010 had a weighted average grant date fair value of $19.36. As of September 30, 2011, there was $9.0 million of total unrecognized compensation cost related to non-vested restricted shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 2.8 years. No expense related to restricted stock was recognized during 2011 or 2010 due to the fact that certain contingent performance conditions specified in the grants were not considered probable of achievement.

14.               Warrants

As of September 30, 2011, the Company had issued warrants to purchase 273,864 shares of the Holding Company’s Class B non-voting common stock. The warrants were granted to several of the Company’s largest stockholders in connection with the agreement by those stockholders to be bound by the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions. Each warrant has an exercise price of $20 per share. The term of the warrants is for 10 years with an expiration date of May 26, 2020. The warrants became exercisable after the closing of the Company’s first Bank Acquisition.

15.     FDIC Loss Sharing Income

In connection with the loss sharing agreements that the Company has with the FDIC with regard to the CSBT, ASB, and FGBC transactions, the Company recognizes the reimbursement of costs of resolution of covered assets from the FDIC in FDIC loss sharing income in the consolidated statement of operations. The table below provides additional details of the Company’s FDIC loss sharing income during the nine months ended September 30, 2011 (in thousands).

Nine Months Ended
September 30, 2011
FDIC reimbursement of provision for loan losses	$1,575
FDIC reimbursement of costs of resolution of covered assets	1,977
Total FDIC loss sharing income	$3,552

16.     Acquisition Related Costs

The following table summarizes the Company’s acquisition related costs during the nine months ended September 30, 2011 (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Nine Months Ended
September 30, 2011
Consulting	$2,682
Legal and accounting	1,286
Travel and miscellaneous	546
Total acquisition related costs	$4,514

17.     Income Taxes

The aggregate amount of income tax expense (in thousands) included in the consolidated statement of operations and in the consolidated statements of stockholders’ equity and comprehensive income for the nine months ended September 30, 2011 were as follows:

Income before income tax provision	$34,336
Changes recorded in stockholders’ equity:
Change in unrealized gain on securities available for sale	1,345
Total	$35,681

Income tax expense attributable to income before income taxes for the nine months ended September 30, 2011 was as follows (in thousands):

September 30, 2011
Current tax provision:
Federal	$4,585
State	781
Total current tax provision	5,366
Deferred tax provision:
Federal	26,735
State	4,208
Total deferred tax provision	30,943
Provision for income tax expense before adjustment to deferred tax asset valuation allowance	36,309
Reversal of deferred tax asset valuation allowance	(1,973)
Total income tax provision	$34,336

A reconciliation of the expected income tax expense at the statutory federal income tax rate to the Company’s actual income tax expense for the nine months ended September 30, 2011 was as follows (in thousands):

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Tax expense at federal income tax rate	$33,360
State tax, net of federal benefit	1,717
Change in valuation allowance	(1,973)
Other	1,232
Total	$34,336

Deferred tax assets and liabilities consisted of the following:

September 30, 2011
Deferred tax assets
Allowance for loan and lease losses	$791
FDIC indemnification asset, net	20,287
Excess tax basis of other assets over carrying value	4,034
Start up expenses	1,674
Total deferred tax assets	26,786
Deferred tax liabilities
Loan basis differences	(17,878)
Gain on FDIC assisted acquisitions	(34,112)
Unrealized gain on securities available for sale	(1,345)
OREO basis differences	(2,941)
Other	(2,081)
Total deferred tax liabilities	(58,357)
Net deferred tax liability	$(31,571)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, if any (including the impact of available carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. In making such judgments, significant weight is given to evidence that can be objectively verified. As of December 31, 2010 the Company had a deferred tax asset of approximately $2.0 million and had recorded a full valuation allowance. In 2010, the recognition of income tax benefits and corresponding recognition of a deferred tax asset was not recorded since at that time the Company was in a development stage without any banking operation and it was unknown when Company’s future operations would allow the realization of such benefits.

The Company had no unrecognized tax benefits as of September 30, 2011. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Tax returns for 2009 and 2010 are open to federal and state income tax examinations.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

18.               Earnings (Loss) Per Share

Stock options, restricted stock, and warrants are potentially dilutive securities. Warrants were not included in the calculation of diluted shares outstanding for 2011 because they were not in the money, and they were not included in the calculation of diluted shares outstanding for 2010 because to do so would have been anti-dilutive. The Company’s unvested stock options and unvested restricted stock are subject to certain performance conditions and as such are considered to be contingently issuable shares; therefore, these common stock equivalents were not included in the calculation of diluted shares outstanding for 2011 or 2010 because the relevant performance conditions had not been met. As a result, the weighted average number of shares used to compute basic and diluted earnings per share was the same at September 30, 2011 and 2010. The Company had 1.1 million unvested stock options, 464,555 unvested restricted shares, and 273,864 warrants outstanding as of September 30, 2011. The Company had 925,600 unvested stock options, 401,255 unvested restricted shares, and 49,500 warrants outstanding as of September 30, 2010.

19.               Related Party Transactions

During the nine months ended September 30, 2011, the Company received certain consulting and administrative services from Integrated Capital Strategies Holding, LLC (“ICS”). ICS is a limited liability corporation owned by certain members of executive management. The Company and ICS do not have equity interests in one another. During the nine months ended September 30, 2011, the Company recorded expense for services provided by ICS of $2.7 million, of which $2.5 million was included in acquisition related costs, $200,000 was included in legal and professional, and $20,000 was included in other expense on the consolidated statement of operations. As of September 30, 2011, the Company had a payable outstanding of $200,000 to ICS included in other liabilities on the statement of condition.

20.     Regulatory Matters

Dividends - The Bank’s ability to pay cash dividends to the Holding Company is restricted by state banking regulations to the amount of the Bank’s retained earnings and statutory capital and other regulatory requirements. The Bank’s operating agreement with the OCC specifically restricts the ability of the Bank to declare dividends for three years.

Capital Requirements - The Holding Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Typically, mature banks are required to maintain a Tier 1 risk-based capital ratio of 4.00%, a total risk-based capital ratio of 8.00% and a Tier 1 leverage ratio of 4.00% in order to meet minimum, adequately capitalized regulatory requirements. To be considered well-capitalized (under prompt

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

corrective action provisions), banks must maintain minimum capital ratios of 6.00% for Tier 1 risk-based capital, 10.00% for total risk-based capital and 5.00% for the Tier 1 leverage ratio. In connection with the Bank’s operating agreement with the OCC, the Bank agreed to maintain a Tier 1 leverage ratio of 10.0%, a Tier 1 risk-based capital ratio of 11.0%, and a total risk-based capital ratio of 12.0%. In addition, under the FDIC Order granting approval of the Bank’s deposit insurance and pursuant to the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, the Bank must at all times maintain a Tier 1 common equity to total assets ratio of at least 10.0% for the first three years of its operations.

Quantitative measures established by regulation to ensure capital adequacy require maintaining minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 2011, that all capital adequacy requirements to which the Holding Company and Bank were subject had been met.

As of September 30, 2011, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed that category. The actual capital amounts (in thousands) and ratios and minimum regulatory amounts (in thousands) and ratios are as follows:

			Required to be		Required to be
			considered		considered
	Actual		well capitalized (1)		adequately capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage ratio
Consolidated	$251,438	13.87%	N/A	N/A	$72,515	4.00%
Bank	249,739	13.78%	181,285	10.00%	72,514	4.00%
Tier 1 risk-based capital ratio
Consolidated	251,438	43.70%	N/A	N/A	$23,013	4.00%
Bank	249,739	43.43%	34,498	11.00%	22,999	4.00%
Total risk-based capital ratio
Consolidated	253,555	44.07%	N/A	N/A	$46,026	8.00%
Bank	251,856	43.80%	57,497	12.00%	45,998	8.00%

(1)    The Bank’s operating agreement with the OCC requires the Bank to maintain a minimum Tier 1 leverage ratio of 10.0%, Tier 1 risk-based capital ratio of 11.0%, and total risk-based capital ratio of 12.0% throughout the first three years of operation. These ratio minimums are reflected in this table.

Due to the conditional guarantee represented by the loss sharing agreements, the FDIC indemnification asset and covered assets are risk-weighted at 20% for purposes of risk based capital calculations.

21.               Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

	Level 1	Level 2	Level 3	Total
Investment securities available for sale:
U.S. Government Agencies	$—	$6,082	$—	$6,082
State and political subdivisions	—	2,445	—	2,445
Residential mortgage-backed securities - agency	—	209,710	—	209,710
Corporate bonds	—	5,067	—	5,067
Total assets at fair value	$—	$223,304	$—	$223,304

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period, and certain collateral dependent impaired loans and OREO. The Company did not record any such assets for which a fair value measurement was made on a non-recurring basis during the nine months ended September 30, 2011.

Fair Value of Financial Instruments

Although the Company did not elect to adopt the fair value option for any financial instruments, accounting standards require disclosure of fair value information, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or contractual obligations that require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including common stock, premises and equipment, real estate held for sale and other assets and liabilities. The following methods and assumptions were used in estimating fair values of financial instruments:

•                  Fair value approximates carrying amount for cash and due from banks due to the short-term nature of the instruments.

•                  Investment securities are valued using quoted fair market prices for actively traded securities; pricing models for investment securities traded in less active markets and discounted future cash flows for securities with no active market.

•                  Due to the redemptive provisions of the non-marketable equity securities, fair value equals cost. The carrying amount is adjusted for any other than temporary declines in value.

•                  Fair values for performing amortizing, interest-only, and balloon loans are based on the discounted present value of the estimated future cash flows. Fair values for nonperforming (i.e. collateral dependent) loans are based on the present value of estimated disposition proceeds. Discount rates represent prevailing, market participant rates for comparable asset classes with similar characteristics such as terms, duration, credit quality, and liquidity.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

•                  The carrying value for the FDIC indemnification asset and the due to FDIC is a reasonable estimate of fair value since minimal time has passed since the assets were recorded.

•                  The carrying value for accrued interest receivable and payable is a reasonable estimate of fair value.

•                  Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying amount. Fair value for certificate of deposit accounts are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

•                  Fair value for fixed rate debt is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar borrowings of comparable terms and credit quality.

Management uses its best judgment in estimating fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented. The estimated fair values of the Company’s financial instruments are as follows:

	September 30, 2011
	Carrying
	Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$528,052	$528,052
Investment securities available for sale	223,304	223,304
Non-marketable equity securities	7,086	7,086
Loans - covered	755,893	748,814
Loans - not covered	31,194	30,900
FDIC indemnification asset	178,244	178,244
Accrued interest receivable	2,407	2,407

Financial Liabilities:
Deposits	$1,481,032	$1,482,582
Due to FDIC	18,577	18,577
Accrued interest payable	2,627	2,627
FHLB Borrowings	16,034	16,043

22.               Subsequent Events

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all stockholders and other financial statement users or filed with the Securities and Exchange Commission.

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

In November 2011, the Company reached a definitive agreement with First Guaranty Bank and Trust Company of Jacksonville, Florida to purchase more than $200 million in assets and assume more than $200 million of deposits, including seven branches, the trust division, and approximately $96 million in performing loans. The transaction is expected to close during the first quarter of 2012 and is subject to customary closing conditions and regulatory approvals.

23.     Condensed Parent Company Financial Information

The following condensed financial information for CertusHoldings, Inc. (Parent Company only) should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Statement of Financial Condition

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$455	$45,704
Investment in subsidiaries	258,536	—
Other assets	2,115	—
Total assets	261,106	45,704
Liabilities and shareholders’ equity
Other liabilities	1,035	2,622
Total liabilities	1,035	2,622
Shareholders’ equity	260,071	43,082
Total liabilities and shareholders’ equity	$261,106	$45,704

Condensed Statement of Operations

(In thousands)

	Nine Months Ended September 30,
	2011	2010
Interest income	$2	$18
Undistributed equity from subsidiaries	61,981	—
Total income	61,983	18
Operating expenses	267	2,744
Income (loss) before income taxes	61,716	(2,726)
Income tax benefit	(2,065)	—
Net income (loss)	$63,781	$(2,726)

CERTUSHOLDINGS, INC.
AND SUBSIDIARIES
(formerly known as Blue Ridge Holdings, Inc.)	Notes to Consolidated Financial Statements - Unaudited, Continued

Condensed Statement of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$63,781	$(2,726)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Undistributed equity from subsidiaries	(61,981)	—
Change in other assets, net	(3,007)	—
Change in other liabilities, net	(1,245)	90
Other, net	6	—
Cash used in operating activities:	(2,446)	(2,636)
Cash Flows from Investing Activities
Payments for investments in and advances to subsidiaries	(193,515)	—
Payments for business combinations	(150)
Other, net	(55)	—
Cash used in investing activities	(193,720)	—
Cash Flows from Financing Activities
Net proceeds from issuance of common stock and warrants	150,917	49,587
Cash provided by financing activities	150,917	49,587
Net (decrease) increase in cash and cash equivalents	(45,249)	46,951
Cash and cash equivalents, beginning	45,704	—
Cash and cash equivalents, ending	$455	$46,951

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CertusHoldings, Inc. (formerly known as Blue Ridge Holdings, Inc.):

We have audited the accompanying statement of financial condition of CertusHoldings, Inc. (formerly known as Blue Ridge Holdings, Inc.) (the Company) as of December 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CertusHoldings, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Greenville, South Carolina
January 13, 2012

CERTUSHOLDINGS, INC.

(Formerly known as Blue Ridge Holdings, Inc.)

Statement of Financial Condition

(In Thousands, except share and per share data)

December 31, 2010

Assets
Cash and cash equivalents	$45,704
Total assets	$45,704
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$2,622
Total liabilities	2,622
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding	—
Common stock, Class A voting, $0.001 par value; 200,000,000 authorized; 2,170,127 shares issued and outstanding	2
Common stock, Class B non-voting, $0.001 par value; 200,000,000 authorized; 736,128 shares issued and outstanding	1
Additional paid in capital	48,381
Accumulated deficit	(5,302)
Total stockholders’ equity	43,082
Total liabilities and stockholders’ equity	$45,704

See accompanying notes to financial statements.

CERTUSHOLDINGS, INC.

(Formerly known as Blue Ridge Holdings, Inc.)

Statement of Operations

(In thousands, except per share data)

Year Ended
December 31, 2010

Interest income	$30
Expenses:
Salaries and employee benefits	948
Legal and professional	3,310
Occupancy	3
Other	888
Total expenses	5,149
Loss before income taxes	(5,119)
Income tax benefit	—
Net loss	$(5,119)

Basic and diluted net loss per share of Class A common stock	$(3.39)
Basic and diluted net loss per share of Class B common stock	$(3.39)
Weighted average common shares outstanding:
Basic and diluted, Class A	1,066
Basic and diluted, Class B	444

See accompanying notes to financial statements.

CERTUSHOLDINGS, INC.

(Formerly known as Blue Ridge Holdings, Inc.)

Statement of Changes in Stockholders’ Equity

(In thousands, except share data)

	Common Stock				Additional
	Class A		Class B		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2009	—	$—	—	$—	$—	$(183)	$(183)
Net loss	—	—	—	—	—	(5,119)	(5,119)
Common shares and warrants issued	1,769,022	2	736,128	1	48,384	—	48,387
Common shares repurchased	(150)	—	—	—	(3)	—	(3)
Restricted shares issued (unvested)	401,255	—	—	—	—	—	—
Balance at December 31, 2010	2,170,127	$2	736,128	$1	$48,381	$(5,302)	$43,082

See accompanying notes to financial statements.

CERTUSHOLDINGS, INC.

(Formerly known as Blue Ridge Holdings, Inc.)

Statement of Cash Flows

(In thousands)

Year Ended
December 31, 2010

Cash Flows used in Operating Activities
Net loss	$(5,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in accounts payable, net	2,439
Cash used in operating activities	(2,680)
Cash Flows from Financing Activities
Net proceeds from issuance of common stock and warrants	48,384
Cash provided by financing activities	48,384
Net increase in cash and cash equivalents	45,704
Cash and cash equivalents, beginning	—
Cash and cash equivalents, ending	$45,704

Cash payment for:
Interest	$—
Income taxes	$—

See accompanying notes to financial statements.

CERTUSHOLDINGS, INC.

(Formerly known as Blue Ridge Holdings, Inc.)

Notes to Financial Statements

1.                     Summary of Significant Accounting Policies

Organization — CertusHoldings, Inc. (the “Company,” formerly known as Blue Ridge Holdings, Inc.) was formed in November 2009, as a Delaware corporation, for the purpose of becoming a bank holding company and acquiring multiple failed bank asset and liability pools in the southeastern United States from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver. In October 2010, the Office of the Comptroller of the Currency (the “OCC”) granted preliminary approval to CertusBank, N.A. (the “Bank”) to receive a shelf charter to form a new national bank, to be a wholly owned subsidiary of the Company. The final charter was received in January 2011.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Business Segments - The Company reports all activities as one business segment.  In determining the appropriateness of segment definition, the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment is considered.

Estimates - In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and valuation and disclosures of contingent assets and liabilities. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Cash Equivalents - For the purpose of presentation in the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Share-Based Compensation - The Company grants share-based awards including stock options and restricted stock. Stock option grants are for a fixed number of Class A voting common shares and are issued to employees and directors at an exercise price which is not less than the fair value of a share of stock at the date of grant. The options vest over a time period stated in each option agreement and may be subject to other contingent performance vesting conditions, which require the related compensation expense to be recorded when such conditions become probable. The Company generally recognizes the associated expense related to stock options on a graded schedule over the requisite vesting period.

Restricted stock is granted for a fixed number of Class A voting common shares, the transferability of which is restricted until such shares become vested according to the terms in the award agreement. Restricted stock typically has multiple vesting qualifications whereby a set portion time-vest following the achievement of certain performance conditions. Contingent performance vesting conditions require the related compensation expense to be recorded when such conditions become probable. Some restricted stock agreements also contain market conditions whereby the remaining portion vest according to specified market conditions that are tied to the Company’s common stock

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

price. Expense is recognized over the expected vesting period based on the fair value of the restricted stock awards on the grant date.

The outstanding stock options carry a maximum contractual term of 10 years. The amortization of share-based compensation reflects any estimated forfeitures. The expense realized in subsequent periods may be adjusted to reflect the actual forfeitures realized. To the extent that any award is forfeited, terminated, expires, or lapses without being exercised, the shares of stock subject to such award not delivered as a result thereof shall again be available for awards under the Plan.

Warrants - The Company issued warrants to purchase shares of its Class B non-voting common stock to certain lead stockholders. The warrants are for a fixed number of shares and expire ten years from the date of issuance. If exercised, the Company must settle the warrants in its own stock.

Stockholders’ Equity - Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are not entitled to vote.

Holders of Class A and Class B common stock are entitled to receive dividends equally, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders equally. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Class A and Class B common stock is subordinate to preferred stock with respect to dividend rights and rights of liquidation, winding up or dissolution of the Company.

Class B common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B common stock into one share of Class A common stock. Class B common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B common stock in an amount that, after the conversion of such Class B common stock into Class A common stock, is (or represents) 2% or more of the Class A common stock; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer.

The Company has reserved 2,505,000 shares of Class A common stock for issuance pursuant to its equity incentive plan and 495,000 shares of Class B common stock for issuance upon exercise of warrants.

Income Taxes — Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates in the period of change. The Company establishes a valuation allowance when management believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company recognizes and measures income tax benefits based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized; and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized for a position in this model and the tax benefit claimed on a tax return is treated as an unrecognized tax benefit.

Earnings (Loss) Per Share of Common Stock — The Company computes earnings (loss) per share using the two-class method due to the fact that outstanding unvested restricted stock containing nonforfeitable rights to dividends are considered to be participating securities. Basic earnings (loss) per share are computed by dividing income (loss) allocated to common stockholders by the weighted average number of common shares outstanding during each period, excluding nonvested restricted stock. Diluted earnings (loss) per common share are computed by dividing income allocated to common stockholders by the weighted average common shares outstanding during the period, plus

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

amounts representing the dilutive effect of stock options outstanding, unvested restricted shares, warrants to issue common stock, or other contracts to issue common shares (“common stock equivalents”). Common stock equivalents are excluded from the computation of diluted earnings (loss) per common share in periods in which they have an anti-dilutive effect. The Company’s stock options and nonvested restricted shares are subject to certain performance conditions and as such are considered to be contingently issuable shares; these common stock equivalents will not be included in the calculation of diluted shares outstanding until the relevant performance conditions have been met.

2.       Income Taxes

Total income tax benefit for the year ended December 31, 2010 was allocated as follows (in thousands):

Current tax benefit:
Federal	$—
State	—
Total current tax benefit	—
Deferred tax benefit:
Federal	—
State	—
Total deferred tax benefit	—
Total income tax benefit	$—

A reconciliation of the expected income tax benefit at the statutory federal income tax rate to the Company’s actual income tax benefit for the year ended December 31, 2010, is as follows (in thousands):

Income tax benefit at federal statutory rate	$(1,740)
Change in valuation allowance	1,902
Other	(162)
Income tax benefit	$—

The tax effects of temporary differences that give rise to the deferred tax assets at December 31, 2010 are presented below:

Deferred tax assets
Capitalized start up costs	$1,747
Federal net operating loss	207
State net operating loss	19
1,973
Less valuation allowance	(1,973)
Net deferred tax assets	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, if any (including the impact of available carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. In making such judgments, significant weight is given to evidence that can be objectively verified. As of December 31, 2010 the Company had a deferred tax asset of approximately $2.0 million and had recorded a full valuation allowance. Although the Company generated net operating losses from its operations, no income tax benefits were recorded. In 2010, the recognition of income tax benefits and corresponding recognition of a deferred tax asset was not recorded since at that time the Company was in a development stage without any banking operation and it was unknown when Company’s future operations would allow the realization of such benefits.

As of December 31, 2010, the Company had federal and state net operating loss carryforwards, the tax effects of which were approximately $207,000 and $19,000, respectively, which begin to expire in 2030 and 2025, respectively.

The Company had no unrecognized tax benefits as of December 31, 2010. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense, although the Company had recorded no such expense in 2010. The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Tax returns for 2009 and 2010 are open to federal and state income tax examinations.

3.                     Related Party Transactions

During the year ended December 31, 2010, the Company received certain consulting and administrative services from Integrated Capital Strategies Holding, LLC (“ICS”). ICS is a limited liability corporation owned by certain members of executive management. The Company and ICS do not have equity interests in one another. During the year ended December 31, 2010, the Company recorded $1.8 million of expense for services provided by ICS, of which $1.6 million was included in legal and professional expense and $172,000 was included in other expense in the statement of operations. As of December 31, 2010, the Company had a payable outstanding of $620,000 to ICS included in accounts payable on the statement of condition.

During the year ended December 31, 2010, under an expense reimbursement agreement, the Company repaid ICS $370,000 for services performed and funds advanced for certain expenses on behalf of the Company during the years ended 2009 and 2010. Of this amount, $187,000 was related to 2010 expenses and was included in the $1.6 million legal and professional expense mentioned above. In addition, under the expense reimbursement agreement, the Company agreed to pay ICS an additional $200,000 for services performed and funds advanced for certain expenses on behalf of the Company during the years ended 2009 and 2010 when and if the Company completes its second stock offering. No consulting expense had been recorded by the Company as of and for the year ended December 31, 2010 related to the remaining $200,000 under the expense reimbursement agreement as the Company had not completed its second stock offering by December 31, 2010.

4.                     Share-based Compensation

The Company has issued share-based compensation under the Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan (the “Plan”). The Plan provides the compensation committee of the board of directors of the Company the authority to grant, from time to time, awards of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, or stock bonuses to eligible

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

persons. The maximum number of shares of Class A voting common stock which may be granted under the Plan is 2,505,000 shares. The compensation committee sets the option price at the time of grant but in no case is the exercise price less than the fair market value of a share of stock at the date of grant. The Company has a policy of issuing new shares to satisfy stock option exercises.

The compensation expense associated with the awarded stock options was measured using a Black-Scholes option pricing model. The compensation expense associated with the restricted stock was valued using a Monte Carlo Simulation with 25,000 simulation paths to assess the expected percentage of vested shares. A Geometric Brownian Motion was used for simulating the equity prices for a period of 20 years. The derived term of the restricted stock was 4.1 years.

Below are the weighted average assumptions used in the Black-Scholes option pricing model and the Monte Carlo Simulation to determine fair value of the Company’s stock options and restricted stock granted in 2010:

	Black-Scholes	Monte Carlo
Risk-free interest rate	2.80%	4.08%
Expected volatility	40.00%	40.00%
Expected term (years)	7	n/a
Dividend yield	0.00%	0.00%

The Company’s shares are not yet publicly traded and have limited private trading; therefore, expected volatility was estimated based on the historical volatility, for a period commensurate with the expected term of the options, of six comparable companies with publicly traded shares. The risk-free rate for the expected term of the option was based on the U.S. Treasury yield curve at the date of grant. The expected term was estimated based upon the contractual term of the options. No forfeitures were assumed in the expected term assumption and the dividend yield was assumed to be zero.

The following table summarizes option activity for the year ended December 31, 2010:

Weighted Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Options	Exercise Price	Term in Years	Value
Outstanding at January 1, 2010	—	$—
Granted	939,600	20.00
Forfeited	—	—
Exercised	—	—
Outstanding at December 31, 2010	939,600	20.00	9.41	$—
Options fully vested and exercisable at December 31, 2010	—	—
Options expected to vest	939,600	20.00	9.41	$—

Options granted during 2010 had a weighted average grant date fair value of $9.24. At December 31, 2010, there was $8.7 million of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The compensation cost is expected to be recognized over a weighted average period of 3.0 years. In addition to service conditions, stock options granted during 2010 were subject to

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

certain contingent performance conditions, including achievement of a listing date, certain safety and soundness targets, and the issuance of 25.1 million common shares. No stock option expense was recognized during 2010 due to the fact that certain of these contingent performance conditions specified in the grants were not considered probable of achievement at December 31, 2010.

Restricted stock may be issued under the Plan as described above. Shares of restricted stock are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period, the holder is entitled to full voting rights. In addition to service conditions, shares of restricted stock granted in 2010 were subject to certain contingent market and performance conditions, including a market condition requiring achievement of a specified share price for twenty consecutive trading days, and performance conditions requiring achievement of a listing date, certain safety and soundness targets, and the issuance of 25.1 million common shares. Compensation expense for the restricted stock is recognized over the derived service period based on the fair value of the awards on the grant date.

A summary of activity in the Company’s restricted stock for 2010 is as follows:

		Weighted Average
		Grant Date
	Shares	Fair Value
Unvested at January 1, 2010	—	$—
Granted	401,255	19.36
Forfeited	—	—
Unvested at December 31, 2010	401,255	$19.36

As of December 31, 2010, there was $7.8 million of total unrecognized compensation cost related to non-vested restricted stock granted under the Plan. The compensation cost is expected to be recognized over a weighted average period of 3.5 years. No compensation expense related to restricted stock was recognized during 2010 due to the fact that certain contingent performance conditions specified in the grants were not considered probable of achievement at December 31, 2010.

5.                     Warrants

As of December 31, 2010, the Company had issued warrants to purchase 49,500 shares of the Company’s Class B non-voting common stock. The warrants were granted to several of the Company’s largest stockholders in connection with the agreement by those stockholders to be bound by the FDIC Policy Statement on Qualifications for Failed Bank Acquisitions. Each warrant has an exercise price of $20 per share. The term of the warrants is for 10 years with an expiration date of May 26, 2020. The warrants are exercisable after the closing of the Company’s first Bank Acquisition.

6.                     Loss Per Share

Stock options, restricted stock, and warrants are potentially dilutive securities. Warrants were not included in the calculation of diluted shares outstanding for 2010 because to do so would have been anti-dilutive. The Company’s unvested stock options and unvested restricted stock are subject to certain performance conditions and as such are considered to be contingently issuable shares; therefore, these common stock equivalents were not included in the calculation of diluted shares outstanding for 2010 because the relevant performance conditions had not been met as of December 31, 2010. As a result, the weighted

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

average number of shares used to compute basic and diluted earnings per share was the same at December 31, 2010. The Company had 939,600 unvested stock options and 401,255 unvested restricted shares outstanding as of December 31, 2010. Additionally, warrants to purchase 49,500 shares of the Company’s common stock were outstanding as of December 31, 2010.

Subsequent to December 31, 2010, in May 2011, the Company issued 3.7 million Class A common shares and 4.7 million Class B common shares. In addition, the Company issued 72,420 shares of unvested restricted stock, 170,430 stock options, and warrants to purchase 224,364 shares of common stock in 2011.

7.                     Commitments and Contingencies

In 2010, the Company entered into employment agreements with certain of its executive officers. Each employment agreement establishes the duties, responsibilities, and compensation of the position and provides the executive with a guaranteed minimum salary, bonus incentives, and benefits. Each agreement has an initial term of five years with automatic one-year renewals and contains provisions for payments upon termination in certain circumstances.

8.                     Subsequent Events

On January 21, 2011, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of CommunitySouth Bank and Trust (“CSBT”) from the FDIC, as receiver. Prior to acquisition, CSBT operated six branches primarily within the Easley, South Carolina area. Including the effects of purchase accounting adjustments, the Bank purchased assets of $339.4 million and assumed deposits and liabilities of $355.6 million in connection with the acquisition of CSBT. The major categories of assets and liabilities acquired included $46.5 million of cash, $76.8 million of securities, $184.2 million of loans, an $18.1 million indemnification asset, and $321.8 million of deposits. The settlement amount received from the FDIC at close was $20.7 million. In addition, the Bank recorded a bargain purchase gain of approximately $4 million. The fair values disclosed are preliminary, and are subject to refinement for a period not to exceed one year after the closing date of the acquisition as information relative to closing date fair values becomes available. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included a loss sharing agreement regarding future losses incurred on certain acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreement, the FDIC will reimburse the Bank for 69 percent of net losses incurred on the covered assets. The term for loss sharing is five years with respect to losses and eight years with respect to loss recoveries. The Bank did not enter into a loss share agreement with respect to CSBT’s single family residential mortgage loans.

On May 20, 2011, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of Atlantic Southern Bank (“ASB”) from the FDIC, as receiver. Prior to acquisition, ASB operated 16 branches primarily within the Macon, Georgia area. Including the effects of purchase accounting adjustments, the Company purchased assets of $588.8 million and assumed deposits and liabilities of $613.5 million in connection with the acquisition of ASB. The major categories of assets and liabilities acquired included $58.8 million of cash, $21.7 million of securities, $342.1 million of loans, an $111.3 million indemnification asset, and $577.2 million of deposits.  The settlement amount received from the FDIC at close was approximately $94 million. In addition, the Bank recorded a bargain purchase gain of approximately $69 million. The fair values disclosed are preliminary, and are subject to refinement for a period not to exceed one year after the closing date of the acquisition as information

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

relative to closing date fair values becomes available. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on certain acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 78 percent of net losses incurred on the covered assets up to $157.7 million, 30 percent of losses incurred exceeding $157.7 million and up to $241.2 million, and 78 percent of net losses exceeding $241.2 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries.

Also on May 20, 2011, in a transaction linked to the aforementioned ASB acquisition, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of First Georgia Banking Company (“FGBC”) from the FDIC, as receiver. Prior to acquisition, FGBC operated 10 branches primarily within the Franklin, Georgia area. Including the effects of purchase accounting adjustments, the Company purchased assets of $578.8 million and assumed deposits and liabilities of $684.5 million in connection with the acquisition of FGBC. The major categories of assets and liabilities acquired included $99.2 million of cash, $56.8 million of securities, $333.0 million of loans, a $54.2 million indemnification asset, and $657.8 million of deposits. The settlement amount received from the FDIC at close was $136.0 million. In addition, the Bank recorded a bargain purchase gain of approximately $30 million. The fair values disclosed are preliminary, and are subject to refinement for a period not to exceed one year after the closing date of the acquisition as information relative to closing date fair values becomes available. The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on certain acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 78 percent of net losses incurred on the covered assets up to $99.1 million and those exceeding $137.3 million. Losses incurred exceeding $99.1 million and up to $137.3 million are not reimbursable. The term for loss sharing on residential real estate loans is 10 years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to loss recoveries.

The purchase accounting adjustments and the loss sharing agreements with the FDIC will significantly impact the effects of the acquired entities on the ongoing operations of the Company. The majority of acquired loans are accounted for under Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and as such the interest recognition model for those loans is based on the accretion of the difference between the carrying value of the loans and the expected cash flows of the loans. This model is completely different from the interest recognition model that was used by the acquired entities prior to acquisition. In order to estimate accretion based on the interest recognition model under ASC Topic 310-30 prior to acquisition, the Company would have to make significant estimates and assumptions which would involve a high degree of judgment and complexity about the fair values and expected cash flows of acquired loans prior to acquisition. The troubled nature of the acquired banks prior to acquisition, along with the pervasiveness of the federal assistance in the transactions further complicates any pro forma analysis. For these reasons, management has determined that supplemental pro forma disclosure of revenue and earnings is impracticable.

In September 2011, the Company acquired Sage Southeastern Securities, Inc., a registered broker-dealer. In connection with the acquisition, the Company acquired $237,000 of assets and assumed $143,000 of liabilities. The fair value of consideration paid exceeded the fair value of the identifiable assets and

CERTUSHOLDINGS, INC.
(Formerly known as Blue Ridge Holdings, Inc.)	Notes to Financial Statements, Continued

liabilities acquired and resulted in the establishment of goodwill in the amount of $600,000. The fair values of assets acquired and liabilities assumed, as well as the amount allocated to goodwill, are preliminary and subject to refinement for a period not to exceed one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

In November 2011, the Company reached a definitive agreement with First Guaranty Bank and Trust Company of Jacksonville, Florida to purchase more than $200 million in assets and assume more than $200 million in deposits, including seven branches, the trust division, and approximately $96 million in performing loans. The transaction is expected to close during the first quarter of 2012 and is subject to customary closing conditions and regulatory approvals.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with this offering.  All amounts, except the SEC registration fee, are estimates.

Amount to be Paid
SEC Registration Fee		$25,622.00
*Legal fees and expenses	$
*Accounting fees and expenses	$
*Printing fees and expenses	$
*Blue sky qualification fees and expenses	$
*Transfer agent and registrar fees and expenses	$
*Miscellaneous	$
*TOTAL	$

*  To be provided by subsequent amendment

Item 14.  Indemnification of Directors and Executive Officers

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.  Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we are required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation provided that we must indemnify our directors and officers to the fullest extent authorized by law.  We are also expressly required to advance certain expenses to our directors and officers and may carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.  We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities:

On May 25, 2010 in connection with our initial capitalization, we issued 150 shares of our Class A common stock to members of our executive management for $3,000.  These shares were subsequently cancelled on May 28, 2010.

On May 27, 2010, we issued 1,768,872 shares of our Class A common stock, 736,128 shares of our Class B common stock and warrants to purchase 49,500 shares of our Class B common stock to private investors for consideration of approximately $50.1 million in cash.  On May 20, 2011, we issued 3,651,598 shares of our Class A common stock, 4,748,397 shares of our Class B common stock and warrants to purchase 224,364 shares of our Class B common stock to private investors for consideration of approximately $168.0 million in cash.  Prior to the May 2011 closing, certain lead investors converted 47,475 shares of Class B common stock to Class A common stock to comply with regulatory requirements.  The net proceeds of these offerings were used to fund our acquisitions to date and for general corporate purposes and we continue to hold the remaining proceeds (after deduction for the Company’s operating expenses) in cash and cash equivalents.

The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, including the safe harbors established in Rules 144A and Regulation D, for transactions by an issuer not involving a public offering.  We did not offer or sell the securities by any form of general solicitation or general advertising, informed the purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to the purchaser, whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities.

As of December 31, 2011, we have granted certain of our employees and directors options to purchase an aggregate of 1,100,030 shares of our Class A common stock and awarded 473,675 shares of Class A restricted stock under our Equity Incentive Plan.  These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated thereunder inasmuch as they were offered and sold under written compensatory benefit plans and otherwise in compliance with the provisions of Rule 701.

Item 16.  Exhibits and Financial Statement Schedules

(a)            Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)           Financial Statement Schedules: None.

Item 17.  Undertakings

(A)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)        To reflect in the prospectus any fact or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of January, 2012.

CERTUSHOLDINGS, INC.

By:	/s/ Milton H. Jones Jr.
Milton H. Jones Jr.
Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Milton H. Jones Jr. and R. Hampton Painter III, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Milton H. Jones Jr.	Chairman, Chief Executive Officer, President	January 13, 2012
Milton H. Jones Jr.	and Director (Principal Executive Officer)

/s/ R. Hampton Painter III	Chief Financial Officer	January 13, 2012
R. Hampton Painter III	(Principal Financial Officer and Principal Accounting Officer)

/s/ J. Veronica Biggins	Director	January 13, 2012
J. Veronica Biggins

/s/ Robert J. Brown	Director	January 13, 2012
Robert J. Brown

/s/ Walter L. Davis	Vice Chairman, Chief Credit Officer and Director	January 13, 2012
Walter L. Davis

/s/ Hildy J. Teegen	Director	January 13, 2012
Hildy J. Teegen

/s/ Charles M. Williams	Vice Chairman, Chief Operating Officer and	January 13, 2012
Charles M. Williams	Director

/s/ Robert L. Wright	Director	January 13, 2012
Robert L. Wright

EXHIBIT INDEX

Exhibit Number	Description

2.1

Purchase and Assumption Agreement, dated as of January 21, 2011, among the Federal Deposit Insurance Corporation, Receiver of CommunitySouth Bank & Trust, Easley, South Carolina, the Federal Deposit Insurance Corporation and CertusBank, N.A. (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

2.2

Purchase and Assumption Agreement, dated as of May 20, 2011, among the Federal Deposit Insurance Corporation, Receiver of First Georgia Banking Company, Franklin, Georgia, the Federal Deposit Insurance Corporation and CertusBank, N.A. (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

2.3

Purchase and Assumption Agreement, dated as of May 20, 2011, among the Federal Deposit Insurance Corporation, Receiver of Atlantic Southern Bank, Macon, Georgia, the Federal Deposit Insurance Corporation and CertusBank, N.A. (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

3.1	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Blue Ridge Holdings, Inc.*

3.2	Second Amended and Restated Certificate of Incorporation of Blue Ridge Holdings, Inc.*

3.3	Amended and Restated Bylaws of Blue Ridge Holdings, Inc.*

3.4	Amendment to Amended and Restated Bylaws of Blue Ridge Holdings, Inc.*

4.1	Specimen Class A common stock certificate*

4.2	Specimen Class B common stock certificate*

4.3	Specimen Warrant certificate*

4.4	Registration Rights Agreement dated as of March 27, 2010*

4.5	First Amendment to Registration Rights Agreement dated as of April 12, 2011*

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP*

10.1	Amended and Restated Executive Employment Agreement, dated as of February 22, 2011, between Blue Ridge Holdings, Inc. and Milton H. Jones Jr.*

10.2	Amended and Restated Executive Employment Agreement, dated as of February 22, 2011, between Blue Ridge Holdings, Inc. and Charles M. Williams*

10.3	Amended and Restated Executive Employment Agreement, dated as of February 22, 2011, between Blue Ridge Holdings, Inc. and Walter L. Davis*

10.4	Amended and Restated Executive Employment Agreement, dated as of February 22, 2011, between Blue Ridge Holdings, Inc. and K. Angela Webb*

10.5	Executive Employment Agreement, dated as of April 12, 2011, between Blue Ridge Holdings, Inc. and R. Hampton Painter, III*

10.6	Second Amended and Restated CertusHoldings, Inc. 2010 Equity Incentive Plan*

10.7	Second Amended and Restated Stock Award Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Milton H Jones Jr.*

10.8	Second Amended and Restated Stock Award Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Charles M. Williams*

10.9	Second Amended and Restated Stock Award Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Walter L. Davis*

10.10	Second Amended and Restated Stock Award Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and K. Angela Webb*

10.11	Stock Award Agreement, dated as of April 26, 2011, between Blue Ridge Holdings, Inc. and R. Hampton Painter, III*

10.12	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Milton H Jones Jr.*

10.13	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Milton H Jones Jr.*

10.14	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Charles M. Williams*

10.15	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Charles M. Williams*

10.16	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Walter L. Davis*

10.17	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and Walter L. Davis*

10.18	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and K. Angela Webb*

10.19	Second Amended and Restated Stock Option Agreement, dated as of April 25, 2011, between Blue Ridge Holdings, Inc. and K. Angela Webb*

10.20	Stock Option Agreement, dated as of April 26, 2011, between Blue Ridge Holdings, Inc. and R. Hampton Painter, III*

10.21	Stock Option Agreement, dated as of April 26, 2011, between Blue Ridge Holdings, Inc. and R. Hampton Painter, III*

10.22	Stock Purchase Agreement dated May 25, 2010*

10.23	First Amendment to Stock Purchase Agreement dated June 14, 2010*

10.24	Second Amendment to Stock Purchase Agreement dated April 12, 2011*

21.1	Subsidiaries of CertusHoldings, Inc.*

23.1	Consent of KPMG LLP

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)

*      To be filed by amendment

†      Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.